Filed Pursuant to Rule 424(b)(3)
Registration No. 333-249786

PROSPECTUS SUPPLEMENT NO. 18
(to Prospectus dated December 3, 2020)

Up to 24,988,338 Shares of Class A Common Stock
Up to 7,745,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement updates and supplements the prospectus dated December 3, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-249786). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Annual Report on Form 10-K for the period ended December 31, 2021, filed with the Securities and Exchange Commission on March 16, 2022 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2022

As filed with the Securities and Exchange Commission on March 16, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2021
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _______ to _______

Commission file number: 001-38839

Shift Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-5325852
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

290 Division Street, Suite 400, San Francisco, California 94103-4893 (Address of principal executive offices)

Registrant's telephone number, including area code: (855) 575-6739
Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Exchange Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☒ No ☐
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes ☐ No ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The aggregate market value of the registrant's common stock held by non-affiliates of the registrant (without admitting that any person whose shares are not included in such calculation is an affiliate), computed by reference to the price at which the common stock was last sold on June 30, 2021, the last business day of the registrant’s most recently completed second fiscal quarter, was $555,669,449.

As of March 14, 2022 the registrant had 82,945,120 shares of common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive proxy statement relating to its annual meeting of stockholders to be held in 2022 (the “2022 Annual Meeting”), to be filed with the Securities and Exchange Commission (the “SEC”) within 120 days after the end of the fiscal year to which this Annual Report on Form 10-K relates, are incorporated herein by reference where indicated. Except with respect to information specifically incorporated by reference in this Annual Report on Form 10-K, such proxy statement is not deemed to be filed as part hereof.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this Annual Report on Form 10-K that reflect our current views with respect to future events and financial performance, business strategies, and expectations for our business constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “will,” “approximately,” “shall”, the negative of any of these and any similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Annual Report that reflect our current views with respect to future events and financial performance, business strategies, and expectations for our business constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “will,” “approximately,” “shall”, the negative of any of these and any similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Some factors that could cause actual results to differ include, but are not limited to:

•general business and economic conditions and risks related to the larger automotive ecosystem;

•competition, and the ability of the Company to grow and manage growth profitably;

•our history of losses and ability to achieve or maintain profitability in the future;

•our ability to sustain our current rate of growth;

•our ability to establish our software as a platform to be used by automotive dealers;

•risks relating to our inspection, reconditioning and storage hubs;

•impacts of COVID-19 and other pandemics;

•our reliance on third-party carriers for transportation:

•our current geographic concentration where we provide reconditioning services and store inventory;

•cyber-attacks or other privacy or data security incidents;

•the impact of copycat websites;

•failure to adequately protect our intellectual property, technology and confidential information;

•our reliance on third-party service providers to provide financing;

•the impact of federal and state laws related to financial services on our third-party service providers;

•the impact of federal, state and local laws on our ability to obtain and maintain necessary dealer and financing licenses in the states in which we do business;

•our ability to timely secure and maintain cost effective real estate locations in connection with the expansion of our business;

•risks that impact the quality of our customer experience, our reputation, or our brand;

•changes and ambiguity in the prices of new and used vehicles;

•our ability to correctly appraise and price vehicles;

•access to desirable vehicle inventory;

•our ability to expeditiously sell inventory;

•our ability to expand product offerings;

•changes in applicable laws and regulations and our ability to comply with applicable laws and regulations;

•access to additional debt and equity capital;

•changes in technology and consumer acceptance of such changes;

•our reliance on internet search engines, vehicle listing sites and social networking sites to help drive traffic to our website;

•any restrictions on the sending of emails or messages or an inability to timely deliver such communications;

•seasonal and other fluctuations in our quarterly results of operations;

•competition in the markets in which we operate;

•changes in the auto industry and conditions affecting automotive manufacturers;

•natural disasters, adverse weather events and other catastrophic events;

•our dependence on key personnel;

•our ability to rapidly hire and retain qualified personnel necessary to grow our business as anticipated;

•increases in labor costs;

•our reliance on third-party technology and information systems;

•our use of open-source software;

•claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers;

•significant disruptions in service on our platform;

•impairment charges;

•changes in interest rates;

•volatility in the price of our common stock;

•issuances of our common stock and future sales of our common stock;

•our ability to establish and maintain effective internal control over financial reporting; and

•other economic, business and/or competitive factors, risks and uncertainties, including those described in “Item 1A. Risk Factors.”

We do not undertake, and expressly disclaim, any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this filing.

Part I
Item 1. Business

Overview

Shift is a leading end-to-end ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience.
Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, technology-driven solutions throughout the car ownership lifecycle:
•finding the right car,
•having a test drive brought to you before buying the car,
•a seamless digitally-driven purchase transaction including financing and vehicle protection products,
•an efficient, fully-digital trade-in/sale transaction,
•and a vision to provide high-value support services during car ownership.
Each of these steps is powered by Shift’s software solutions, mobile transactions platform, and scalable logistics, combined with the Company’s centralized inspection, reconditioning and storage centers, called hubs.

Shift’s vision is to provide a comprehensive experience for car owners, driven by technology at every step of the consumer lifecycle. Our continued investments in our research and discovery functionality create a platform that draws customers to engage with the Shift website and provide a seamless search experience.
There are three ways to purchase a car from Shift:
•On-demand test drive: Shift conveniently brings the customer's desired car to the customer’s desired location for a no-obligation, contactless test drive, usually at their home or work. If the customer chooses to purchase the vehicle, a Shift concierge staff can process the transaction on-the-spot via a mobile app.
•Buy online: Customers can buy a car sight-unseen without a test drive and have it delivered to their home quickly with the same seven-day return policy as is offered on cars bought in person.

•Hub test drive: Customers may come to one of Shift’s hub locations to see and test drive multiple cars. When they arrive, customers can scan a QR code on each car to immediately view all relevant details, including ownership & service history, inspection reports, vehicle history reports, and most importantly, dynamic pricing and market price comparisons. This immediate access to all relevant information — without having to rely on a salesman — puts customers in control.

Launched in 20141, Shift operates nine vehicle inventory inspection, reconditioning and storage centers, with six spanning the West Coast from San Diego to Seattle and three new facilities in Austin, San Antonio and Dallas, Texas launched in 2021. The Company is also acquiring inventory in the Houston and Las Vegas markets. Once fully launched, each region is supported by one hub location that acts as the central point for inspection, reconditioning and vehicle storage that also enables customers to browse inventory onsite. By targeting urban, densely populated markets, Shift has used direct-to-consumer digital marketing and a responsive ecommerce sales approach to grow its market penetration. With hub locations in only four states, Shift has significant runway for continued geographic expansion.
Shift’s differentiated strategy offers a wide variety of vehicles across the entire spectrum of model, price, age, and mileage to provide the right car for buyers regardless of interest, need, budget, or credit. Shift offers a fully omni-channel fulfillment model, led by Shift’s patented system for managing on-demand test drives brought to customers at their preferred location, such as their home.
Regardless of the approach chosen by the customer, they will be supported by friendly Shift Concierge and Advisor team members. For all ecommerce buyers, Shift offers a full suite of options to consumers to finance and protect their vehicle through our mobile point-of-sale solution. Through our platform, we connect customers to various lending partners for a completely digital end-to-end process for financing and service products. A customer can also complete a short online prequalification form and immediately see a filtered view of cars that meet their budget based on the financing options for which they are likely to be able to qualify. Customers can also get approved for financing before they even test drive a car, making it much more likely that the customer will purchase a car from us.
Shift focuses on unit economics driven by direct vehicle acquisition channels, optimized inventory mix and ancillary product offerings, combined with streamlined inventory onboarding, controlled fulfillment costs, and centralized software. For the year ended December 31, 2021, Shift sourced 94% of its inventory from consumer-sellers and partners driving improved margins and customer acquisition cost. Our data-driven vehicle evaluations help ensure acquisition of the right inventory at the right price to reduce days to sale. We believe that a differentiated ability to purchase vehicles directly from consumer-sellers as compared to our competitors, who purchase a higher percentage through the wholesale market, provides Shift access to a deeper pool of scarce, highly desirable inventory.
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1Incorporated December 9, 2013 in the state of Delaware

Sellers are able to go to Shift.com, submit information on their car, and get a quote instantly. Shift uses a proprietary algorithm for pricing that utilizes current market information about market conditions, demand and supply, and car option data, among other factors. Using proprietary pricing and Shift-built mobile diagnostic tools, Shift provides an immediate quote for a customer’s trade-in vehicle, and will schedule an on-demand evaluation at the customer’s location by a member of Shift’s concierge staff. Shift provides selling customers with information on market rates and, when a customer is ready to sell their car, we can digitally initiate e-contracting and an ACH transfer and conveniently take the car on the seller’s behalf so the seller doesn’t even have to leave his or her home to sell their car.
Over time, we intend to expand our machine learning-enabled recommendation engine to better help customers find the cars best suited to them. Customer response to the Shift experience is extremely positive, resulting in a 70 Net Promoter Score (“NPS”) in 2020, an order of magnitude higher score than traditional auto retailers. These positive experiences are expected to allow Shift to serve customers over the entire lifecycle of vehicle ownership and retain customers for repeat sales and purchases. By continuing to invest in services that benefit the customer throughout the ownership phase of the lifecycle (for example, vehicle maintenance plans), we will continue to establish a long-term customer base that will return for future transactions.
Technology Platform

We provide a superior consumer experience that is powered by technology throughout. By using technology, we can enable a Shift Concierge with limited exposure to the used auto market to perform as well as or better than used auto professionals with decades of experience at traditional retailers while creating a better customer experience. Machine learning helps to optimize customer conversion by helping the customer find the right vehicle at the right price with the right financing and service options. With only basic information, we work to predict which cars will be most appealing and what financing options will be available for a customer. If a customer pre-qualifies for financing, conversion rates dramatically improve.

Approximately 97% of consumer auto purchases involve online research. These consumers have historically been forced to go offline to purchase a car because there are so few options for completing a car purchase online. Our technology allows a consumer to complete the car buying process that they begin by shopping online without having to set foot in a dealership. Our technology platform enables a fully mobile digital transaction experience:
•from at-home car searching
•to scheduling an on-demand test drive with the push of a button;
•to purchasing at home or at the preferred site of a test drive; and
•with the financing and services products expected from an industry-leading experience.

This provides a convenient, no-haggle, and streamlined transaction that customers enjoy and trust.

Likewise, the Shift technology platform for selling a car provides a seamless consumer experience. Customers go online, enter in information about their car, and get an instant online quote. The machine learning-driven acquisition engine predicts the price we will pay for the vehicle, the price at which we can resell the vehicle, the level of reconditioning required to determine impact on margin and operations, and the likelihood that consumers will purchase ancillary products in connection with the sale of the vehicle. Upon completion, a member of the Shift concierge staff comes to the customer’s house, conducts a transaction in person, including an electronic transfer of the funds paid to the seller of the car, and then takes away the vehicle.

Our operations are fully powered by technology throughout all stages of the selling and buying processes. A proprietary app empowers Shift concierges to conduct evaluations, accept payment, and execute transactions onsite and in real time electronically. The Shift app empowers mechanics by displaying a step-by-step guide for inspection and reconditioning, while tracking this data in a cloud database for real-time analytics and decision engine processing to provide optimized reconditioning standards.

Our technology suite is critical to our scalability as it allows us to accelerate employee development and decreases required training time, while providing a communication channel to interact with the customer and also providing a responsive and enjoyable customer experience. It is also the first mobile point of sale for the used car marketplace and it allows a customer to complete real-time applications for loan and service contracts, and as a result, receive the instant results needed to complete e-contracting and transfer payment.

Industry and Market Opportunity

The U.S. used automotive market is massive, fragmented, and ripe for disruption as consumers remain dissatisfied with the traditional purchase experience and overall consumer preferences increasingly are shifting to online transactions.

•Massive market: According to the Edmunds Used Vehicle Report 2019, in 2019 the U.S. used automotive market generated $841 billion in sales from over 40 million vehicle purchases.

•Highly fragmented: Market share in the U.S. is extremely fragmented with the largest 100 dealer groups representing only 6% of used auto unit sales according to Automotive News. According to the Manheim 2018 Used Car Market Report & Outlook, the peer-to-peer market represents 50% of used auto sales.

U.S. Used Vehicle Unit Sales

•Ripe for disruption: The used car buying process suffers from poor overall consumer experience — highlighted by low NPS2 scores throughout the used auto retail industry — which is attributable to opaque pricing, high pressure sales tactics, inventory of questionable and widely varying quality, and a generally arduous and lengthy sales process. Additionally, brick-and-mortar retailers are plagued by elevated overhead costs and capital expenditures that must be passed on to the customer. The peer-to-peer market has even greater challenges for consumers including lack of transparency including the possibility of fraud, logistical challenges, limited or no ability to test drive or return vehicles, lack of financing or warranty options, and perception of dishonesty and aggressive tactics in the sales process.

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2Customer Guru: Auto Retailer NPS of 9 calculated as average NPS of Rush Enterprises, Avis, Sonic Automotive, CarMax, Asbury Automotive Group, Penske Automotive Group, AutoNation and Group 1 Automotive.

•Limited ecommerce penetration: The used automotive market remains among the least penetrated ecommerce markets in the U.S. with the three largest players (Shift, Carvana, and Vroom) capturing less than 1% of all sales in 2019 according to the 2019 Automotive Ecommerce Report from Digital Commerce 360. There is significant opportunity for increased penetration as that report noted 49% of consumers reported a willingness to purchase a vehicle online.

U.S. ecommerce Penetration % by Industry3

•COVID-19 pandemic: Although the ultimate impacts of COVID-19 remain uncertain and consumer demand for autos may be impacted in a recessionary environment, a recent survey published by Capgemini found that 46% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future. Additionally, the pandemic is accelerating trends of online shopping more broadly as consumers seek to avoid physical retail locations.

We are focused on the largest segment of the used car market, which comprises inventory between 3 and 10 years of age — a category that makes up approximately 84% of all used vehicle transactions based on a 2019 NIADA report. We believe this makes us well positioned to take market share from legacy auto retailers as its inventory is most heavily concentrated in the deepest pool of demand in the used auto market. In mid-2019, to address a perceived need in the lower price point market, we classified our inventory into two categories, Shift Value and Shift Certified. Shift Value inventory is made up of cars that are over 8 years old or have more than 80,000 miles. Shift Certified inventory consists of vehicles less than 8 years old with less than 80,000 miles. While all vehicles are subjected to the same 150+ point inspection and our high mechanical and safety standards, this segmentation allows us to focus sales and marketing strategies, as well as optimize cosmetic reconditioning costs, for cars with a lower overall purchase price. Consumers seeking Shift Value vehicles are generally less concerned with cosmetic deficiencies; therefore, we have focused our reconditioning on these vehicles to safety and longevity issues, passing on savings to customers while also increasing profitability. This strategy allows us to effectively sell selected older and higher-mileage inventory.

Used Car Industry Sales by Age of Car

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3Based on a 2018 survey by UBS Evidence Lab

Providing test drives is critical to optimizing customer conversion for Shift Value cars which customers typically prefer to test drive as compared to newer vehicles where it is less critical. In-house reconditioning provides better control of timing and greater efficiency, especially amongst Shift Value vehicles, and provides the ability to customize standards by distinct categories. Test drive-led omni-channel sales allow customers to experience the individual used car prior to purchase, which can be particularly important to customers for older used vehicles. Customer service is led by Shift Concierges that focus on providing an enjoyable experience as well as a centralized, inside Shift Advisor team powered by data to identify customer propensity to purchase and tailor the customer experience. Combined with unique customer-sourced inventory acquired through proprietary software, this creates a compelling business model that is designed to scale efficiently and difficult to replicate.
As the U.S. used automotive market follows other industries in moving consumer transactions online and away from traditional brick-and-mortar retail, mobile ecommerce represents an even higher growth opportunity than broader ecommerce. Consumer preferences increasingly demand the convenience of on-demand and at-home personalized experiences. These tailwinds present a compelling opportunity as we provide a test drive-led omni-channel platform and an end-to-end mobile-first ecommerce experience that leverages data to predict preferences and suggest our deeper inventory of scarce consumer sourced vehicles, with such tailored service to consumers facilitated by our knowledgeable team of concierges.

We have a highly efficient capital-light business model that provides service to a much broader geographic area as compared to traditional retailers. We have a repeatable playbook for expansion to new urban markets. We have demonstrated the effectiveness of our new market entry process, led by our technology suite, which replicates across markets and brings on staff rapidly through the simplicity and effectiveness of our software tools.

We continue to drive penetration in existing markets. Expanding share in existing markets represents a massive opportunity for growth in itself and, coupled with new market expansion, poises us for significant revenue expansion.

We source the most desirable cars by acquiring unique and scarce inventory directly from consumers and from third-party partners.

•Consumers: We source the majority of our cars directly from consumers utilizing proprietary software, which predicts real-time market-based demand and establishes a profitable market clearing price for vehicles.

•Third-Party: Acquiring cars from consumer facing partners and fleet operators provides additional scarce inventory to efficiently supplement growth while maintaining high-quality inventory.

Competition

The used vehicle market in the United States is highly fragmented, with over 42,000 dealers nationwide as well as a large number of transactions occurring in the peer-to-peer market. Competitors in the used vehicle market include:

•traditional new and used car dealerships;
•the peer-to-peer market, utilizing sites such as Facebook, Craigslist, OfferUp, eBay Motors and Nextdoor;
•used car ecommerce businesses or online platforms, mainly Carvana and Vroom; and
•sales by rental car companies directly to consumers of used vehicles which were previously utilized in rental fleets, such as Hertz Car Sales and Enterprise Car Sales.

Our primary competitors, traditional brick-and-mortar used auto dealers, are operating under an outdated business model, which relies on a lack of transparency, high pressure sales tactics, limited inventory, and scarce physical locations to which the customer must travel. These drawbacks in the traditional retail model have allowed ecommerce competitors to rapidly gain share of the used car dealer market in recent years. Additionally, we are well-positioned to gain share from the peer-to-peer market given our focus on acquiring inventory from consumers rather than auctions.

Our Competitive Strengths

•Purpose-built ecommerce platform: The Shift platform was built to be an end-to-end online auto solution for consumers who yearn for a differentiated, simple and efficient transaction. The streamlined nature of our business allows for scalability and efficiency in costs compared to our competitors in the auto retail industry, and technology creates a better overall experience for the consumer.

•Industry-leading technology: Our technology enhances the auto shopping experience while making the process fun and easy compared to the poorly rated experience of dealing with a brick-and-mortar dealer. Most customers begin their car search online and spend most of their car-shopping experience online. Therefore, we believe the best way to enhance the overall process is to provide a digitally driven omni-channel approach to not only begin, but seamlessly complete, the car-buying experience online.
•Unique customer-driven offerings: We are the only pure-play ecommerce used car platform that gives customers the option to test drive a vehicle before completing their purchase. By offering customers this ability either on-demand through the proprietary Shift app or via contactless test drive at one of our Hubs, we are able to cover more ground with fewer locations as compared to traditional competitors and offer a service that our ecommerce peers do not provide. Our test-drive strategy decreases our cost to penetrate a new market, while offering customers the benefit of driving before they buy.

•Broad Inventory Selection Including the Shift Value Segment and Test Drives: Our unique ecommerce-driven test-drive strategy allows us to offer inventory that includes a wide spectrum of ages and price, rather than focusing exclusively on newer and more expensive cars. Our vehicle acquisition technology also results in broader, more desirable inventory than would result from the traditional focus on the auction and OEM sourcing. We focus on vehicle models over five years old, with an average selling price of approximately $23,000. We also have a differentiated “Shift Value” segment of vehicles which are over eight years old or have more than 80,000 miles. This category of inventory is highly desirable to a large market segment, and counter-cyclical, with demand increasing in poor economic conditions. Our inventory is thus diverse enough and better positioned to weather a down economy and shifting consumer preferences. We believe to be successful in the value segment, it is critical to own the reconditioning process and offer consumers a test drive option during the purchase process.

Our Strategy

•Increase Market Penetration by Creating a Customer-Centered Purchase Experience: Shift was born from a dissatisfaction with the traditional used car-buying experience, which can feel time-consuming, stressful, and dishonest. Our goal is to turn what is generally regarded as a burdensome necessity into a delightful experience. We achieve this by offering customers no-haggle pricing, and a “partner not push” buying experience. Customers may arrange for test drives managed by a Shift Concierge, not a traditional used car salesman; unlike many traditional used car dealers, we don’t employ pushy salespeople. In addition to performing a 150+ point inspection on all of our vehicles, we offer customers a seven-day, 200 mile return policy. As a result, our Net Promoter Score in 2020 (a measure of customer satisfaction) of 70 is consistently higher than traditional auto retailers.

•Geographic Expansion: We operate nine centralized inspection, reconditioning and storage centers that service broad areas in our geographic footprint. Our technology and logistics network allow it to cover a broader area than traditional dealers, with an average radius of service from a Shift hub location of two hours' driving time for on-demand at home test drives, and an even wider radius for online purchases. We intend to continue to capitalize on the lower capital costs that this network makes available to expand to additional geographic areas, primarily targeting urban, densely populated markets

•Deliver Ownership Support Throughout the Entire Lifecycle and Capitalize on Ancillary Product Offering: We are building the capability to support the entire lifecycle of vehicle ownership, including service, maintenance and repair. We seek to become the single company consumers think of every time they want to do anything with a car — buy, sell, service or protect — to make car ownership simple.

•Leverage Scalable Proprietary Marketplace and Logistics Platform: Not only do we use our technology to buy, sell, and maintain the cars we sell through our own Hubs, but we have also built modular, scalable proprietary technology solutions for a logistics management and mobile transactions platform that can be leveraged by other car sellers including other dealers. Our vision is to evolve into a true platform marketplace that lists and fulfills third-party inventory, enabling traditional dealers to modernize through its platform and those who might otherwise build a traditional dealership channel to make use of the Shift platform instead. By becoming the online destination for consumers who want to buy or sell a car, we also plan to become the platform for dealers who want to transact with those consumers.

•Accelerate Growth Through Strategic M&A of Third-Party Inventory Sources & Development of Our Omni-Channel Platform: The market for used cars is highly fragmented. We intend to consider acquisitions that further our strategy of developing an omni-channel distribution platform, combining digital delivery and strategic retail presence.

Marketing

We believe our customer base is representative of the overall market for used cars as our vehicles cover the full spectrum of used car price points. Our sales and marketing efforts utilize a multi-channel approach, built on a seasonality-adjusted, market-based model budget. We direct marketing to both buyers and sellers, which is part of why we are able to acquire a majority of our inventory directly from customers. We believe our strong customer focus ensures customer loyalty which will drive both repeat purchases and referrals. In addition to our paid channels, we intend to attract new customers through enhancing our earned media and public relations efforts as well as via increased brand marketing spend.

•Buyer Marketing: We drive buyer traffic to the Shift platform with search engine optimization and paid digital advertising such as Google, Facebook, and third-party affiliate channels.

•Seller Marketing: Advertising to sellers through similar channels as buyers is part of what allows us to acquire a significant portion of inventory directly from customers, which we believe is a competitive advantage.

•Brand Marketing: In 2021, we began investing in Shift's brand awareness with a new marketing strategy and campaign. This brand marketing has allowed us to accelerate growth as consumers become increasingly aware of the Shift experience.

Service Providers

We utilize several third-party partners to finance purchases of our vehicles by customers who desire or need such financing. We also offer value-added products to our customers through third-party partners, including vehicle service contracts, GAP waiver protection and wheel and tire coverage. None of these third-party partners are individually significant to our operations.

Seasonality
We expect our quarterly results of operations, including our revenue, gross profit, profitability, if any, and cash flow to vary significantly in the future, based in part on, among other things, consumers’ car buying patterns. We have typically experienced higher revenue growth rates in the second and third quarters of the calendar year than in each of the first or fourth quarters of the calendar year. We believe these results are due to seasonal buying patterns driven in part by the timing of income tax refunds, which we believe are an important source of car buyer down payments on used vehicle purchases. We believe that continued investments in growth, including effective marketing and new market entry, will allow us to maintain sales growth through seasonality. However, we recognize that in the future our revenues may be affected by these seasonal trends (including any disruptions to normal seasonal trends arising from the COVID-19 pandemic), as well as cyclical trends affecting the overall economy, specifically the automotive retail industry.

Intellectual Property

The protection of our technology and other intellectual property is an important aspect of our business. We seek to protect our intellectual property through patent, trademark, trade secret and copyright law, as well as confidentiality agreements, other contractual commitments and security procedures. We generally enter into confidentiality agreements and invention assignment agreements with our employees and consultants to control access to, and clarify ownership of, our technology and other proprietary information.

We own one issued U.S. patent and have one pending U.S. patent application. We also have an application pending to register Shift™ as a trademark in the United States. We regularly review our technology development efforts and branding strategy to identify and assess the protection of new intellectual property.

Intellectual property laws, contractual commitments and security procedures provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, intellectual property laws vary from country to country, and we have not sought patents or trademark registrations outside of the United States. Therefore, in other jurisdictions, we may be unable to protect certain of our proprietary technology, brands, or other intellectual property.

Government Regulation

Our business is and will continue to be subject to extensive U.S. federal, state and local laws and regulations. The advertising, sale, purchase, financing and transportation of used vehicles are regulated by every state in which we operate and by the U.S. federal government. We also are subject to state laws related to titling and registration and wholesale vehicle sales, and our sale of value-added products is subject to state licensing requirements, as well as federal and state consumer protection laws. These laws can vary significantly from state to state. In addition, we are subject to regulations and laws specifically governing the internet and ecommerce and the collection, storage and use of personal information and other customer data. We are also subject to federal and state consumer protection laws, including the Equal Credit Opportunities Act and prohibitions against unfair or deceptive acts or practices. The federal governmental agencies that regulate our business and have the authority to enforce such regulations and laws against us include the FTC, the U.S. Department of Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. For example, the FTC has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products. Additionally, we are subject to regulation by individual state dealer licensing authorities, state consumer protection agencies and state financial regulatory agencies. We also are subject to audit by such state regulatory authorities.

State dealer licensing authorities regulate the purchase and sale of used vehicles by dealers within their respective states. The applicability of these regulatory and legal compliance obligations to our ecommerce business is dependent on evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them. We are licensed as a dealer in California, Oregon, Texas and Washington and all of our vehicle transactions are conducted under our California, Oregon, Texas, and Washington licenses. We believe that our activities in other states are not currently subject to their vehicle dealer licensing laws, however if we determine that obtaining a license in another state is necessary, either due to expansion or otherwise, we may not be able to obtain such a license within the timeframe we expect or at all.

Some states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees or maximum amounts financed. In addition, certain states require that retail installment sellers file a notice of intent or have a sales finance license or an installment sellers license in order to solicit or originate installment sales in that state. All of our installment sale transactions are currently conducted under our California, Oregon, Texas, or Washington dealer licenses. However, as we seek to expand to other states, we may be required to obtain additional licenses and our ability to do so cannot be assured.

In addition to these laws and regulations that apply specifically to the sale and financing of used vehicles, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety, and other broadly applicable business regulations. We also are subject to laws and regulations involving taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information-reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality. In connection with the closing of the merger, we are also now subject to laws and regulations affecting public companies, including securities laws and exchange listing rules.

For a discussion of the various risks we face from regulation and compliance matters, see “Item 1A. Risk Factors.”

Insurance

We maintain insurance policies to cover directors’ and officers’ liability, fiduciary, crime, property, workers’ compensation, automobile, cyber, general liability and umbrella insurance.

All of our insurance policies are with third-party carriers and syndicates with financial ratings of A or better. We and our global insurance broker regularly review our insurance policies and believe the premiums, deductibles, coverage limits and scope of coverage under such policies are reasonable and appropriate for our business.

Employees

During the year ended December 31, 2021, we had an average of approximately 1,037 employees. As of March 14, 2022 we had approximately 1360 employees. All of our employees are W-2 employees and none of our employees are represented by a labor union. We consider our relationships with our employees to be good and have not experienced any interruptions of operations due to labor disagreements.

Available Information

Our website is www.shift.com. The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The Company makes available, free of charge, on its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The Company's reports filed with, or furnished to, the SEC are also available on the SEC's website at www.sec.gov.

In addition, we have posted on our website the charters for our (i) Audit Committee and (ii) Leadership Development, Compensation and Governance Committee, as well as our Code of Business Conduct and Ethics and Corporate Governance Guidelines. We will provide a copy of these documents without charge to stockholders upon written request to Investor Relations, Shift Technologies, Inc., 290 Division Street, Fourth Floor San Francisco, California 94103-4234. Our website and information included in or linked to our website are not part of this Form 10-K.

Item 1A. Risk Factors

Described below are certain risks to our business and the industry in which we operate. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. You should carefully consider the risks described below, together with the financial and other information contained in this Annual Report on Form 10-K and in our other public disclosures. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities you should also refer to the other information contained in this annual report.

Summary of Risk Factors
The following is a summary of the key risks and uncertainties described below that we believe are material to us at this time:
•general business and economic conditions and risks related to the larger automotive ecosystem
•competition, and the ability of the Company to grow and manage growth profitably;
•our history of losses and ability to achieve or maintain profitability in the future;
•our ability to sustain our current rate of growth;
•our ability to establish our software as a platform to be used by automotive dealers;
•risks relating to our inspection and reconditioning hubs;
•impacts of COVID-19 and other pandemics;
•our reliance on third-party carriers for transportation:
•our current geographic concentration where we provide reconditioning services and store inventory;
•cyber-attacks or other privacy or data security incidents;
•the impact of copycat websites;
•failure to adequately protect our intellectual property, technology and confidential information;
•our reliance on third-party service providers to provide financing;
•the impact of federal and state laws related to financial services on our third-party service providers;
•risks that impact the quality of our customer experience, our reputation, or our brand;
•changes in the prices of new and used vehicles;
•our ability to correctly appraise and price vehicles;
•access to desirable vehicle inventory;
•our ability to expeditiously sell inventory;
•our ability to expand product offerings;
•risks that impact the affordability and availability of consumer credit;
•changes in applicable laws and regulations and our ability to comply with applicable laws and regulations;
•risks related to income taxes and examinations by tax authorities;
•access to additional debt and equity capital;
•potential dilution resulting from future sales or issuances of our equity securities;

•risks related to compliance with NASDAQ listing standards;
•risks related to compliance with the Telephone Consumer Protection Act;
•changes in government regulation of ecommerce;
•changes in technology and consumer acceptance of such changes;
•risks related to online payment methods;
•risks related to our marketing and branding efforts;
•our reliance on internet search engines, vehicle listing sites and social networking sites to help drive traffic to its website;
•any restrictions on the sending of emails or messages or an inability to timely deliver such communications;
•our reliance on Lithia Motors for certain support services;
•seasonal and other fluctuations in our quarterly results of operations;
•changes in the auto industry and conditions affecting automotive manufacturers;
•customers choosing not to shop online;
•natural disasters, adverse weather events and other catastrophic events;
•adequacy and availability of insurance coverage;
•our dependence on key personnel;
•increases in labor costs and compliance with labor laws;
•our reliance on third-party technology and information systems;
•our use of open-source software;
•claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers;
•significant disruptions in service on our platform;
•impairment charges;
•our level of indebtedness, changes in interest rates, and reliance on our Flooring Line of Credit with Ally Bank;
•volatility in the price of our common stock;
•issuances of our common stock and future sales of our common stock;
•anti-takeover provisions in Delaware corporate law;
•risks related to our financial guidance and coverage by securities analysts; and
•our ability to establish and maintain effective internal control over financial reporting.

Risks Relating to Our Business
General business and economic conditions, and risks related to the larger automotive ecosystem, including consumer demand, could adversely affect the market for used cars, which could reduce our sales and profitability.
The market for used cars in the United States is affected by general business and economic conditions. The United States economy often experiences periods of instability, and this volatility may result in reduced demand for our vehicles and value-added products, reduced spending on vehicles, the inability of customers to obtain credit to finance purchases of vehicles, and decreased consumer confidence to make discretionary purchases. Consumer purchases of vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected.
Purchases of used vehicles are largely discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy and other factors, including rising interest rates, the cost of energy and gasoline, the availability and cost of consumer credit, reductions in consumer confidence and fears of recession, stock market volatility, increased regulation and increased unemployment. Increased environmental regulation has made, and may in the future make, the used vehicles that we sell more expensive and less desirable for consumers.
In the event of a sustained revenue decline suffered by participants in the automotive markets, our competitors may attempt to increase their sales by reducing prices or increasing marketing expenditures, car manufacturers may increase incentives to stimulate new car sales, and rental car companies may seek to reduce the sizes of their rental car fleets by selling vehicles, each of which may depress used car values. Additionally, increases in unemployment rates may increase the number of loan and lease defaults, leading to repossessions, which are typically then re-sold by lenders in the wholesale market, which also may depress used car values. While lower used vehicle prices reduce our cost of acquiring new inventory, lower prices could lead to reductions in the value of inventory we currently hold, which could have a negative impact on gross profit. Moreover, any significant changes in retail prices due to scarcity or competition for used vehicles could impact our ability to source desirable inventory for our customers, which could have a material adverse effect on our results of operations and could result in fewer used-car sales and lower revenue. Furthermore, any significant increases in wholesale prices for used vehicles could have a negative impact on our results of operations by reducing wholesale margins.
In addition, changing trends in consumer tastes, negative business and economic conditions and market volatility may make it difficult for us to accurately forecast vehicle demand trends, which could cause us to increase our inventory carrying costs and could materially and adversely affect our business, financial condition and results of operations.
We participate in a highly competitive industry, and pressure from existing and new companies may adversely affect our business and results of operations.
As described in greater detail in “Description of Business,” our business is involved in the purchase and sale of used vehicles. Companies that provide listings, information, and lead generation, as well as car-buying and car-selling services designed to help potential customers and to enable dealers to reach these customers, produce significant competition to our business. Some of these companies include:
•traditional used vehicle dealerships, including those which may increase investment in their technology and infrastructure in order to compete directly with our digital business model;
•large, national car dealers, such as CarMax and AutoNation, which are expanding into online sales, including “omni-channel” offerings;
•used car dealers or marketplaces that currently have existing ecommerce businesses or online platforms, such as Carvana and Vroom;
•the peer-to-peer market, utilizing sites such as Facebook, Craigslist.com, eBay Motors and Nextdoor.com; and
•sales by rental car companies directly to consumers of used vehicles which were previously utilized in rental fleets, such as Hertz Car Sales and Enterprise Car Sales.
Internet and online automotive sites, such as Google, Amazon, AutoTrader.com, Edmunds.com, KBB.com, Autobytel.com, TrueCar.com, CarGurus, and Cars.com, could change their models to directly compete with us. In addition, automobile manufacturers such as General Motors, Ford, and Volkswagen could change their sales models to better compete with our model through technology and infrastructure investments. While such enterprises may change their business models and endeavor to compete with us, the purchase and sale of used vehicles through ecommerce presents unique challenges.

Our competitors also compete in the online market through companies that provide listings, information, lead generation and car buying services designed to reach customers and enable dealers to reach these customers and providers of offline, membership-based car buying services such as the Costco Auto Program. We also expect that new competitors will continue to enter the traditional and ecommerce automotive retail industry with competing brands, business models and products and services, which could have an adverse effect on our revenue, business and financial results. For example, traditional car dealers could transition their selling efforts to the internet, allowing them to sell vehicles across state lines and compete directly with our online offering and no-negotiating pricing model.
Our current and potential competitors may have significantly greater financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their businesses, platforms, and related products and services. Additionally, they may have more extensive automotive industry relationships, longer operating histories and greater name recognition than we have. As a result, these competitors may be able to respond more quickly to consumer needs with new technologies and to undertake more extensive marketing or promotional campaigns. If we are unable to compete with these companies, the demand for our used vehicles and value-added products could substantially decline.
In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business, financial condition and results of operations. Furthermore, if our competitors develop business models, products or services with similar or superior functionality to our platform, it may adversely affect our business. Additionally, our competitors could use their political influence and increase lobbying efforts to encourage new regulations or interpretations of existing regulations that would prevent us from operating in certain markets.
We have a history of losses and we may not achieve or maintain profitability in the future.
We have not been profitable since our inception in 2014 and had an accumulated deficit of approximately $440.7 million as of December 31, 2021. We incurred net losses of $166.3 million and $59.1 million for the years ended December 31, 2021 and December 31, 2020, respectively.
We expect to make significant marketing and capital investments to grow and innovate our business, and each initiative may not result in increased revenue or growth on a timely basis or at all. Such initiatives include increasing spending on marketing, both in our existing geographic markets and in new geographic markets, creating new logistics partnerships with dealers and vendors, investing in the expansion of our geographic footprint across the United States, including into new states where capital investment does not assure regulatory approval, attracting new customers, and further developing the technology used in our mobile application and organizational infrastructure. We may also continue to incur significant losses as we grow and innovate our business, if we are unable to grow without significantly increasing our expenses, to penetrate new and existing markets, and to attract new customers, among other challenges.
Our ability to become profitable in the future may also be impacted by outside forces, such as slowing demand for used cars, weakness in the automotive retail industry generally, deteriorating macroeconomic conditions impacting the United States and global economy, and increasing competition from new and existing services for the purchase and sale of used cars. We may also encounter unforeseen expenses, difficulties, complications, and delays that could adversely impact our ability to generate revenue and become profitable.
Our recent, rapid growth may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively.
Our revenue grew to $636.9 million for the year ended December 31, 2021 from $195.7 million for the year ended December 31, 2020. We expect that our rate of growth may decline in the future, even if our revenue continues to increase. If we do not successfully achieve the following, our business may grow at a slower pace or not at all:
•increase the number of unique visitors to our website, the number of qualified visitors to our website (i.e. those who have the intent and ability to transact), and the number of customers transacting on or through our platform;
•further enhance the quality of our vehicle offerings and value-added products, and introduce high quality new offerings and features on our platform;
•acquire sufficient high-quality inventory at an attractive cost to meet the increasing demand for our vehicles.

If our business continues to grow at a rapid pace, significant demands will be placed on our management and our operational and financial resources. For example, we have hired and expect to continue to hire additional staff and third-party vendors to support our increasing quantity of customers, partners, and data, which in turn increases the complexity of our organizational structure. In addition, as we expand our national presence and operate in or deliver to new jurisdictions, we may become subject to new regulatory requirements and may be required to implement new processes that require significant internal resources to build and implement effectively. We will need to improve our operational, financial, and management controls, as well as our reporting systems and procedures and compliance controls, to ensure our business is not materially adversely affected as a result. We will also require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas without undermining our corporate culture. If we cannot manage our growth effectively to maintain our compliance controls, the quality of our platform, customer experience, and vehicles bought and sold, our business, financial condition, and results of operations could be materially and adversely affected.
Additionally, our business is relatively new and has operated at a substantial scale for only a limited period of time. Given this limited history, it is difficult to predict whether we will be able to maintain or grow our business. Our historical revenue growth should not be considered indicative of our future performance. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including difficulties in our ability to achieve market acceptance of our platform and attract customers, as well as increasing competition and increasing expenses as we continue to grow our business. We also expect that our business will evolve in ways that may be difficult to predict. For example, over time our marketing and capital investments that are intended to drive new customer traffic to our website and mobile application may be less productive than expected. In the event of this or any other adverse developments, our continued success will depend on our ability to successfully adjust our strategy to meet changing market dynamics. If we are unable to do so, our business, financial condition, and results of operations could be materially and adversely affected.
We face significant challenges in establishing our software as a platform to be used by automotive dealers.
Our business plan relies in part upon the establishment of our ecommerce solutions as a platform to be used by existing automobile dealers, most of whom are not familiar with and have not used our software platform, and also may not recognize our brand and corporate identity. Acceptance of our software platform by automotive dealers will depend on many factors, including consumer acceptance of our software, price, reliability, performance, and service accessibility and effectiveness. In addition, some of our primary ecommerce competitors may offer a similar software platform to automobile dealers, which may make it more difficult for us to differentiate our offering, attract automobile dealers to our platform, and derive the results we hope to achieve from this channel.
We face a variety of risks associated with the operation of our inspection, reconditioning and storage hubs.
We operate our inspection, reconditioning and storage centers, called hubs, in California, Oregon, Texas, and Washington. If we are unable to operate our inspection, reconditioning and storage hubs efficiently, we could experience delivery delays, a decrease in the quality of our reconditioning services, delays in listing our inventory, additional expenses and loss of potential and existing customers and related revenues, which may materially and adversely affect our business, financial condition and results of operations.
Moreover, our future growth depends in part on scaling and expanding our inspection and reconditioning operations. Our business model relies on centralized inspection, reconditioning and storage hubs, which have an average radius of service equal to 2 hours of driving time. We anticipate that in order to expand our geographic footprint, we will need to open additional inspection, reconditioning and storage hubs. If for any reason we are unable to expand our reconditioning operations as planned, this could limit our ability to expand our geographic footprint.
Additionally, our business model assumes that we will yield efficiencies from our internal inspection and reconditioning capability, but we also rely on third-party providers to perform inspection and reconditioning services for us to the extent we are not currently able to fully absorb those operations internally. If our third-party providers of inspection and reconditioning services are unable to provide those services reliably, we may experience delays in delivery and listing of our inventory. In addition, to the extent our third-party providers do not maintain the quality of our reconditioning services, we may suffer reputational harm and be subject to claims by consumers. In addition, if we are not able to meet our goals of bringing inspection and reconditioning fully in house, or if we are not able to obtain the efficiencies we expect to gain from doing so, our business, financial condition and results of operations may be materially and adversely affected.

Additionally, we are required to obtain approvals, permits and licenses from state regulators and local municipalities to operate our hubs. We may face delays in obtaining the requisite approvals, permits, financing and licenses to operate our hubs or we may not be able to obtain them at all. If we encounter delays in obtaining or cannot obtain the requisite approvals, permits, financing and licenses to operate our hubs in desirable locations, our business, financial condition and results of operations may be materially and adversely affected.
Our business, financial condition and results of operations have been and will continue to be adversely affected by the COVID-19 pandemic.
The rapid spread around the world of COVID-19 since late 2019 has resulted in authorities implementing numerous protective measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders and shutdowns in order to contain its spread and reduce its impact. This pandemic has significantly disrupted economies around the world, including the United States, and will likely continue to cause significant disruptions. While we believe our business is well positioned to take advantage of protective measures such as shelter-in-places orders and shutdowns, we saw a significant decrease in sales in March 2020 and could see additional decreases if additional restrictions are implemented. In addition, shutdowns that impact the ability of consumers to purchase vehicles, such as shutdowns of state Departments of Motor Vehicles, could result in decreases in sales.
The COVID-19 pandemic has also significantly increased economic and demand uncertainty. For example, increases in unemployment and reductions in disposable income are likely to result in reduced consumer spending, including purchases of new and used cars. Additionally, disruption and volatility in the global capital markets can increase the cost of capital and adversely impact access to capital. It is also possible that the COVID-19 pandemic could result in additional changes that impact the market for vehicles generally. For example, to the extent COVID-19 results in more people working remotely on a long-term basis or moving out of densely populated urban areas, vehicle usage may decline, which could adversely impact the demand for vehicles.
The extent to which the COVID-19 pandemic ultimately impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 pandemic and any new strains of the virus, the effectiveness of actions taken to contain the COVID-19 pandemic or treat its impact and the efficacy and availability of vaccines against the virus. It is possible that the COVID-19 pandemic could cause a global recession. Decreases in consumer demand could adversely affect the market for used vehicles and, as a result, reduce the number of consumers using our platform. Consumer purchases of new and used vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Additionally, the COVID-19 pandemic may have the effect of heightening many of the other risks described in “Risk Factors,” including risks relating to general economic conditions.
We rely on third-party carriers to transport our vehicle inventory throughout the United States. Thus, we are subject to business risks and costs associated with such carriers and with the transportation industry, many of which are out of our control.
We rely on third-party carriers to transport vehicles from auctions or individual sellers to hubs, and then from our hubs to our customers. As a result, we are exposed to risks associated with the transportation industry such as weather, traffic patterns, local and federal regulations, vehicular crashes, gasoline prices and lack of reliability of many independent carriers. In addition, our transportation costs may increase as carriers have increased prices. Our third-party carriers’ failure to successfully manage our logistics and fulfillment process could cause a disruption in our inventory supply chain and decrease our inventory sales velocity, which may materially and adversely affect our business, financial condition and results of operations. In addition, third-party carriers who deliver vehicles to our customers could adversely affect the customer experience if they do not perform to our standards of professionalism and courtesy, which could adversely impact our business (including our reputation), financial condition and results of operations.

The current geographic concentration where we provide reconditioning services and store inventory creates an exposure to local and regional downturns or severe weather or catastrophic occurrences that may materially and adversely affect our business, financial condition, and results of operations.
We currently conduct our business through our inspection, reconditioning and storage hubs in California, Oregon, Texas, and Washington. Any unforeseen events or circumstances that negatively affect areas where we operate or may operate in the future, particularly our facilities in California, a state that has experienced significant natural and other disasters in the past including earthquakes, wildfires and blackouts, could materially and adversely affect our revenues and results of operations. Changes in demographics and population or severe weather conditions and other catastrophic occurrences in areas in which we operate or from which we obtain inventory may materially and adversely affect our results of operations. Such conditions may result in physical damage to our properties, loss of inventory, and delays in the delivery of vehicles to our customers. In addition, our geographic concentration means that changes in policy at the state level, including regulatory changes and government shutdowns in response to pandemics and other crises, may have more significant impact on our business.
If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences.
Our information technology has been and may in the future be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, phishing, employee error or malfeasance or other security breaches or loss of service. Hackers and data thieves are becoming increasingly sophisticated and large-scale and complex automated attacks are becoming more prevalent. Experienced computer programmers and hackers may be able to penetrate our security controls and misappropriate or compromise sensitive personal, proprietary or confidential information, create system disruptions or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Our systems and the data stored on those systems also may be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced, blocked or lost data, human errors, or other similar events that could negatively affect our systems and the data stored on or transmitted by those systems, including the data of our customers or business partners. Further, third parties that provide services to us, such as hosted solution providers, also could be a source of security risks in the event of a failure of their own security systems and infrastructure. Our technology infrastructure may be subject to increased risk of slowdown or interruption as a result of integration with third-party services, including cloud services, and/or failures by such third parties, which may be out of our control.
The costs to eliminate or address the foregoing security threats and vulnerabilities before or after a cyber-incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service and loss of existing or potential suppliers or players. As threats related to cyber-attacks develop and grow, we may also find it necessary to make further investments to protect our data and infrastructure, which may impact our results of operations. Although we have insurance coverage for losses associated with cyber-attacks, as with all insurance policies, there are coverage exclusions and limitations, and our coverage may not be sufficient to cover all possible losses and claims, and we may still suffer losses that could have a material adverse effect on our business (including reputational damage). We could also be negatively impacted by existing and proposed U.S. laws and regulations, and government policies and practices related to cybersecurity, data privacy, data localization and data protection. In the event that we or our service providers are unable to prevent, detect, and remediate the foregoing security threats and vulnerabilities in a timely manner, our operations could be disrupted, or we could incur financial, legal or reputational losses arising from misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in our information systems and networks, including personal information of our employees and our customers. In addition, outside parties may attempt to fraudulently induce our employees or employees of our vendors to disclose sensitive information in order to gain access to our data. The number and complexity of these threats continue to increase over time. Although we develop and maintain systems and controls designed to prevent these events from occurring, and we have a process to identify and mitigate threats, the development and maintenance of these systems, controls, and processes require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite our efforts, the possibility of these events occurring cannot be eliminated entirely.

We may be subject to adverse impacts from the existence of copycat websites that attempt to defraud our potential customers.
We have in the past, and may in the future, experience disruption in our business and adverse impacts to our brand from the posting by third parties of copycat websites that attempt to imitate the branding and functionality of our website and defraud our consumers. If we become aware of such activities, we intend to employ technological or legal measures in an attempt to halt these operations. However, we may be unable to detect all such activities or operations in a timely manner and, even if we do detect such activities or operations, our attempts and implementing technological measures and seeking legal recourse from appropriate governmental authorities may be insufficient to halt these operations. In some cases, particularly in the case of entities operating outside of the United States, our available remedies may not be adequate to protect us or our consumers against the impact of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations, and financial condition. In addition, to the extent that such activity creates confusion among consumers, our brand and business could be materially harmed.
Failure to adequately protect our intellectual property, technology and confidential information could harm our business, financial condition and results of operations.
The protection of intellectual property, technology and confidential information is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret and copyright law, as well as contractual restrictions, to protect our intellectual property (including our brand, technology and confidential information). While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other violations of our intellectual property rights. We also cannot guarantee that others will not independently develop technology that has the same or similar functionality as our technology. Unauthorized parties may also attempt to copy or obtain and use our technology to develop competing solutions and policing unauthorized use of our technology and intellectual property rights may be difficult and may not be effective. Furthermore, we have faced and may in the future face claims of infringement of third-party intellectual property that could interfere with our ability to market, promote and sell our vehicles and related services. Any litigation to enforce our intellectual property rights or defend ourselves against claims of infringement of third-party intellectual property rights could be costly, divert attention of management and may not ultimately be resolved in our favor. Moreover, if we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using certain intellectual property and may be liable for damages, which in turn could materially adversely affect our business, financial condition or results of operations.
As part of our efforts to protect our intellectual property, technology and confidential information, we require certain of our employees and consultants to enter into confidentiality and assignment of inventions agreements, and we also require certain third parties to enter into nondisclosure agreements. These agreements may not effectively grant all necessary rights to any inventions that may have been developed by our employees and consultants. In addition, these agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.
We are currently the registrant of the shift.com internet domain name and various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain domain names that are important for our business.

In addition, the Shift® trademark is important to our business. We may not be able to protect our rights in this trademark, which we need in order to build name recognition with consumers. If we fail to adequately protect or enforce our rights under this trademark, we may lose the ability to use it, or to prevent others from using it, which could adversely harm our reputation and our business, financial condition and results of operations. While we are actively seeking registration of the Shift trademark in the U.S., it is possible that others may assert senior rights to similar trademarks and seek to prevent our use and registration of our trademark in certain jurisdictions. In addition, registered or unregistered trademarks or trade names that we own may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. If third parties succeed in registering or developing common law rights in our trademarks or trade names, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks or trade names to develop brand recognition of our technologies, products or services. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively. Further, it is possible that our trademark “Shift” may be deemed to be generic and therefore ineligible for registration. If any of these events were to occur, our pending trademark application for Shift® may not result in such mark being registered, which could adversely affect our branding, or require us to adopt new branding, which would cause us to incur increased marketing, infrastructure and capital expense, and all of which could adversely affect our business, financial performance and results of operations. In addition, even if we are able to protect our trademarks, scammers may attempt to mimic our website in order to defraud potential customers.
While software is protected under copyright law, we have chosen not to register any copyrights in our software. We also rely on trade secret law to protect our proprietary software. In order to bring a copyright infringement lawsuit in the United States, the copyright would need to be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited. Our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors or independently developed by our competitors and no longer provide protection for the related intellectual property. Furthermore, our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors or independently developed by our competitors and no longer provide protection for the related intellectual property.
We rely on third-party service providers to provide financing, as well as value-added products, to our customers, and we cannot control the quality or fulfillment of these products and services.
We rely on third-party lenders to finance purchases of our vehicles by customers who desire or need such financing. We also offer value-added products to our customers through third-party service providers, including vehicle service contracts, guaranteed asset protection (“GAP”) waiver protection and wheel and tire coverage. Because we utilize third-party service providers, we cannot control all of the factors that might affect the quality and fulfillment of these services and products, including (i) lack of day-to-day control over the activities of third-party service providers, (ii) that such service providers may not fulfill their obligations to us or our customers or may otherwise fail to meet expectations, which in the case of vehicle service contracts, could require us to refund amounts paid or underwrite the risk ourselves, and (iii) that such service providers may terminate their arrangements with us on limited or no notice or may change the terms of these arrangements in a manner unfavorable to us for reasons outside of our control. Such providers also are subject to state and federal regulations and any failure by such third-party service providers to comply with applicable legal requirements could cause us financial or reputational harm.
Our revenues and results of operations are partially dependent on the actions of these third parties. If one or more of these third-party service providers cease to provide these services or products to our customers, tighten their credit standards or otherwise provide services to fewer customers or are no longer able to provide them on competitive terms, it could have a material adverse effect on our business, revenues and results of operations. If we were unable to replace the current third-party providers upon the occurrence of one or more of the foregoing events, it could also have a material adverse effect on our business, revenues and results of operations. Delays or errors by these third-party service providers are not in the Company’s control but may cause dissatisfaction with our customers that could result in reputational harm to us. In addition, disagreements with such third-party service providers could require or result in costly and time-consuming litigation or arbitration.
Moreover, we receive fees from these third-party service providers in connection with finance, service and vehicle protection products purchased by our customers. A portion of the fees we receive on such products is subject to chargebacks in the event of early termination, default or prepayment of the contracts by end-customers, which could adversely affect our business, revenues and results of operations.

Certain of our third-party service providers are highly regulated financial institutions, and the federal and state laws related to financial services could have a direct or indirect materially adverse effect on our business.
We have entered into agreements with various third-party financial institutions related to the financing by those institutions of our customers’ vehicle purchases as well as the provision of various value-added products. Our financial institution counterparties are subject to extensive federal and state laws and regulations related to the provision of financial services, and their ability to provide financing and other products and services could be materially limited or eliminated at any time as a result of financial regulatory or supervisory issues as well as changes in federal or state laws, regulations, or guidance related to the provision of financial services. In the event of such disruptions, our business could be materially adversely affected if we are unable in a commercially reasonable manner to identify and enter into replacement arrangements with other institutions on substantially similar terms as those that exist with our current providers. Moreover, we are subject to contractual obligations requiring that we comply with, or help to facilitate compliance by our financial institution counterparties with, a broad range of regulatory requirements and obligations, including without limitation those related to customer data, data security, privacy, anti-money laundering, and the detection and prevention of financial crimes. The federal and state regulators responsible for implementing and enforcing these laws and regulations routinely examine our financial institution counterparties with respect to their compliance with such laws and regulations, including the extent to which these institutions’ third-party relationships may present compliance risks. Despite our best efforts to comply with all applicable regulatory and contractual obligations, it is possible that there could be some perceived or actual deficiency in our ability to adequately satisfy financial regulatory requirements or to serve as a contractual counterparty to a regulated financial institution. Any such perceived or actual deficiency or risk to a regulated financial institution could result in a disruption of our relationship with that institution as well as with other lenders and other financial services counterparties, which could have a materially adverse impact on our business.
If the quality of our customer experience, our reputation, or our brand were negatively affected, our business, sales, and results of operations could be materially adversely affected.
Our business model is based on our ability to enable consumers to buy and sell used vehicles through our ecommerce platform in a seamless, transparent and hassle-free transaction. If we fail to sustain a high level of integrity and our reputation suffers as a result, customers, partners, and vendors may lose trust in our business, and our revenues and results of operations could be materially adversely affected. Even if, despite our best efforts, there is a perceived deterioration in quality of our value proposition, our revenues and results of operations could decline. Additionally, to the extent our historic rapid growth continues in the future, it may become challenging to maintain the quality of our customer experience.
We operate a consumer-facing business and are likely to receive complaints or negative publicity about our business. For example, we may receive complaints about our business practices, marketing and advertising campaigns, vehicle quality, compliance with applicable laws and regulations, data privacy and security or other aspects of our business, especially on blogs and social media websites. Such complaints, irrespective of their validity, could diminish customer confidence in our vehicles, products, and services and adversely affect our reputation. If we fail to correct or mitigate misinformation or negative information about any aspect of our business in a timely manner, our business, financial condition, and results of operations could be materially adversely affected.
Our business is sensitive to changes in the prices of new vehicles as compared to the price of used vehicles.
If the prices of new vehicles decline relative to the prices of used vehicles, our customers may become more likely to purchase a new vehicle rather than a used vehicle, which could reduce our vehicle sales and lower our revenue. A potential contributing factor to the narrowing of the price gap between new and used vehicles is manufacturers providing incentives for the purchase of new vehicles, such as favorable financing terms. Additionally, factors that cause used vehicle prices to increase, such as a decrease in the number of new vehicle lease returns or a decrease in vehicle stock from rental car companies could cause consumers to favor the purchases of new vehicles. In addition, supply chain issues impacted new vehicle production throughout 2021. As a result of these factors, automotive vehicle pricing and demand continues to be difficult to predict.

Our business and inventory are dependent on our ability to correctly appraise and price vehicles we buy and sell.
When purchasing a vehicle from us, our customers sometimes trade in their current vehicle and apply the trade-in value towards their purchase. We also acquire vehicles from consumers independent of any purchase of a vehicle from us. We appraise and price vehicles we buy and sell based on a field evaluation of the vehicle using data science and proprietary algorithms based on a number of factors, including mechanical soundness, consumer desirability and demand, vehicle history, market prices and relative value as prospective inventory. If we are unable to correctly appraise and price both the vehicles we buy and the vehicles we sell, we may be unable to acquire or sell inventory at attractive prices or to manage inventory effectively, and accordingly our revenue, gross margins and results of operations would be affected, which could have a material adverse effect on our business, financial condition and results of operations. In particular, when a customer trades in their current vehicle and applies the trade-in value towards their purchase, our ability to effectively appraise the vehicle based on a field evaluation is important, as we believe that unwinding a transaction due to the discovery of a defect in the vehicle would negatively affect the customer’s experience.
Our business is dependent upon access to desirable vehicle inventory. Obstacles to acquiring attractive inventory, whether because of supply, competition or other factors, may have a material adverse effect on our business, financial condition, and results of operations.
In the year ended December 31, 2021, we obtained 94% of the vehicles we sell in our retail segment from customers and partners. If we are unable to purchase a sufficient number of vehicles directly from consumer-sellers and our partners, we will need to find alternative sources of vehicles and we may not be able to purchase vehicles of the same quality and at the same price as the vehicles we currently purchase. A reduction in the availability of or access to sources of inventory for any reason could have a material adverse effect on our business, financial condition and results of operations.
Our business is dependent upon our ability to expeditiously sell inventory. Failure to expeditiously sell our inventory could have a material adverse effect on our business, financial condition, and results of operations.
We regularly project demand for used vehicles purchased by customers on our platform and purchase inventory in accordance with those projections. If we fail to accurately project demand, we could experience an over-supply of used vehicle inventory that may create a downward pressure on our used vehicle sales prices and margins. As well, an over-supply of used vehicle inventory would be expected to increase the average number of days required to sell a unit of inventory.
Used vehicle inventory comprises the largest component of our total assets other than cash, and used vehicle inventories generally depreciate rapidly. An increase in the average number of days required to sell a unit of inventory could materially adversely impact our ability to liquidate inventory at prices that allow us to recover costs and generate profit. Additionally, an increase in the rate at which customers return vehicles, which in turn increases our used vehicle inventory, could have the same effect.
Our ability to expand value-added product offerings and introduce additional products and services may be limited, which could have a material adverse effect on our business, financial condition, and results of operations.
Currently, our third-party value-added products consist of finance and vehicle protection products, which includes third-party financing of customers’ vehicle purchases, as well as other value-added products, such as vehicle service contracts, GAP waiver protection and wheel and tire coverage. If we introduce new value-added products or expand existing offerings on our platform, such as insurance and/or insurance referral services, music services or vehicle diagnostic and tracking services and maintenance, we may incur losses or otherwise fail to enter these markets successfully. Entry into new markets may require us to compete with new companies, cater to new customer expectations, and comply with new complex regulations and licensing requirements, each of which will be unfamiliar. Accordingly, we could need to invest significant resources in market research, legal counsel, and our organizational infrastructure, and a return on such investments may not be achieved for several years, if at all. Additionally, failure to comply with applicable regulations or to obtain required licenses could result in penalties or fines. Further, we may fail in demonstrating the value of any new value-added product to customers, which would compromise our ability to successfully create new revenue streams or receive returns in excess of investments. Any of these risks, if realized, could materially and adversely affect our business, financial condition, and results of operations.

Vehicle retail sales depend heavily on affordable interest rates and availability of credit for vehicle financing and a substantial increase in interest rates could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.
If interest rates rise, market rates for vehicle financing will generally be expected to rise as well, which may make our vehicles less affordable to customers or steer customers to less expensive vehicles that would be less profitable for us, adversely affecting our financial condition and results of operations. Additionally, if consumer interest rates increase substantially or if financial service providers tighten lending standards or restrict their lending to certain classes of credit, customers may not desire or be able to obtain financing to purchase our vehicles. As a result, a substantial increase in customer interest rates or tightening of lending standards could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.
Failure to comply with federal, state and local laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, as well as our actual or perceived failure to protect such information, could harm our reputation and could adversely affect our business, financial condition and results of operations.
We collect, store, process, and use personal information and other customer data, and we rely in part on third parties that are not directly under our control to manage certain of these operations. For example, we rely on encryption, storage and processing technology developed by third parties to securely transmit, operate on and store such information. Due to the volume and sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. We expend significant resources to protect against security breaches and may need to expend more resources in the event we need to address problems caused by potential breaches. Any failure or perceived failure to maintain the security of personal and other data that is provided to us by customers and vendors could harm our reputation and brand and expose us to a risk of loss or litigation and possible liability, any of which could adversely affect our business, financial condition and results of operations. Additionally, concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy-related matters, even if unfounded, could harm our business, financial condition and results of operations.
We have in the past experienced security vulnerabilities, though such vulnerabilities have not had a material impact on our operations. While we have implemented security procedures and virus protection software, intrusion prevention systems, access control and emergency recovery processes to mitigate risks like these with respect to information systems that are under our control, they are not fail-safe and may be subject to breaches. Further, we cannot ensure that third parties upon whom we rely for various services will maintain sufficient vigilance and controls over their systems. Our inability to use or access those information systems at critical points in time, or unauthorized releases of personal or confidential information, could unfavorably impact the timely and efficient operation of our business, including our results of operations, and our reputation, as well as our relationships with our customers, employees or other individuals whose information may have been affected by such cybersecurity incidents.
There are numerous federal, state and local laws regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data, the scope of which are changing and expanding as we move into new markets, subject to differing interpretations, and which may be costly to comply with, inconsistent between jurisdictions or conflicting with other rules. We are also subject to specific contractual requirements contained in third-party agreements governing our use and protection of personal information and other data. We generally seek to comply with industry standards and are subject to the terms of our privacy policies and the privacy- and security-related obligations to third parties. We strive to comply with applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Additionally, new regulations could be enacted with which we are not familiar. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other customer data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause customers, vendors and receivable-purchasers to lose trust in us, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put customers’ or vendors’ information at risk and could in turn harm our business, financial condition and results of operations.

We expect that new industry standards, laws and regulations will continue to be proposed and implemented regarding privacy, data protection and information security where we do business. For example, the California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020, gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent state privacy legislation in the U.S., which could increase our potential liability and adversely affect our business. Further, if individual U.S. states pass data privacy laws that place different obligations or limitations on the processing of personal data of individuals in those states, it will become more complex to comply with these laws and our compliance costs may increase.
A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or local privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.
We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations. In addition, some of these laws establish either a private right of action or permit private individuals and entities to enforce the same in the name of the relevant government entity.
Our business is and will continue to be subject to a wide range of federal, state, and local laws and regulations, some of which are novel and without relevant precedent. Such laws and regulations include, but are not limited to:
•state and local licensing requirements;
•state and local titling and registration requirements;
•state laws regulating the sale of motor vehicles and related products and services;
•federal and state laws regulating vehicle financing;
•federal and state consumer protection laws; and
•federal and state data privacy laws.
The federal governmental agencies that regulate our business and have the authority to enforce such regulations and laws against us include the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. For example, the FTC has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products. We are also subject to a variety of federal laws that may require us to incur costs in order to be in compliance with such laws, including the United States Americans with Disabilities Act of 1990, or the ADA and any state equivalents. Additionally, we are subject to regulation and audit by individual state dealer licensing authorities, state consumer protection agencies and state financial regulatory agencies and are subject to a variety of state laws, including California’s Lemon Law. We are also subject to audit by such state regulatory authorities.
Our marketing and disclosure regarding the sale and servicing of vehicles is regulated by federal, state and local agencies, including the FTC and state attorneys general. Some of these authorities either establish a private right of action or permit a private individual or entity to enforce on behalf of a state entity (“private attorney general”). We have in the past experienced claims under these laws, and we may experience additional claims in the future.

State dealer licensing authorities regulate the purchase and sale of used vehicles by dealers within their respective states. The applicability of these regulatory and legal compliance obligations to our ecommerce business is dependent on evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them, and we may face regulatory action if regulators believe that we are not in compliance with such obligations. We are licensed as a dealer in California, Oregon, Texas, and Washington and all of our vehicle transactions are conducted under our California, Oregon, Texas, and Washington licenses. We believe that our activities in other states are not currently subject to their vehicle dealer licensing laws, however regulators could seek to enforce those laws against us. In addition, if we determine or are instructed by state regulators that obtaining a license in another state is necessary, either due to expansion or otherwise, we may not be able to obtain such a license within the timeframe we expect or at all.
Some states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees or maximum amounts financed. In addition, certain states require that retail installment sellers file a notice of intent or have a sales finance license or an installment sellers license in order to solicit or originate installment sales in that state. All vehicle sale transactions and applicable retail installment financings are conducted under our California, Oregon, Texas, and Washington dealer licenses. As we seek to expand our operations and presence into other states, we may be required to obtain additional finance or other licenses, and we may not be able to obtain such licenses within the timeframe we expect or at all.
Any failure to renew or maintain any of the foregoing licenses would materially and adversely affect our business, financial condition and results of operations. Many aspects of our business are subject to regulatory regimes at the state and local level, and we may not have all licenses required to conduct business in every jurisdiction in which we operate. In addition, as we expand nationally to operate in new jurisdictions, we may face regulatory action if regulators believe we are not compliant with local rules. Despite our belief that we are not subject to certain licensing requirements of those state and local jurisdictions, regulators may seek to impose punitive fines for operating without a license or demand we seek a license in those state and local jurisdictions, any of which may inhibit our ability to do business in those state and local jurisdictions, increase our operating expenses and adversely affect our business, financial condition and results of operations.
In addition to these laws and regulations that apply specifically to the purchase and sale of used vehicles, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety, and other broadly applicable business regulations. We also are subject to laws and regulations involving taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, credit and financing, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality.
We are also subject to laws and regulations affecting public companies, including securities laws and exchange listing rules. The violation of any of these laws or regulations could result in administrative, civil or criminal penalties or in a cease-and-desist order against our business operations, any of which could damage our reputation and have a material adverse effect on our business, financial condition and results of operations. We have incurred and will continue to incur capital and operating expenses and other costs to comply with these laws and regulations.
The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to evolving interpretations and continuous change.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.
We are subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•changes in the valuation of our deferred tax assets and liabilities;
•expected timing and amount of the release of any tax valuation allowances;
•expiration of or detrimental changes in research and development tax credit laws; or
•changes in tax laws, regulations, or interpretations thereof.
In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

We may require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business, financial condition and results of operations may be materially and adversely affected.
We expect to make significant capital investments to grow and innovate our business, and our response to business challenges and unforeseen circumstances may also require significant capital. To fund these expenditures, we may need to conduct equity or debt financings to secure additional liquidity. There is a risk that we may not be able to secure such additional liquidity in a timely manner, on terms which are acceptable to us, or at all. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.
Our flooring line of credit facility with Ally Bank expires on December 9, 2023. Additionally, our Convertible Senior Notes mature on May 15, 2026. Please see Note 7 - Borrowings to the accompanying consolidated financial statements for additional information. The terms of any future debt financing may be on less favorable economic terms or include restrictive covenants which could limit our ability to secure additional liquidity and pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing and may impact the ability or willingness of our lenders or guarantors to fulfill their obligations under their agreements with us. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may be forced to obtain financing on undesirable terms or our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially and adversely affected.
Future sales or issuances of equity securities could decrease the value of our common stock, dilute investors’ voting power and reduce our earnings per share.
We may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into equity securities and may issue equity securities in acquisitions). We cannot predict the size of future issuances of equity securities or the size and terms of future issuances of debt instruments or other securities convertible into equity securities or the effect, if any, that future issuances and sales of our securities will have on the market price of our common stock.
Additional issuances of our securities may involve the issuance of a significant number of common stock at prices less than the current market price for the common stock. Issuances of substantial numbers of common stock, or the perception that such issuances could occur, may adversely affect prevailing market prices of our common stock. Any transaction involving the issuance of previously authorized but unissued common stock, or securities convertible into common stock, would result in dilution, possibly substantial, to security holders.
Sales of substantial amounts of our securities by us or our existing shareholders, or the availability of such securities for sale, could adversely affect the prevailing market prices for our securities and dilute investors’ earnings per share. Exercises of presently outstanding share options or warrants may also result in dilution to security holders. A decline in the market prices of our securities could impair our ability to raise additional capital through the sale of securities should we desire to do so.
As of March 14, 2022, we had outstanding approximately 82,945,120 shares of our common stock and securities exercisable for and convertible into approximately 9,143,187 shares of common stock (of which approximately 1,573,567 were exercisable as of that date). We also had convertible debt outstanding that is convertible into a maximum of 22,692,890 shares of our common stock. The sale or the availability for sale of a large number of our common stock in the public market could cause the price of our common stock to decline.
There is no assurance we will continue to meet the Nasdaq listing standards.
We must meet continuing listing standards to maintain the listing of our common stock on Nasdaq. If we fail to comply with listing standards and Nasdaq delists our common stock, we and our shareholders could face significant material adverse consequences, including:
•a limited availability of market quotations for our common stock;
•reduced liquidity for our common stock;
•a determination that our common stock are “penny stock,” which would require brokers trading in our common stock to adhere to more stringent rules and possible result in a reduced level of trading activity in the secondary trading market for our common stock;

•a limited amount of news about us and analyst coverage of us; and
•a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.
If we fail to comply with the Telephone Consumer Protection Act, we may face significant damages, which could harm our business, financial condition, and results of operations.
We utilize telephone calls and text messages as a means of responding to and marketing to customers interested in purchasing, trading in and/or selling vehicles and value-added products. We generate leads from our website and online advertising by prompting potential customers to provide their phone numbers so that we can contact them in response to their interest in selling a vehicle, purchasing a vehicle, trading in a vehicle or obtaining financing terms. We must ensure that our SMS texting practices comply with regulations and agency guidance under the Telephone Consumer Protection Act (the “TCPA”), a federal statute that protects consumers from unwanted telephone calls, faxes and text messages. While we strive to adhere to strict policies and procedures that comply with the TCPA, the Federal Communications Commission, as the agency that implements and enforces the TCPA, may disagree with our interpretation of the TCPA and subject us to penalties and other consequences for noncompliance. Determination by a court or regulatory agency that our SMS texting practices violate the TCPA could subject us to civil penalties and could require us to change some portions of our business.
Government regulation of the internet and ecommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business, financial condition and results of operations.
Our business model relies extensively on the internet and ecommerce, and accordingly we are subject to laws and regulations which specifically govern the internet and ecommerce. The evolution of existing laws and regulations, and the passage of new laws and regulations, could limit how we can use the internet and ecommerce and in turn could materially adversely affect our business, financial condition, and results of operations. These laws and regulations may affect a number of aspects of our business, including taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or ecommerce. Similarly, existing laws governing state regulation of automotive dealers largely predate the advent of the internet and it is not clear how these laws apply to ecommerce automotive retailers. It is possible that general business regulations and laws, or those specifically governing the internet or ecommerce, may be interpreted and applied in a manner that is inconsistent from one market segment to another and may conflict with other rules or our practices. For example, federal, state and local regulation regarding privacy, data protection and information security has become more significant, and proposed or newly implemented regulations such as the CCPA may increase our costs of compliance. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. The enactment of new laws and regulations or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, decreased revenues and increased expenses.
We actively use anonymous online data for targeting ads online and if ad networks are compelled by regulatory bodies to limit use of this data, it could materially affect our ability to do effective performance modeling. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by customers and suppliers and result in the imposition of monetary liability. We also may be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. Adverse legal or regulatory developments could substantially harm our business, our ability to attract new customers may be adversely affected, and we may not be able to maintain or grow our revenue and expand our business as anticipated.

If we do not adequately address our customers’ desire to utilize mobile device technology, our results of operations could be harmed and our growth could be negatively affected.
Shift.com is a mobile-friendly website that consumers can access and utilize from their mobile devices. In addition, we have designed and launched mobile apps (iOS) to enhance customers’ mobile experience. As customers rely more on mobile technology for buying and selling products and services, the future success of our business will be significantly driven by our ability to provide an effective and customer-friendly mobile application for buying and selling used vehicles. In the year ended December 31, 2020, approximately 72% of unique visitors to our website were attributable to mobile devices and in the year ended December 31, 2021, this figure was approximately 71%. The shift to mobile technology by our users may harm our business in the following ways:
•customers visiting our website from a mobile device may not accept mobile technology as a viable long-term platform to buy or sell a vehicle. This may occur for a number of reasons, including our ability to provide the same level of website functionality to a mobile device that we provide on a desktop computer, the actual or perceived lack of security of information on a mobile device and possible disruptions of service or connectivity;
•we may be unable to provide sufficient website functionality to mobile device users, which may cause customers using mobile devices to believe that our competitors offer superior products and features;
•problems may arise in developing applications for alternative devices and platforms and the need to devote significant resources to the creation, support and maintenance of such applications; or
•regulations related to consumer finance disclosures, including the Truth in Lending Act and the Fair Credit Reporting Act, may be interpreted, in the context of mobile devices, in a manner which could expose us to legal liability in the event we are found to have violated applicable laws.
If customers do not respond positively to using our mobile application, our business, financial condition, and results of operations could be harmed.
We are subject to risks related to online payment methods.
We accept payments, including payments on deposits and on recurring payments that are due to us, through a variety of methods, including credit card and debit card through a third-party processor. As we offer new payment options to customers, we may be subject to additional regulations, compliance requirements or fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we also may be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from customers or facilitate other types of online payments. If any of these events were to occur, our business, financial condition and results of operations could be materially adversely affected.
We occasionally receive orders placed with fraudulent credit card data, including stolen credit card numbers, or from clients who have closed bank accounts or have insufficient funds in open bank accounts to satisfy payment obligations. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card or other fraud, our liability for these transactions could harm our business, financial condition and results of operations.

Our future growth and profitability rely heavily on the effectiveness and efficiency of our marketing and branding efforts, and these efforts may not be successful.
We rely heavily on marketing and advertising to attract new customers, connect with existing customers, and further build our brand and reputation. A significant amount of our operating expenses are and will continue to be attributed to marketing and advertising, but there is no assurance that we will achieve a significant, or even positive, return on our investment on such expenditures, or that such expenditures will be otherwise effective. As a result, our future growth and profitability will depend in part on:
•the effectiveness of our performance-based digital marketing efforts;
•the effectiveness and efficiency of our online advertising and search marketing programs in generating consumer awareness of, and sales on, our platform;
•our ability to prevent confusion among customers that can result from search engines that allow competitors to use or bid on our trademarks to direct customers to competitors’ websites;
•our ability to prevent internet publication of false or misleading information regarding our platform or our competitors’ offerings; and
•the effectiveness of our direct-to-consumer advertising to reduce our dependency on third-party aggregation websites.
We currently advertise primarily through a blend of direct-advertising channels and are expanding our brand advertising channels in the future with the goal of increasing the strength, recognition and trust in the Shift brand and driving more unique visitors to our platform. Our marketing strategy includes performance marketing through digital platforms, including both auto-centric lead generation platforms and broader consumer-facing platforms. We also strategically use targeted television and radio campaigns and other local advertising in key markets. As such, a significant component of our marketing spend involves the use of various marketing techniques, including programmatic ad-buying, interest targeting, retargeting and email nurturing. Future growth and profitability will depend in part on the cost and efficiency of our promotional advertising and marketing programs and related expenditures, including our ability to create greater awareness of our platform and brand name, to appropriately plan for future expenditures, and to drive the promotion of our platform.
We rely on internet search engines, vehicle listing sites and social networking sites to help drive traffic to our website, and if we fail to appear prominently in the search results or fail to drive traffic through paid advertising, our traffic would decline and our business, financial condition and results of operations could be materially and adversely affected.
We depend in part on internet search engines, such as Google and Bing, vehicle listing sites, and social networking sites such as Facebook and Instagram, to drive traffic to our website. Our ability to maintain and increase the number of visitors directed to our platform is not entirely within our control. Search engines frequently change the algorithms that determine the ranking and display of results of a user’s search, which could reduce the number of organic visits to our websites, in turn reducing new client acquisition and adversely affecting our operating results. Our competitors may increase their search engine marketing efforts and outbid us for placement on various vehicle listing sites or for search terms on various search engines, resulting in their websites receiving a higher search result page ranking than ours. Additionally, internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If internet search engines modify their search algorithms in ways that are detrimental to us, if vehicle listing sites refuse to display any or all of our inventory in certain geographic locations, or if our competitors’ efforts are more successful than ours, overall growth in our customer base could slow or our customer base could decline. Internet search engine providers could provide automotive dealer and pricing information directly in search results, align with our competitors or choose to develop competing services. Our platform has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. We could reach a point of inventory saturation at third-party aggregation websites whereby we will exceed the maximum allowable inventory that will require us to spend greater than market rates to list our inventory.

In addition, social networks are important as a source of new clients and as a means by which to connect with current clients, and their importance may be increasing. We may be unable to effectively maintain a presence within these networks, which could lead to lower than anticipated brand affinity and awareness, and in turn could adversely affect our operating results. Further, mobile operating system and web browser providers, such as Apple and Google, have announced or recently implemented product changes to limit the ability of advertisers to collect and use data to target and measure advertising. For example, Apple recently made a change to iOS 14 to require apps to get a user’s opt-in permission before tracking or sharing the user’s data across apps or websites owned by companies other than the app’s owner. Google intends to further restrict the use of third-party cookies in its Chrome browser in 2022, consistent with similar actions taken by the owners of other browsers, such as Apple in its Safari browser, and Mozilla in its Firefox browser. These changes are expected to reduce our ability to efficiently target and measure advertising, in particular through online social networks, making our advertising less cost effective and successful. Any reduction in the number of users directed to our platform through internet search engines, vehicle listings sites or social networking sites could harm our business, financial condition and results of operations.
Our business relies on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially and adversely affect our business, financial condition and results of operations.
Our business is dependent in part upon email and other messaging services for promoting our platform and vehicles available for purchase. Promotions offered through email and other messages sent by us are an important part of our marketing strategy. We provide emails to customers and other visitors informing them of the convenience and value of using our platform, as well as updates on new inventory and price updates on listed inventory, and we believe these emails, coupled with our general marketing efforts, are an important part of our customer experience and help generate revenue. If we are unable to successfully deliver emails or other messages to our subscribers, or if subscribers decline to open our emails or other messages, our revenues could be materially and adversely affected. Any changes in how webmail applications organize and prioritize email may reduce the number of subscribers opening our emails. For example, Google’s Gmail service has a feature that organizes incoming emails into categories (such as primary, social and promotions). Such categorization or similar inbox organizational features may result in our emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by our subscribers and may reduce the likelihood of that subscriber opening our emails.
In addition, actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver email or other messages to third parties. Changes in the laws or regulations that limit our ability to send such communications or impose additional requirements upon us in connection with sending such communications could also materially and adversely affect our business, financial condition and results of operations. Our use of email and other messaging services to send communications about our sites or other matters may also result in legal claims against us, which may cause us to incur increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or our customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers could materially and adversely affect our business, financial condition and results of operations.

Because we rely on Lithia Motors for a number of support services, if our relationship with Lithia changes, our business could be adversely affected.
We have a partnership with Lithia Motors, one of the largest automobile retailers in the United States, pursuant to which we receive a number of benefits, including favorable pricing under finance and insurance (“F&I”) agreements, various data services and the opportunity to lease the space in which we maintain our Portland, Oregon facility and other small office or hub locations. If we are unable to maintain our relationship with Lithia, we may not be able be able to obtain replacements for the services Lithia offers us on the same terms. In addition, if Lithia’s financial performance were to suffer for any reason, we may no longer be able to obtain these services from Lithia.
Seasonal and other fluctuations in our quarterly results of operations are likely and may not fully reflect the underlying performance of our business.
We expect our quarterly results of operations, including our revenue, cash flow, and net profit or loss, to vary significantly in the future based in part on, among other things, seasonal and cyclical patterns in vehicle sales in the United States. Vehicle sales generally exhibit seasonality, with sales increasing in the first quarter and continuing through the end of the summer, before exhibiting a steep drop in the fall. This seasonality historically corresponds with the timing of income tax refunds, which can provide a primary source of funds for customers’ payments on used vehicle purchases. Used vehicle prices also exhibit seasonality, with used vehicles depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year.
Additionally, a significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenues. In total, our results in any quarter may not be indicative of the results we may achieve in any subsequent quarter or for the full year, and period-to-period comparisons of our results of operations may not be meaningful.
Changes in the auto industry may threaten our business model if we are unable to adapt.
The market for used vehicles may be impacted by the significant, and likely accelerating, changes to the broader automotive industry, which may render our existing or future business model or our ability to sell vehicles, products, and services less competitive, unmarketable, or obsolete. Consumer purchases of new and used vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected. For example, the number of used vehicle sales in the United States decreased from approximately 41.4 million in 2007 to approximately 35.5 million in 2009, according to CNW Research Retail Automotive Summary. Purchases of new and used vehicles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy and other factors, including the COVID-19 pandemic, rising interest rates, the cost of energy and gasoline, the availability and cost of credit, reductions in business and consumer confidence, stock market volatility, increased regulation and increased unemployment. Increased environmental regulation has made, and may in the future make, used vehicles more expensive and less desirable for consumers. In addition, ride-hailing and ride-sharing services are becoming increasingly popular as a means of transportation and may decrease consumer demand for the used vehicles we sell, particularly as urbanization increases. The availability of ride-hailing and ride-sharing services may also encourage urban consumers to rely on public transportation, bicycles and other alternatives to car ownership. More long-term technology is currently being developed to produce automated, driverless vehicles that could reduce the demand for, or replace, traditional vehicles, including the used vehicles that we acquire and sell. Furthermore, new technologies such as autonomous driving software have the potential to change the dynamics of vehicle ownership in the future. If we are unable to or otherwise fail to successfully adapt to such industry changes, our business, financial condition and results of operations could be materially and adversely affected.
Our business is sensitive to conditions affecting automotive manufacturers, including manufacturer recalls.
Adverse conditions affecting one or more automotive manufacturers could have a material adverse effect on our business, financial condition and results of operations and could impact our supply of used vehicles. In addition, manufacturer recalls are a common occurrence that have accelerated in frequency and scope in recent years. In the instance of an open recall, we may have to temporarily remove vehicles from inventory and may be unable to liquidate such inventory in a timely manner or at all. Because we do not have manufacturer authorization to complete recall-related repairs, some vehicles we sell may have unrepaired safety recalls. Such recalls, and our lack of authorization to make recall-related repairs or potential unavailability of parts needed to make such repairs, could (i) adversely affect used vehicle sales or valuations, (ii) cause us to temporarily remove vehicles from inventory, (iii) cause us to sell any affected vehicles at a loss, (iv) force us to incur increased costs and (v) expose us to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on our business, financial condition and results of operations.

Prospective purchasers of vehicles may choose not to shop online, which would prevent us from growing our business.
Our success will depend, in part, on our ability to attract additional customers who have historically purchased vehicles through traditional dealers. The online market for vehicles is significantly less developed than the online market for other goods and services such as books, music, travel and other consumer products. If this market does not gain widespread acceptance, our business may suffer. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures or offer more incentives than we currently anticipate in order to attract additional consumers to our platform and convert them into purchasing customers. Specific factors that could prevent consumers from purchasing vehicles through our ecommerce platform include:
•concerns about buying vehicles without face-to-face interaction with sales personnel and the ability to physically test-drive and examine vehicles;
•preference for a more personal experience when purchasing vehicles;
•insufficient level of desirable inventory;
•pricing that does not meet consumer expectations;
•delayed deliveries;
•inconvenience with returning or exchanging vehicles purchased online;
•concerns about the security of online transactions and the privacy of personal information; and
•usability, functionality and features of our platform.
If the online market for vehicles does not continue to develop and grow, our business will not grow and our business, financial condition and results of operations could be materially and adversely affected. In addition, while we have experienced increased ecommerce sales during the pendency of the COVID-19 pandemic, we can offer no assurance that these increased levels will be sustained following the cessation of the pandemic.
Our business is subject to the risk of natural disasters, adverse weather events and other catastrophic events, and to interruption by man-made problems such as terrorism.
Our business is vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, global pandemics, human errors and similar events. The third-party systems and operations on which we rely are subject to similar risks. For example, a significant natural disaster, such as an earthquake, fire or flood, could have an adverse effect on our business, financial condition and operating results, and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism could also cause disruptions in our businesses, consumer demand or the economy as a whole. We may not have sufficient protection or recovery plans in some circumstances, such as if a natural disaster affects locations that store a significant amount of our inventory vehicles. As we rely heavily on our computer and communications systems and the internet to conduct our business and provide high-quality customer service, any disruptions in the same could negatively affect our ability to run our business, which could have an adverse effect on our business, financial condition, and operating results.
We could be negatively affected if losses for which we do not have third-party insurance coverage increase or our insurance coverages prove to be inadequate.
We maintain third-party insurance coverage, subject to limits, for risks that we face in the operation of our business that we believe is reasonable and customary for businesses of our size and type. Nevertheless, we may incur losses that we are unable to insure against or with respect to matters for which we have determined that obtaining insurance is not economical. Claims filed against us in excess of insurance limits, or for which we are otherwise self-insured, or the inability of our insurance carriers to pay otherwise insured claims, could have an adverse effect on our financial condition. These risks include the risk of theft or destruction of the vehicles we own, which account for a substantial percentage of our net assets. In addition, insurance we maintain may not continue to be available on terms acceptable to us and such coverage may not be adequate to cover the types of liabilities actually incurred. A significant loss, if not covered by available insurance coverage, could materially and adversely affect our business, financial condition and results of operations.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.
We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees. The Company’s success is highly dependent on its continuing ability to identify, hire, train, motivate and retain highly qualified personnel and employees. The competition for qualified personnel in the industries in which we operate is intense and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business. In periods of higher activity, it may become more difficult to find and retain qualified employees which could limit growth, increase operating costs, or have other material adverse effects on our operations. In addition, the loss of any of our key employees or senior management could materially and adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We may not be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business, financial condition and results of operations could be materially and adversely affected.
In addition, as a result of the COVID-19 pandemic and the spread of new variants, most notably the Delta and Omicron variants, our hiring, training, and retention efforts may be hindered by the constraints placed on our business, including measures that we take proactively and those that are imposed upon us by government authorities. As a result of such measures, it is possible that we may lose a portion of our workforce. In addition, labor shortages, the inability to hire or retain qualified employees nationally, regionally or locally or increased labor costs could have a material adverse effect on our ability to control expenses and efficiently conduct operations.
Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.
The labor costs associated with our operations, including our inspection, reconditioning and storage hubs, are subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in a number of individual states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, our labor costs may increase. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or if we fail to pay such higher wages we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our sales. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.
Our failure to comply with various applicable federal and state employment and labor laws and regulations could have a material, adverse impact on our business, financial condition and results of operations.
Various federal and state employment and labor laws and regulations govern our relationships with our employees. These laws and regulations relate to matters such as employment discrimination, wage and hour laws, requirements to provide meal and rest periods or other benefits, family leave mandates, employee and independent contractor classification rules, requirements regarding working conditions and accommodations to certain employees, citizenship or work authorization and related requirements, insurance and workers’ compensation rules, healthcare laws, scheduling notification requirements and anti-discrimination and anti-harassment laws. While the scope of these laws and regulations are subject to change in all jurisdictions, California routinely makes changes to the scope of such laws and regulations, many of which may be strictly enforced, and some of which have been in the past, and may be in the future, implemented on a retrospective basis (meaning we may not have an opportunity to change our employment practices in advance to avoid non-compliance). Complying with these laws and regulations, including ongoing changes thereto, subjects us to substantial expense and non-compliance could expose us to significant liabilities. In particular, we have been subject to employment litigation with respect to classification and wage and hour issues in the past. While we have not incurred material losses with respect to this litigation in the past, we may be subject to material claims in the future.

We rely on third-party technology and information systems to complete critical business functions. If that technology fails to adequately serve our needs, and we cannot find alternatives, it may negatively impact our business, financial condition and results of operations.
We rely on third-party technology for certain of our critical business functions, including customer identity verification for financing, transportation fleet telemetry, network infrastructure for hosting our website and inventory and supply chain data, software libraries, development environments and tools, services to allow customers to digitally sign contracts and customer experience center management. Our business is dependent on the integrity, security and efficient operation of these systems and technologies. Our systems and operations or those of our third-party vendors and partners could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency, bankruptcy and similar events. The failure of these systems to perform as designed, the failure to maintain or update these systems as necessary, the vulnerability of these systems to security breaches or attacks or the inability to enhance our information technology capabilities, and our inability to find suitable alternatives could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.
Our platform utilizes open-source software, and any defects or security vulnerabilities in the open-source software could negatively affect our business.
Our platform employs open-source software, and we expect to use open-source software in the future. To the extent that our platform depends upon the successful operation of open-source software, any undetected errors or defects in this open-source software could prevent the deployment or impair the functionality of our platform, delay the introduction of new solutions, result in a failure of our platform and injure our reputation. For example, undetected errors or defects in open-source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches.
In addition, the terms of various open-source licenses are sometimes ambiguous and have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our platform. Some open-source licenses might require us to make our source code available at no cost or require us to make our source code publicly available for modifications or derivative works if our source code is based upon, incorporates, or was created using the open-source software. While we try to insulate our proprietary code from the effects of such open-source license provisions, we cannot guarantee we will be successful. In addition to risks related to open-source license requirements, usage of open-source software can lead to greater risks than use of third-party commercial software, as open-source licenses generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open-source software cannot be eliminated and could materially and adversely affect our business, financial condition and results of operations.
We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.
Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
In addition, while it is our policy to require our employees and contractors who may be involved in the creation or development of intellectual property on our behalf to execute agreements assigning such intellectual property to us, we may be unsuccessful in having all such employees and contractors execute such an agreement. The assignment of intellectual property may not be self-executing or the assignment agreement may be breached, and we may be forced to bring claims against third parties or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property.

We may be accused of infringing intellectual property rights of third parties.
We are also at risk of claims by others that we have infringed their copyrights, trademarks, or patents, or improperly used or disclosed their trade secrets. The costs of supporting any litigation or disputes related to these claims can be considerable, and we cannot assure you that we will achieve a favorable outcome of any such claim. If any such claims are valid, we may be compelled to cease our use of such intellectual property and pay damages, which could adversely affect our business. Even if such claims are not valid, defending them could be expensive and distracting, adversely affecting our operating results.
A significant disruption in service on our platform could damage our reputation and result in a loss of customers, which could harm our brand or our business, financial condition and results of operations.
Our brand, reputation and ability to attract customers depend on the reliable performance of our platform and the supporting systems, technology and infrastructure. We may experience significant interruptions to our systems in the future. Interruptions in these systems, whether due to system failures, programming or configuration errors, computer viruses or physical or electronic break-ins, could affect the availability of our inventory on our platform and prevent or inhibit the ability of customers to access our platform. Problems with the reliability or security of our systems could harm our reputation, result in a loss of customers and result in additional costs.
Problems faced by our third-party web-hosting providers, such as AWS and Google Cloud, could inhibit the functionality of our platform. For example, our third-party web-hosting providers could close their facilities without adequate notice or suffer interruptions in service caused by cyber-attacks, natural disasters or other phenomena. Disruption of their services could cause our website to be inoperable and could have a material adverse effect on our business, financial condition and results of operations. Any financial difficulties, up to and including bankruptcy, faced by our third-party web-hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. In addition, if our third-party web-hosting providers are unable to keep up with our growing capacity needs, our business, financial condition and results of operations could be harmed.
Any errors, defects, disruptions, or other performance or reliability problems with our platform could interrupt our customers’ access to our inventory and our access to data that drives our inventory purchase operations, which could harm our reputation or our business, financial condition and results of operations.
We may need to recognize impairment charges related to long-lived assets.
We are required to test intangible assets with an indefinite life and other long-lived assets for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of long-lived assets. If, as a result of a general economic slowdown or deterioration in one or more of the markets in which we operate or in our financial performance or future outlook, or if the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on our business, financial condition and results of operations.
Our level of indebtedness could have a material adverse effect on our ability to generate sufficient cash to fulfill our obligations under such indebtedness, to react to changes in our business and to incur additional indebtedness to fund future needs.
As of December 31, 2021, we had outstanding $150.0 million in principal amount under Senior Convertible Notes which mature on May 15, 2026. Additionally, we had $83.3 million aggregate principal amount of borrowings under our Flooring Line of Credit will Ally Bank (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”) as of December 31, 2021, which expires on December 9, 2023 (the "Ally FLOC"). Our interest expense resulting from indebtedness outstanding from time to time during fiscal 2021 was $8.2 million for the year ended December 31, 2021.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure, refinance or replace our current or future debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing or replacement of our existing debt could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. Any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis or failure to comply with certain restrictions in its debt instruments, including the maintenance of certain liquidity requirements that further restrict its cash usage, would result in a default under its debt instruments. In the event of a default under any of our current or future debt instruments, the lenders could elect to declare all amounts outstanding under such debt instruments to be due and payable. Furthermore, our flooring line of credit is secured by substantially all of our assets and contains customary restrictive covenants which, among other things, restrict our ability to dispose of assets and/or use the proceeds from the disposition. We may not be able to consummate any such dispositions or to obtain the proceeds that it could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.
In addition, our indebtedness under our flooring line of credit bears interest at variable rates. Because we have variable rate debt, fluctuations in interest rates may affect its cash flows or business, financial condition and results of operations. We may attempt to minimize interest rate risk and lower our overall borrowing costs through the utilization of derivative financial instruments, primarily interest rate swaps.
We currently rely on an agreement with Ally Bank to finance our vehicle inventory purchases under our Flooring Line of Credit. If our relationship with this lender were to terminate, and we fail to acquire alternative sources of funding to finance our vehicle inventory purchases, we may be unable to maintain sufficient inventory, which would adversely affect our business, financial condition and results of operations.
We rely on a revolving credit agreement with Ally to finance our vehicle inventory purchases under our flooring line of credit will Ally Bank. Outstanding borrowings are due as financed vehicles are sold, and the flooring line of credit is secured by our vehicle inventory and certain other assets. If we are unable to maintain our flooring line of credit, which expires in December 2023, absent renewal, on favorable terms or at all, or if the agreement is terminated or expires and is not renewed with our existing third-party lender or we are unable to find a satisfactory replacement, our inventory supply may decline, resulting in fewer vehicles available for sale on our website. Moreover, new funding arrangements may be at higher interest rates or subject to other less favorable terms. These financing risks, in addition to potential rising interest rates and changes in market conditions, if realized, could negatively impact our business, financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources.”
If our relationship with our flooring line of credit lender were to terminate, and we fail to acquire alternative sources of funding to finance our vehicle inventory purchases, we may be unable to maintain sufficient inventory, which would adversely affect our business, financial condition and results of operations.
Risks Relating to Our Securities
Our common stock price may be volatile and the value of our common stock may decline regardless of our operating performance.
It is possible that an active trading market for shares of our common stock will not be sustained. If an active trading market for our common stock is not sustained, the liquidity of our common stock, your ability to sell your shares of our common stock when desired and the prices that you may obtain for your shares of common stock will be adversely affected.
Many factors, some of which are outside our control, may cause the market price of our common stock to fluctuate significantly, including those described elsewhere in this “Risk Factors” section and this prospectus, as well as the following:
•our operating and financial performance and prospects;
•our quarterly or annual earnings or those of other companies in our industry compared to market expectations;
•conditions that impact demand for our offerings and platform, including demand in the automotive industry generally and the performance of the third parties through whom we conduct significant parts of our business;
•future announcements concerning our business or our competitors’ businesses;
•the public’s reaction to our press releases, other public announcements and filings with the SEC;

•coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;
•market and industry perception of our success, or lack thereof, in pursuing our growth strategy;
•strategic actions by us or our competitors, such as acquisitions or restructurings;
•changes in laws or regulations which adversely affect our industry or us;
•changes in accounting standards, policies, guidance, interpretations or principles;
•changes in senior management or key personnel;
•issuances, exchanges, sales or stock splits, or expected issuances, exchanges, sales or stock splits of our capital stock;
•changes in our dividend policy;
•adverse resolution of new or pending litigation or other claims against us; and
•changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, global pandemics, acts of war and responses to such events.
As a result, volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the public offering price. As a result, you may suffer a loss on your investment. Broad market and industry fluctuations, as well as general economic, political, regulatory, and market conditions, may negatively impact the market price of our common stock. In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many ecommerce and other technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance, and because of these fluctuations, comparing companies’ operating results on a period-to-period basis may not be meaningful.
In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial costs and divert our management’s attention. In addition, you should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our Class A common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings forecasts that we may provide.
We do not intend to pay dividends on our common stock for the foreseeable future.
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, industry trends and other factors that our board of directors may deem relevant. Any such decision also will be subject to compliance with contractual restrictions and covenants in the agreements governing our current indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends could also adversely affect the market price of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.
Our second amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our common stock.
The issuance by us of additional shares of common stock or convertible securities may dilute your ownership of us and could adversely affect our stock price.
We may issue additional capital stock in the future that will result in dilution to all other stockholders. We also expect to continue to grant equity awards to employees, directors and consultants under our equity incentive plans. From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.
Future sales, or the perception of future sales, by us or our existing stockholders in the public market could cause the market price for our common stock to decline.
The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Concentrated sales of our common stock by these employees and other shareholders following the expiration of the lock-up restrictions or upon the triggering of the early release thresholds, if triggered, could harm the price of our common stock.
Future sales or issuances of equity securities could decrease the value of our common stock, dilute investors’ voting power and reduce our earnings per share.
We may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into equity securities and may issue equity securities in acquisitions). We cannot predict the size of future issuances of equity securities or the size and terms of future issuances of debt instruments or other securities convertible into equity securities or the effect, if any, that future issuances and sales of our securities will have on the market price of our common stock.
Additional issuances of our securities may involve the issuance of a significant number of common stock at prices less than the current market price for the common stock. Issuances of substantial numbers of common stock, or the perception that such issuances could occur, may adversely affect prevailing market prices of our common stock. Any transaction involving the issuance of previously authorized but unissued common stock, or securities convertible into common stock, would result in dilution, possibly substantial, to security holders.
Sales of substantial amounts of our securities by us or our existing shareholders, or the availability of such securities for sale, could adversely affect the prevailing market prices for our securities and dilute investors’ earnings per share. Exercises of presently outstanding share options or warrants may also result in dilution to security holders. A decline in the market prices of our securities could impair our ability to raise additional capital through the sale of securities should we desire to do so.

As of March 14, 2022, we had outstanding approximately 82,945,120 shares of our common stock and securities exercisable for and convertible into approximately 9,143,187 shares of common stock (of which approximately 1,573,567 were exercisable as of that date). We also had convertible debt outstanding that is convertible into a maximum of 22,692,890 shares of our common stock. The sale or the availability for sale of a large number of our common stock in the public market could cause the price of our common stock to decline.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, and depress the market price of our common stock.
Our second amended and restated certificate of incorporation, second amended and restated bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Among others, our second amended and restated certificate of incorporation and amended and restated bylaws include the following provisions:
•limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;
•advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;
•no authorization of cumulative voting, which limits the ability of minority stockholders to elect director candidates;
•provides for a classified board of directors; and
•the authorization of undesignated or “blank check” preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”), which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned 85% of the common stock or (iii) following board approval, the business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder.
Any provision of our second amended and restated certificate of incorporation, second amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.
If our operating and financial performance in any given period does not meet the guidance that we provide to the public, the market price of our common stock may decline.
We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our common stock may decline. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.
Our stock price and trading volume are heavily influenced by the way analysts and investors interpret our financial information and other disclosures. If securities or industry analysts do not publish research or reports about our business, delay publishing reports about our business, or publish negative reports about our business, regardless of accuracy, our common stock price and trading volume could decline. The trading market for our common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If the number of analysts that cover us declines, demand for our common stock could decrease and our common stock price and trading volume may decline. Even if our common stock is actively covered by analysts, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. Over-reliance by analysts or investors on any particular metric to forecast our future results may result in forecasts that differ significantly from our own. Regardless of accuracy, unfavorable interpretations of our financial information and other public disclosures could have a negative impact on our stock price. If our financial performance fails to meet analyst estimates, for any of the reasons discussed above or otherwise, or one or more of the analysts who cover us downgrade our common stock or change their opinion of our common stock, our stock price would likely decline.
As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.
We are a public reporting company subject to the rules and regulations established from time to time by the SEC. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.
In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can evaluate the effectiveness of our internal control over financial reporting. Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”) requires that management assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control over financial reporting. Additionally, Section 404(b) requires our independent registered public accounting firm to issue an annual report that addresses the effectiveness of our internal control over financial reporting. We expect to comply with Section 404(b) at that time in our annual report for the year ending December 31, 2022. Our compliance with Section 404(a) has and will continue to require that we incur substantial expenses and expend significant management efforts.
If we are unable to establish effective internal control over financial reporting, and our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting at such time as it is required to do so, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause us to lose investor confidence in the accuracy and completeness of our financial reports, causing the price of our common stock to decline.

We identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if our internal control over financial reporting is not effective.

We have identified material weaknesses in our internal control over financial reporting related to an insufficiency of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the Company’s financial reporting requirements and the complexity of the Company’s operations and transactions. Remediation efforts undertaken by the Company in 2021 identified an additional material weakness related to insufficient selection and development of Information Technology General Controls (ITGCs).

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

While we are in the process of implementing a remediation plan to remediate these material weaknessee, there can be no assurance that the material weaknesses will be promptly remediated or that we will not identify additional material weaknesses in the future. The occurrence of, or failure to remediate, this material weakness and any future material weaknesses in our internal control over financial reporting may adversely affect the accuracy and reliability of our financial statements. A more complete description of this material weakness is included in Item 9A, "Controls and Procedures" in this Annual Report on Form 10-K.

Item 1B. Unresolved Staff Comments
None.

Item 2. Properties
Shift's corporate headquarters is located in San Francisco, California, and consists of approximately 9,255 square feet of space under a lease that expires on December 31, 2023. We use these facilities for finance, legal, human resources, information technology, engineering, product, sales and marketing and other administrative functions.

Shift operates nine vehicle inventory inspection, reconditioning and storage facilities located in Los Angeles, Sacramento, San Francisco and San Diego, California, Portland, Oregon, Seattle, Washington, and Austin, San Antonio and Dallas, Texas under leases that expire between February 28, 2023 and December 31, 2029. Additionally, we have corporate operations in Los Angeles, and warehouse space under lease for our seller markets in Las Vegas, NV and Houston, TX. Our corporate operations in Los Angeles are co-located with our hub.

We believe our existing and planned inspection, reconditioning and storage centers are sufficient for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Item 3. Legal Proceedings
The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Other than the matter discussed below, Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.
On May 7, 2021, we were named in a lawsuit filed in the U.S. District Court for the Southern District of New York (Stifel, Nicolaus & Company, Inc. v. Shift Technologies, Inc. 21-cv-04135) by a former financial advisor, Stifel, Nicolaus & Company, Inc. (“Stifel”), claiming that we are required to pay the former financial advisor certain compensation as a result of the Merger. In addition, the complaint seeks punitive damages as a result of alleged unjust enrichment for the amount of the benefits allegedly conferred on Shift by Stifel. The Company believes it has meritorious defenses against the claim, and the probable incurred losses related to the claim are immaterial as of December 31, 2021. Based on such information as is available to us, the range of additional reasonably possible losses related to the claim does not exceed $4.0 million, excluding any punitive damages which the Company cannot currently estimate. The Company believes the claim is without merit and intends to defend itself vigorously. In that regard, on September 13, 2021, the Company moved to dismiss the complaint as a matter of law; however, there can be no assurances that the Company will be successful in its defense.

Item 4. Mine Safety Disclosures
Not applicable.

Part II
Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
The Company's common stock is traded on the Nasdaq under the symbol “SFT.”

Holders
As of March 14, 2022, there were 412 holders of record of our Class A common stock. These numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. Our flooring line of credit with Ally Bank contains certain restrictive covenants that may limit the Company’s ability to pay distributions.

Recent Sales of Unregistered Equity Securities
On May 27, 2021, the Company completed a private offering of its 4.75% Convertible Senior Notes due 2026 (the “Notes”). The aggregate principal amount of the Notes sold in the offering was $150.0 million. Please see Note 7 - Borrowings to the accompanying consolidated financial statements for additional information.
Issuer Purchases of Equity Securities
None.

Item 6. [Reserved]

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
This discussion contains forward-looking statements about Shift’s business, operations and industry that involve risks and uncertainties, such as statements regarding Shift’s plans, objectives, expectations and intentions. Shift’s future results and financial condition may differ materially from those currently anticipated by Shift as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Throughout this section, unless otherwise noted “we”, “us”, “our” and the “Company” refer to Shift and its consolidated subsidiaries.
Insurance Acquisition Corp. Merger
On October 13, 2020, Insurance Acquisition Corp. (“IAC”), an entity listed on the Nasdaq Capital Market under the trade symbol “INSU”, acquired Shift Platform, Inc., formerly known as Shift Technologies, Inc. (“Legacy Shift”), by the merger of IAC Merger Sub, Inc., a direct wholly owned subsidiary of IAC, with and into Legacy Shift, with Legacy Shift continuing as the surviving entity and a wholly owned subsidiary of IAC (the “Merger”). The public company resulting from the merger was renamed Shift Technologies, Inc., which we refer to as Shift, we, us, our, SFT, or the Company. Upon the consummation of the Merger, Shift received approximately $300.9 million, net of fees and expenses. See Note 3 - Merger, in the accompanying consolidated financial statements for additional details regarding this transaction. For financial reporting purposes IAC was treated as the “acquired” company and Legacy Shift was treated as the accounting acquirer.
Overview
Shift is a leading end-to-end ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience.
Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, technology-driven solutions throughout the car ownership lifecycle:
•finding the right car,
•having a test drive brought to you before buying the car,
•a seamless digitally-driven purchase transaction including financing and vehicle protection products,
•an efficient, fully-digital trade-in/sale transaction,
•and a vision to provide high-value support services during car ownership.
Each of these steps is powered by Shift’s software solutions, mobile transactions platform, and scalable logistics, combined with the Company’s nine centralized inspection, reconditioning and storage centers, called hubs.
Shift’s vision is to provide a comprehensive experience for car owners, driven by technology at every step of the consumer lifecycle. Our continued investments in our research and discovery functionality create a platform that draws customers to engage with the Shift website and provide a seamless search experience.
There are three ways to purchase a car from Shift:
•On-demand test drive: Shift conveniently brings the customer's desired car to the customer’s desired location for a no-obligation, contactless test drive, usually at their home or work. If the customer chooses to purchase the vehicle, a Shift concierge staff can process the transaction on-the-spot via a mobile app.
•Buy online: Customers can buy a car sight-unseen without a test drive and have it delivered to their home quickly with the same seven-day return policy as is offered on cars bought in person.
•Hub test drive: Customers may come to one of Shift’s hub locations to see and test drive multiple cars. When they arrive, customers can scan a QR code on each car to immediately view all relevant details, including ownership & service history, inspection reports, vehicle history reports, and most importantly, dynamic pricing and market price comparisons. This immediate access to all relevant information — without having to rely on a salesman — puts customers in control.

Launched in 2014, Shift operates nine vehicle inventory inspection, reconditioning and storage centers, with six spanning the West Coast from San Diego to Seattle and three new facilities in Austin, San Antonio, and Dallas, Texas launched in 2021. The Company is also acquiring inventory in the Houston and Las Vegas markets. Once fully launched, each region is supported by one hub location that acts as the central point for reconditioning and vehicle storage that also enables customers to browse inventory onsite. For the year ended December 31, 2021, the Company had $636.9 million in revenue, an increase of 225.4% compared to $195.7 million of revenue for the year ended December 31, 2020. By targeting urban, densely populated markets, Shift has used direct-to-consumer digital marketing and a responsive ecommerce sales approach to grow its market penetration. With hub locations in only four states, Shift has significant runway for continued geographic expansion.
Shift’s differentiated strategy offers a wide variety of vehicles across the entire spectrum of model, price, age, and mileage to ensure that Shift has the right car for buyers regardless of interest, need, budget, or credit. Shift offers a fully omni-channel fulfillment model, led by Shift’s patented system for managing on-demand test drives brought to customers at their preferred location, such as their home.
Regardless of the approach chosen by the customer, they will be supported by friendly Shift Concierge and Advisor team members. For all ecommerce buyers, Shift offers a full suite of options to consumers to finance and protect their vehicle through our mobile point-of-sale solution. Through our platform, we connect customers to various lending partners for a completely digital end-to-end process for financing and service products. A customer can also complete a short online prequalification form and immediately see a filtered view of cars that meet their budget based on the financing options for which they are likely to be able to qualify. Customers can also get approved for financing before they even test drive a car, making it much more likely that the customer will purchase a car from us.
Shift focuses on unit economics driven by direct vehicle acquisition channels, optimized inventory mix and ancillary product offerings, combined with streamlined inventory onboarding, controlled fulfillment costs, and centralized software. For the year ended December 31, 2021, Shift sourced 94% of its inventory from consumer-sellers and partners driving improved margins and customer acquisition cost. Our data-driven vehicle evaluations help ensure acquisition of the right inventory at the right price to reduce days to sale. We believe that a differentiated ability to purchase vehicles directly from consumer-sellers as compared to our competitors, who purchase a higher percentage through the wholesale market, provides Shift access to a deeper pool of scarce, highly desirable inventory.
Sellers are able to go to Shift.com, submit information on their car, and get a quote instantly. Shift uses a proprietary algorithm for pricing that utilizes current market information about market conditions, demand and supply, and car option data, among other factors. Using proprietary pricing and Shift-built mobile diagnostic tools, Shift provides an immediate quote for a customer’s trade-in vehicle, and will schedule an on-demand evaluation at the customer’s location by a member of Shift’s concierge staff. Shift provides selling customers with information on market rates and, when a customer is ready to sell their car, we can digitally initiate e-contracting and an ACH transfer and conveniently take the car on the seller’s behalf so the seller doesn’t even have to leave his or her home to sell their car.
Over time, we intend to expand our machine learning-enabled recommendation engine to better help customers find the cars best suited to them. Customer response to the Shift experience is extremely positive, resulting in a 70 Net Promoter Score (“NPS”) in 2020, an order of magnitude higher score than traditional auto retailers. These positive experiences are expected to allow Shift to serve customers over the entire lifecycle of vehicle ownership and retain customers for repeat sales and purchases. By continuing to invest in services that benefit the customer throughout the ownership phase of the lifecycle (for example, vehicle maintenance plans), we will continue to establish a long-term customer base that will return for future transactions.

Revenue Model
Shift’s two-sided model generates value from both the purchase and sale of vehicles along with financing and vehicle protection products. We acquire cars directly from consumers, partners, and other sources and sell vehicles through our ecommerce platform directly to consumers in a seamless end-to-end process. This model captures value from the difference in the price at which the car is acquired and sold, as well as through fees on the sale of ancillary products such as financing and vehicle protection products, also referred to as finance and insurance (“F&I”), and services. If a car that we purchase does not meet our standards for retail sale, we generate revenue by selling through wholesale channels. These vehicles are primarily acquired from customers who trade-in their existing vehicles in connection with a purchase from us. Our revenue for the years ended December 31, 2021 and 2020 was $636.9 million and $195.7 million, respectively. We expect significant growth going forward as we expand geographically, increase market penetration, and increase ancillary product sales.
Inventory Sourcing
We source the majority of our vehicles directly from consumers and partners who use the Shift platform to resell trade-in and other vehicles. These channels provide scarce and desirable local inventory of used cars of greater quality than those typically found at auction. In addition to those primary channels, we supplement our vehicle acquisitions with purchases from auto auctions, as well as some vehicles sourced locally through the trade-in program of an original equipment manufacturer (“OEM”).
Proprietary machine learning-enabled software inputs vast quantities of data across both the supply and demand sides to optimize our vehicle acquisition strategy. As we grow volumes, we expect to improve the performance of our model to optimize our vehicle selection and disposal.
Vehicle Reconditioning
All of the cars Shift sells undergo a rigorous 150+ point mechanical inspection and reconditioning process at one of our nine regional reconditioning facilities (or at a third-party partner when additional capacity is needed, such as during the establishment of a new hub location) to help ensure that they’re safe, reliable, up to cosmetic standards, and comfortable. We have created two classifications of inventory for reconditioning — Value and Certified — to optimize the level of reconditioning for each vehicle classification. This allows us to efficiently provide each customer with the greatest value through a tailored reconditioning approach. Value cars are typically sold at a lower price point and are sought after by consumers who have different expectations and tolerances for cosmetic reconditioning standards — therefore, we focus on mechanical and safety issues for these vehicles, with less emphasis on cosmetic repair, in order to optimize reconditioning costs. This operational flexibility in our reconditioning process improves our ability to grow profitably and is a primary factor in our decision to conduct reconditioning in-house. With a test drive service radius from our hub to a customer’s home averaging two hours of driving time, each reconditioning facility is able to cover a large geographic range and service the surrounding metropolitan area. We plan to grow our reconditioning center network as we expand geographically and launch new markets.
Logistics Network
The primary component of our logistics network consists of intra-city concierge personnel and inter-city third-party carriers. Shift concierges are able to transport vehicles to and from customers, while providing a customer friendly white glove experience, including delivery, disposal, and at-home test drives. This provides the benefit of a seamless experience as well as an on-site sales support agent to guide the customer through the process. Our agreements with long distance haulers allow us to combine the nodes in our network and deliver vehicles between cities. Strategically, this provides customers with a broad set of inventory and a great speed of delivery.
Financing and Vehicle Protection Products
We generate revenue by earning no obligation referral fees for selling ancillary products to customers that purchase vehicles through the Shift platform. Since we earn fees for the F&I products we sell, our gross profit on these items is equal to the revenue we generate. Our current offering consists of financing from third-party lenders, guaranteed asset protection (“GAP”) waiver, vehicle protection plans and vehicle service contracts. We plan to offer additional third-party products to provide a wider product offering to customers and expect these products to contribute to reaching our revenue and profitability targets.

Factors Affecting our Business Performance
Various trends and other factors have affected and may continue to affect our business, financial condition and operating results, including:
Deeper Market Penetration Within Our Existing Markets
We believe that there remains a substantial opportunity to capture additional market share within our existing service areas. We’ve proven our ability to command a strong market share through effective marketing channels, as demonstrated by our current market share in our most established cities. We believe that with effective brand marketing, we will be able to reach similar market penetration in our other geographic markets.
Expansion into New Markets
We believe that a phased, capital efficient expansion model results in the most cost-effective new market launch strategy in the industry. Our approach to market expansion is to implement controlled launches to expand our existing service territory. This approach both bolsters our existing markets (with new inventory being acquired in nearby cities), while simultaneously providing the new market with the local talent and resources required for a successful launch.
Improvements in Technology Platform
We are constantly investing in our technology platform to improve both customer experience and our business performance. We regularly implement changes to our software to help customers find the right car for them, while the machine learning component of our inventory and pricing model ensures we get the right cars at the right price. As our algorithms evolve, we are able to better monetize our inventory of vehicles through better pricing, while simultaneously customers are much more likely to purchase a car on our website, thus driving higher demand and sales volume.
Improvements in Reconditioning Processes
We learned early on from our experience in the used car sales business that to be a reliable used car resource with desirable inventory for all customer types, we needed to control our own reconditioning processes. Our reconditioning program has constantly improved over the course of our history, and we are happy with what we have achieved. Each unit of our inventory is reconditioned with a focus on safety first, while optimizing for repairs that will have the highest return on investment (“ROI”). We believe that our network of reconditioning centers and connecting logistics routes have excess capacity, which we plan to utilize as we increase retail sales volumes. Increasing capacity utilization will positively affect gross profit per unit by reducing per unit overhead costs. While 2020 and early 2021 were impacted by higher outsourced reconditioning costs, we continued to increase the efficiency of our reconditioning operations in the latter half of 2021 by expanding our in-house reconditioning capabilities and reducing the use of third party reconditioning in mature markets.
Growth in Other Revenue from Existing Revenue Streams
We have made great strides over the past two years developing our “other revenue” streams, which comprise the financing and vehicle protection products that we can offer on our digital financing platform, and other ancillary products. We have invested in the technology, as well as the sales team, to increase the likelihood that consumers will purchase ancillary products in connection with the sale of a vehicle, and we see more opportunity for additional revenue within our existing channels purely from further expansion of our attach rates for our entire financing and vehicle protection product suite.
Growth in Other Revenue from Expansion of Product Offerings
We see great opportunity to further expand our other revenue streams through additional product offerings beyond the existing offerings on our platform. These incremental revenue streams will come in the form of on-boarding new lending partners to our existing loan program, as well as introducing entirely new financing and vehicle protection products to offer our customers. We intend to continue to grow this business segment to service every addressable need of our customers during the vehicle purchase process.

Seasonality
We expect our quarterly results of operations, including our revenue, gross profit, profitability, if any, and cash flow to vary significantly in the future, based in part on, among other things, consumers’ car buying patterns. We have typically experienced higher revenue growth rates in the second and third quarters of the calendar year than in each of the first or fourth quarters of the calendar year. We believe these results are due to seasonal buying patterns driven in part by the timing of income tax refunds, which we believe are an important source of car buyer down payments on used vehicle purchases. We believe that continued investments in growth, including effective marketing and new market entry, will allow us to maintain sales growth through seasonality. However, we recognize that in the future our revenues may be affected by these seasonal trends (including any disruptions to normal seasonal trends arising from the COVID-19 pandemic), as well as cyclical trends affecting the overall economy, specifically the automotive retail industry.
Impact of COVID-19
In March 2020, the World Health Organization declared a global pandemic related to the rapidly growing outbreak of a novel strain of coronavirus known as COVID-19, and in the following weeks, shelter-in-place ordinances were put into effect in regions where Shift operates. We saw a slowing of vehicle sales immediately following the shelter-in-place ordinances in March; however, within five weeks, we were back near our pre-COVID-19 weekly sales volumes. Although the ultimate impacts of COVID-19 remain uncertain, a 2020 survey found that 46% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future. Additionally, the pandemic has accelerated trends of online adoption more broadly as consumers seek to avoid physical retail locations. We believe that this global pandemic will push people to look to alternative means of personal transportation, and our product is well suited to provide customers with a safe, clean means of transportation, through our contactless purchase and delivery processes. Therefore, while it remains possible that sustained or deepened impact on consumer demand resulting from COVID-19 or the related economic recession could negatively impact Shift’s performance, we believe that Shift is well positioned to weather the pandemic. In 2021, pandemic-related economic stimulus and constraints in the supply of new and used vehicles have increased demand and pricing for our products, while labor shortages have abated since the initial pandemic lockdowns.
Ultimately, the magnitude and duration of the impact to Shift’s operations is impossible to predict due to:
•uncertainties regarding the duration of the COVID-19 pandemic and how long related disruptions will continue;
•the impact of governmental orders and regulations that have been, and may in the future be, imposed;
•the impact of COVID-19 on wholesale auctions, state DMV titling and registration services and other third parties on which we rely;
•uncertainties related to the impact of COVID-19 variants and government actions that that may be taken in response;
•uncertainties as to the impact of vaccination campaigns underway in key markets; and
•potential deterioration of economic conditions in the United States, which could have an adverse impact on discretionary consumer spending.

Key Operating Metrics
We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our progress and make strategic decisions. Our key operating metrics measure the key drivers of our growth, including opening new hubs, increasing our brand awareness through unique site visitors and continuing to offer a full spectrum of used vehicles to service all types of customers.
Ecommerce Units Sold
We define ecommerce units sold as the number of vehicles sold to customers in a given period, net of returns. We currently have a seven-day, 200 mile return policy. The number of ecommerce units sold is the primary driver of our revenues and, indirectly, gross profit, since ecommerce unit sales enable multiple complementary revenue streams, including all financing and protection products. We view ecommerce units sold as a key measure of our growth, as growth in this metric is an indicator of our ability to successfully scale our operations while maintaining product integrity and customer satisfaction.
Wholesale Units Sold
We define wholesale units sold as the number of vehicles sold through wholesale channels in a given period. While wholesale units are not the primary driver of revenue or gross profit, wholesale is a valuable channel as it allows us to be able to purchase vehicles regardless of condition, which is important for the purpose of accepting a trade-in from a customer making a vehicle purchase from us, and as an online destination for consumers to sell their cars even if not selling us a car that meets our retail standards.
Ecommerce Average Sale Price
We define ecommerce average sale price (“ASP”) as the average price paid by a customer for an ecommerce vehicle, calculated as ecommerce revenue divided by ecommerce units. Ecommerce average sale price helps us gauge market demand in real-time and allows us to maintain a range of inventory that most accurately reflects the overall price spectrum of used vehicle sales in the market. We believe this metric provides transparency and is comparable to our peers.
Wholesale Average Sale Price
We define wholesale average sale price as the average price paid by a customer for a wholesale vehicle, calculated as wholesale revenue divided by wholesale units. We believe this metric provides transparency and is comparable to our peers.
Gross Profit per Unit
We define gross profit per unit as the gross profit for ecommerce, other, and wholesale, each of which divided by the total number of ecommerce units sold in the period. We calculate gross profit as the revenue from vehicle sales and services less the costs associated with acquiring and reconditioning the vehicle prior to sale. Gross profit per unit is primarily driven by ecommerce vehicle revenue, which generates additional revenue through attachment of our financing and protection products, and gross profit generated from wholesale vehicle sales. We present gross profit per unit from our three revenues streams as Ecommerce gross profit per unit, Wholesale gross profit per unit and Other gross profit per unit.
Average Monthly Unique Visitors
We define a monthly unique visitor as an individual who has visited our website within a calendar month, based on data collected on our website. We calculate average monthly unique visitors as the sum of monthly unique visitors in a given period, divided by the number of months in that period. To classify whether a visitor is “unique”, we dedupe (a technique for eliminating duplicate copies of repeating data) each visitor based on email address and phone number, if available, and if not, we use the anonymous ID which lives in each user’s internet cookies. This practice ensures that we do not double-count individuals who visit our website multiple times within a month. We view average monthly unique visitors as a key indicator of the strength of our brand, the effectiveness of our advertising and merchandising campaigns and consumer awareness.
Average Days to Sale
We define average days to sale as the number of days between Shift’s acquisition of a vehicle and sale of that vehicle to a customer, averaged across all ecommerce units sold in a period. We view average days to sale as a useful metric in understanding the health of our inventory.

Ecommerce Vehicles Available for Sale
We define ecommerce vehicles available for sale as the number of ecommerce vehicles in inventory on the last day of a given reporting period. Until we reach an optimal pooled inventory level, we view ecommerce vehicles available for sale as a key measure of our growth. Growth in ecommerce vehicles available for sale increases the selection of vehicles available to consumers, which we believe will allow us to increase the number of vehicles we sell. Moreover, growth in ecommerce vehicles available for sale is an indicator of our ability to scale our vehicle purchasing, inspection and reconditioning operations.
Number of Regional Hubs
We define a hub as a physical location at which we recondition and store units bought and sold within a market. Because of our omni-channel fulfillment model with our on-demand delivery test drive offering, we are able to service super-regional areas with a radius of approximately two hours of driving time from a single hub location. This is a key metric as each hub expands our service area inspection, reconditioning and storage capacity.

Results of Operations
The following table presents our revenue, gross profit, and unit sales information by channel for the periods indicated:

	Years ended December 31, 2021
	2021	2020	Change

Revenue:
Ecommerce vehicle revenue, net	$538,387	$158,037	240.7%
Other revenue, net	22,633	6,390	254.2%
Wholesale vehicle revenue	75,849	31,291	142.4%
Total revenue	$636,869	$195,718	225.4%

Cost of sales:
Ecommerce vehicle cost of sales	$513,124	$153,914	233.4%
Wholesale vehicle cost of sales	74,957	29,623	153.0%
Total cost of sales	$588,081	$183,537	220.4%

Gross profit:
Ecommerce vehicle gross profit	$25,263	$4,123	512.7%
Other gross profit	22,633	6,390	254.2%
Wholesale vehicle gross profit	892	1,668	(46.5)%
Total gross profit	$48,788	$12,181	300.5%

Unit sales information:
Ecommerce vehicle unit sales	23,251	9,497	144.8%
Wholesale vehicle unit sales	7,067	3,638	94.3%

Average selling prices per unit (“ASP”):
Ecommerce vehicles	$23,155	$16,641	39.1%
Wholesale vehicles	$10,733	$8,601	24.8%

Gross profit per unit(1):
Ecommerce gross profit per unit	$1,087	$434	150.5%
Other gross profit per unit	973	673	44.6%
Wholesale gross profit per unit	38	176	(78.4)%
Total gross profit per unit	$2,098	$1,283	63.5%

Non-financial metrics
Average monthly unique visitors	659,358	369,292	78.5%
Average days to sale	54	55	(1.8)%
Ecommerce vehicles available for sale, end of period	4,337	2,378	82.4%
Number of regional hubs, end of period	9	6	50.0%
____________
(1)Gross profit per unit is calculated as gross profit for ecommerce, other and wholesale, each of which divided by the total number of ecommerce units sold in the period.

We present operating results down to gross profit from three distinct revenue channels:
Ecommerce Vehicles: The ecommerce channel within our Retail segment represents sales of used vehicles directly to our customers through our website.
Other: The other channel within our Retail segment represents fees earned on sales of value-added products associated with the sale of ecommerce vehicles.
Wholesale Vehicles: The wholesale channel is the only component of our Wholesale segment and represents sales of used vehicles through wholesale auctions.
Year ended December 31, 2021
Ecommerce Vehicle Revenue, Net
Ecommerce vehicle revenue increased by $380.4 million, or 240.7%, to $538.4 million during the year ended December 31, 2021, from $158.0 million in the comparable period in 2020. This increase was primarily driven by an increase in ecommerce unit sales, as we sold 23,251 ecommerce vehicles in the year ended December 31, 2021, compared to 9,497 ecommerce vehicles in the year ended December 31, 2020. The increase in unit sales was driven by increased investment in marketing and by increased inventory units available for sale. The increase in sellable inventory levels was partly due to investments that increased our reconditioning throughput.
The increase in ecommerce vehicle revenue was also partly due to an increase in ecommerce ASP, which was $23,155 for the year ended December 31, 2021, compared to $16,641 for the year ended December 31, 2020. This increase in ecommerce ASP was primarily a reflection of changes to our inventory mix as well as an increase in demand for used vehicles coupled with lower than average inventory levels across the auto market as a whole.

Other Revenue, Net
Other revenue increased by $16.2 million, or 254.2%, to $22.6 million during the year ended December 31, 2021, from $6.4 million in the comparable period in 2020. This increase was primarily due to strategic investments to enhance our ancillary products to better monetize our growing unit sales.
Wholesale Vehicle Revenue
Wholesale vehicle revenue increased by $44.6 million, or 142.4%, to $75.8 million during the year ended December 31, 2021, from $31.3 million in the comparable period in 2020. The increase was primarily due to an increase in wholesale unit sales as we sold 7,067 wholesale vehicles in the year ended December 31, 2021, compared to 3,638 wholesale vehicles during the year ended December 31, 2020. This increase in wholesale vehicle revenue was also partly due to a 24.8% increase in wholesale ASP.
Cost of Sales
Cost of sales increased by $404.5 million, or 220.4%, to $588.1 million during the year ended December 31, 2021, from $183.5 million in the comparable period in 2020. The increase was primarily due to an increase in unit sales as we sold 30,318 total vehicles in the year ended December 31, 2021, compared to 13,135 total vehicles in the year ended December 31, 2020. The remainder of the increase is due to increased buying and selling prices in the used auto market as a whole, caused by constrained supplies of new and used vehicles.

Ecommerce Vehicle Gross Profit
Ecommerce vehicle gross profit increased by $21.1 million, or 512.7%, to $25.3 million during the year ended December 31, 2021, from $4.1 million in the comparable period in 2020. The increase was primarily driven by an increase in ecommerce units sold, as described in “Ecommerce Vehicle Revenue, Net” above. The increase in ecommerce vehicle gross profit was also partly due to an increase in ecommerce gross profit per unit, which grew to $1,087 per unit for the year ended December 31, 2021, from $434 per unit in the comparable period in 2020. The increase in ecommerce gross profit per unit was largely driven by lower reconditioning costs resulting from decreased use of third party services and increased efficiency of internal reconditioning. Ecommerce vehicle gross profit also benefited from favorable conditions in the used auto market leading to favorable pricing.
Other Gross Profit
Other gross profit increased by $16.2 million, or 254.2%, to $22.6 million during the year ended December 31, 2021, from $6.4 million in the comparable period in 2020. Other gross profit per unit increased to $973 during the year ended December 31, 2021, from $673 per unit in the comparable period in 2020. Other revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in other gross profit and the associated drivers are identical to changes in other revenue and the associated drivers.
Wholesale Vehicle Gross Profit
Wholesale vehicle gross profit decreased by $0.8 million, or 46.5%, to $0.9 million during the year ended December 31, 2021, from $1.7 million in the comparable period in 2020. The decrease was primarily driven by a decrease in wholesale gross profit per unit, which shrank to $38 per unit for the year ended December 31, 2021, from $176 in the comparable period in 2020. During the year ended December 31, 2020, we sold a fleet of newer vehicles that had been purchased from a defunct rental car business on favorable terms, which increased the average wholesale margin in the comparable period.
Components of SG&A

	Years ended December 31,
	2021	2020	Change
	($ in thousands)
Compensation and benefits(1)	$103,871	$33,565	209.5%
as a % of revenue	16.3%	17.1%
Marketing expenses	49,807	23,271	114.0%
as a % of revenue	7.8%	11.9%
Other costs(2)	66,377	27,060	145.3%
as a % of revenue	10.4%	13.8%
Total selling, general and administrative expenses	$220,055	$83,896	162.3%
as a % of revenue	34.6%	42.9%
____________
(1)Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2)Other costs include all other selling, general and administrative expenses such as hub operating costs, vehicle shipping costs for internal purposes, corporate occupancy, professional services, registration and licensing, and IT expenses.
Selling, general and administrative expenses increased by $136.2 million, or 162.3%, to $220.1 million during the year ended December 31, 2021, from $83.9 million in the comparable period in 2020. The increase was partly due to an increase in compensation costs of $70.3 million, driven by the increase in average headcount from 569 to 1,037. The increase was also partly due to the increase in marketing expense of $26.5 million, which resulted from continued investment in brand marketing and opportunistic discretionary spending to leverage unusually favorable conditions in the used auto market. Lastly, other costs increased by $39.3 million due primarily to increased selling costs and costs associated with being a public company such as increased accounting, compliance, and legal costs.

Selling, General, and Administrative expenses have decreased as a percentage of revenue as the Company increases in scale and begins to achieve operating leverage. The decrease in marketing expense as percentage of revenue is also due to investments in increasing brand awareness, which in turn increase the effectiveness of our other marketing channels.
Liquidity and Capital Resources
Sources of liquidity
Our main source of liquidity is cash generated from financing activities. Cash generated from financing activities since the Merger primarily includes proceeds from the Merger and PIPE financing completed in October 2020, issuance of the Convertible Senior Notes, proceeds from the Flooring Line of Credit ("Ally FLOC") facility with Ally and proceeds from the Flooring Line of Credit ("FLOC") facility with U.S. Bank in 2021 and 2020. On October 11, 2021, the FLOC with US Bank expired and was repaid in full. Refer to Note 7 - Borrowings and Note 10 - Related Party Transactions in our “Notes to Consolidated Financial Statements” for additional information.
On October 13, 2020, Insurance Acquisition Corp. (“IAC”), an entity listed on the Nasdaq Capital Market under the symbol “INSU”, acquired Shift Platform, Inc., formerly known as Shift Technologies, Inc., with Shift Platform, Inc. continuing as the surviving entity. The public company resulting from the merger was renamed Shift Technologies, Inc., which we refer to as Shift, we, us, our, SFT, or the Company. Upon the consummation of the Merger, Shift received approximately $300.9 million net of fees and expenses. See Note 3 - Merger in the “Notes to Consolidated Financial Statements” for additional details regarding this transaction.
On May 27, 2021, the Company completed a private offering of its 4.75% Convertible Senior Notes due 2026 (the “Notes”). The aggregate principal amount of the Notes sold in the offering was $150.0 million. The Notes accrue interest payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2021, at a rate of 4.75% per annum. The Notes will mature on May 15, 2026, unless earlier converted, redeemed or repurchased by the Company. See Note 7 - Borrowings in the “Notes to Consolidated Financial Statements” for additional details regarding the Notes. The Company used approximately $28.4 million of the net proceeds from the sale of the Notes to pay the cost of the Capped Call Transactions (see Note 8 - Stockholders' Equity), and is using the remaining proceeds for working capital and general corporate purposes.
On December 9, 2021, the Company entered into a new $100.0 million flooring line of credit facility with Ally Bank to finance its used vehicle inventory. Borrowings under the Ally FLOC bear interest at the Prime Rate (as defined in the agreement) plus 1.50%. See Note 7 - Borrowings in the “Notes to Consolidated Financial Statements” for additional details regarding the Ally FLOC.
Since inception, the Company has generated recurring losses which has resulted in an accumulated deficit of $440.7 million as of December 31, 2021. During the year ended December 31, 2021, the Company had negative operating cash flows of $211.0 million. In the future, we may attempt to raise additional capital through the sale of equity securities or through equity-linked or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by incurring indebtedness, we will be subject to increased fixed payment obligations and could also be subject to restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. Any future indebtedness we incur may result in terms that could be unfavorable to equity investors.
Debt obligations
See Note 7 - Borrowings of the “Notes to Consolidated Financial Statements” for information regarding the Company’s debt obligations.
Cash Flows — Years ended December 31, 2021 and 2020
The following table summarizes our cash flows for the periods indicated:

	Years ended December 31,
	2021	2020
	($ in thousands)
Cash Flow Data:
Net cash, cash equivalents, and restricted cash used in operating activities	$(211,046)	$(85,852)
Net cash, cash equivalents, and restricted cash used in investing activities	(14,143)	(4,879)
Net cash, cash equivalents, and restricted cash provided by financing activities	183,989	281,696
Operating Activities
For the year ended December 31, 2021, net cash used in operating activities was $211.0 million, an increase of $125.2 million from cash used in operating activities of $85.9 million for the year ended December 31, 2020. The increase is primarily due to an increase in net loss of $107.1 million, partly offset by an increase in share based compensation expense of $22.5 million. The increase was also partly due to an increase in net inventory purchases of $42.8 million. The impact of net inventory purchases on our liquidity position was offset by a $71.0 million increase in cash provided by net borrowings on flooring line of credit facilities, which are included in financing activities on the accompanying consolidated statements of cash flows.
Investing Activities
For the year ended December 31, 2021, net cash used in investing activities of $14.1 million was primarily driven by the capitalization of website and internal-use software costs and purchases of capital equipment.
For the year ended December 31, 2020, net cash used in investing activities of $4.9 million was primarily driven by the capitalization of website and internal-use software costs and purchases of capital equipment.
Financing Activities
For the year ended December 31, 2021, net cash provided by financing activities was $184.0 million, primarily due to $143.8 million in net proceeds from issuance of the Convertible Senior Notes and net proceeds from the flooring line of credit facilities of $68.8 million, offset by $28.4 million in premiums paid for the Capped Call Transactions (See Note 7 - Borrowings and Note 8 - Stockholders' Equity of the “Notes to Consolidated Financial Statements”).
For the year ended December 31, 2020, net cash provided by financing activities was $281.7 million, primarily due to net proceeds from the Merger and PIPE financing of $300.9 million, offset by net repayment of the Delayed Draw Term Loan of $12.5 million.
Contractual Obligations
As of December 31, 2021, the Company reported a liability for vehicles acquired under an OEM program of $3.6 million. The Company records inventory received under the arrangement with the OEM equal to the amount of the liability due to the OEM to acquire such vehicles. The liability due to the OEM provider for such acquired vehicles is equal to the OEM’s original acquisition price.
The Company has various operating leases of real estate and equipment. See Note 11 - Commitments and Contingencies to the accompanying consolidated financial statements for further discussion of the nature and timing of cash obligations due under these leases.
Off-Balance Sheet Arrangements
We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.
Critical accounting policies are those policies that management believes are very important to the portrayal of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or otherwise complex. Based on these criteria, management has identified the following critical accounting policies:
Revenue
We recognize revenue upon transfer of control of goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Control passes to the customer at the time of delivery or pick-up. We may collect sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale as required. These taxes are accounted for on a net basis and are not included in revenues or cost of sales.
We have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue.
We recognize revenue at a point in time as described below.
Ecommerce Vehicle Revenue
We sell used vehicles to retail customers through our ecommerce platform. The price for used vehicles is the stand-alone selling price as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the price of a used vehicle, which is included in the transaction price as non-cash consideration at the stated trade-in value within the contract. We satisfy our performance obligation and recognize revenue for sales of ecommerce vehicles at a point in time when the vehicles are delivered to or picked up by the customer. The revenue recognized by Shift is the amount equal to the stand-alone selling price, including any service fees, less any discounts and an estimate for returns. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers.
We receive payment for vehicle sales directly from the customer at the time of sale or, if the customer uses financing, from third-party financial institutions within a short period of time following the sale. Any payments received prior to the delivery or pick-up of used vehicles are recorded as deferred revenue within accrued liabilities on the consolidated balance sheets until delivery or pick-up occurs.
Our return policy allows customers to initiate a return during the first seven days or 200 miles after delivery (whichever comes first). Ecommerce vehicle revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. The returns reserve was $1.0 million at December 31, 2021 and immaterial at December 31, 2020.
Other Revenue
We provide buyers on our platform with options for financing and vehicle protection products. All such services are provided by unrelated third-party vendors, with whom we have agreements giving us the right to offer such services on its platform. When a buyer selects a service from these providers, we earn a commission based on the actual price paid or financed, respectively. We concluded that we are an agent for these transactions because we do not control the products before they are transferred to the customer and our risk related to these products is limited to the commissions that we receive. Accordingly, we recognize commission revenue at the time of sale.
In the event that a customer cancels certain finance and insurance products, the Company may be obligated to return all or part of its commission. Other revenue is recognized net of a reserve for cancellations, which is estimated using historical experience and trends. The reserve for estimated cancellations at December 31, 2021 and 2020 was $2.3 million and $0.8 million, respectively, and is presented in accrued expenses and other current liabilities on the consolidated balance sheets.

Wholesale Vehicle Revenue
We also sell vehicles through wholesale auctions. These vehicles sold to wholesalers are primarily acquired from customers who trade-in their existing vehicles and such vehicles do not meet our quality standards to list and sell through our website. We satisfy our performance obligation and recognize revenue for wholesale vehicle revenue at a point in time when the vehicle is sold at auction or directly to a wholesaler. The transaction price is typically due and collected within one week of the date of the sale.
In December 2018, we agreed to sell cars to Lithia Motors, Inc. under a one-sided marketplace ("OSM") program whereby we acquire cars primarily from consumers in the Oxnard, California market and re-sell them to Lithia. We recognize revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs. Payment is normally made within two weeks of delivery.
Costs to obtain or fulfill a contract
We elected, as a practical expedient, to expense sales commissions when incurred because the amortization period would have been less than one year. These costs are recorded within selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss.
Valuation of Inventory
Inventory consists of used vehicles, primarily acquired through auction and individual sellers, as well as some vehicles sourced locally through the trade-in program of an OEM. Inventory is stated at the lower of cost or net realizable value. Acquisition costs and vehicle reconditioning costs, including parts, applied labor, unapplied labor, inbound transportation costs and other incremental costs, are allocated to inventory via specific identification and standard costing, which approximate average costs. Net realizable value is the estimated selling price less costs to complete, dispose and transport the vehicles. Estimated selling price is derived from historical data and trends, such as sales price and average days to sell similar vehicles, along with independent market resources. To the extent that there are significant changes to estimated vehicle selling prices or decreases in demand for used vehicles, there could be significant adjustments to reflect our inventory at net realizable value.
Determination of the Fair Value of Common Stock
A public trading market for our common stock was established in connection with the completion of the Merger. As such, it is longer necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock is now determined based on the quoted market price of our common stock.
Prior to the Merger, there was no public market for our common stock. The estimated fair value of our common stock was determined by our board of directors as of the date of each option grant with input from management, considering our most recently available third-party valuations of common stock, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions underlying these valuations were highly complex and subjective and represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could be materially different.
Income Taxes
We account for income taxes using the asset and liability method. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover our deferred income tax assets, we consider all available positive and negative evidence, including our operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event that we determine we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of December 31, 2021 and December 31, 2020, respectively, we recorded a full valuation allowance on our deferred tax assets.
Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.
Stock-Based Compensation Expense
We classify stock-based awards granted in exchange for services as either equity awards or as liability awards. Stock-based compensation expense related to awards to employees and non-employees are measured at the grant date based on the fair value of the award. The calculation of the stock-based compensation expense for stock options is based on the Black-Scholes valuation model, which requires significant estimates including the expected volatility of our common stock, expected dividend yield, option term and risk-free rate. The fair value of the award that is ultimately expected to vest is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. We elect to account for forfeitures as they occur by reversing compensation cost if the award is forfeited.
Determination of the Fair Value of Financial Instruments
Escrow Shares
The former Legacy Shift stockholders were entitled to receive up to an additional 6,000,218 shares of the Company’s common stock (the “Escrow Shares”). The Escrow Shares were issued to a third-party escrow agent in connection with the closing of the Merger, with each former Legacy Shift stockholder listed as beneficiary in proportion to their percentage ownership of Legacy Shift common shares immediately prior to the Merger. The Escrow Shares will be released to the beneficiaries if the price of our common stock meets certain thresholds in the 30 months following the closing of the Merger (see Note 3 - Merger in the accompanying consolidated financial statements for additional information). The Escrow shares will be returned to the Company if these thresholds are not reached. On October 13, 2021, 50% of the Escrow Shares were returned to the Company as our common stock did not meet the required threshold for release of the first tranche.
The Escrow Shares meet the accounting definition of a derivative financial instrument. Prior to October 13, 2021, as the number of Escrow Shares that would ultimately be released was partially dependent on variables (namely, the occurrence of a change in control) that were not valuation inputs to a “fixed for fixed” option or forward contract, the Escrow Shares were not considered to be indexed to the Company’s common stock and were therefore classified as a liability. The Company’s obligation to release the Escrow Shares upon achievement of the milestones was recorded to financial instruments liability on the consolidated balance sheet at fair value as of the date of the Merger, with subsequent changes in fair value recorded in change in fair value of financial instruments on the consolidated statements of operations and comprehensive loss.
Following the return of the first tranche of the Escrow Shares to the Company on October 13, 2021, the Escrow Shares met the "fixed for fixed" option or forward contract criteria for equity classification. As such, changes in fair value of the Escrow Shares prior to October 13, 2021 were recorded in change in fair value of financial instruments on the consolidated statements of operations and comprehensive loss. The fair value of the shares on October 13, 2021 was reclassified to additional paid-in capital from financial instruments liability on the consolidated balance sheet.
The fair value of the Escrow Shares was determined using a Monte Carlo valuation model, which requires significant estimates including the expected volatility of our common stock.
Convertible Notes
On May 27, 2021, the Company completed a private offering of its 4.75% Convertible Senior Notes due 2026 (the “Notes”). The aggregate principal amount of the Notes sold in the offering was $150.0 million. The Notes accrue interest, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2021, at a rate of 4.75% per year. The Notes will mature on May 15, 2026, unless earlier converted, redeemed or repurchased by the Company. Please see Note 7 - Borrowings to the accompanying consolidated financial statements for additional information.

The Notes contain conversion and redemption features that were evaluated for separate accounting as bifurcated embedded derivatives under applicable GAAP. The conversion feature was determined to meet the scope exception for embedded features indexed to the Company's common stock, and therefore was not accounted for separately from the host debt instrument. The redemption feature was determined to meet the scope exception for embedded features that are clearly and closely related to the host instrument, and therefore was not accounted for separately from the host debt instrument. The Notes are presented on the consolidated balance sheets at par value, net of unamortized discounts and issuance costs.
Capped Call Transactions
On May 27, 2021, in connection with the issuance of the Notes (see Note 7 - Borrowings), the Company consummated privately negotiated capped call transactions (the “Capped Call Transactions”) with certain of the initial purchasers, their respective affiliates and other counterparties (the "Capped Call Counterparties"). The Capped Call Transactions initially cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of the Company’s Class A common shares underlying the Notes. The Capped Call Transactions are expected generally to reduce the potential dilution to holders of the Company’s Class A common stock upon conversion of the Notes and/or offset the potential cash payments that the Company could be required to make in excess of the principal amount of any converted Notes upon conversion thereof, with such reduction and/or offset subject to a cap. The Capped Call Transactions are settled from time to time upon the conversion of the Notes, with a final expiration date of May 15, 2026. The Capped Call Transactions are settled in the same proportion of cash and stock as the converted Notes. The proportion of cash and stock used to settle the Notes is at the discretion of the Company.
The Capped Call Transactions are separate transactions entered into by the Company with the Capped Call Counterparties, are not part of the terms of the Notes and will not change any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.
The Company used approximately $28.4 million of the net proceeds from the offering of the Notes to pay the cost of the Capped Call Transactions. The Capped Call Transactions do not meet the criteria for separate accounting as a derivative as they are indexed to the Company's stock. The premiums paid for the Capped Call Transactions have been included as a net reduction to additional paid-in capital on the consolidated balance sheets.

Recently Issued Accounting Standards
See "Note 2 — Recently Issued Accounting Standards” in Part II, Item 8 of this Annual Report on Form 10-K for additional information.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Not applicable to Smaller Reporting Companies.

Item 8. Financial Statements and Supplementary Data
Index to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Shift Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Shift Technologies, Inc. and subsidiaries (the "Company") as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, consolidated statements of stockholders' equity, and consolidated statements of cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/DELOITTE & TOUCHE LLP

San Francisco, California
March 16, 2022

We have served as the Company's auditor since 2018.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	As of December 31, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$182,616	$233,936
Accounts receivable, net of allowance for doubtful accounts of $304 and $46	20,084	8,426
Inventory	122,743	49,086
Prepaid expenses and other current assets	7,392	5,478
Total current assets	332,835	296,926
Property and equipment, net	7,940	2,123
Capitalized website and internal use software costs, net	9,262	6,542
Restricted cash, non-current	11,725	1,605
Deferred borrowing costs, net	564	2,149
Other non-current assets	3,414	2,748
Total assets	$365,740	$312,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,175	$10,675
Accrued expenses and other current liabilities	43,944	22,286
Flooring line of credit	83,252	13,870
Total current liabilities	142,371	46,831
Convertible notes, net	144,335	—
Financial instruments liability	—	25,230
Other non-current liabilities	3,762	2,850
Total liabilities	290,468	74,911

Commitment and contingencies (Note 11)

Stockholders’ equity:
Preferred stock – par value $0.0001 per share; 1,000,000 shares authorized at December 31, 2021 and December 31, 2020, respectively	—	—
Common stock – par value $0.0001 per share; 500,000,000 shares authorized at December 31, 2021 and December 31, 2020, respectively; 81,369,311 and 83,904,182 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	8	8
Additional paid-in capital	515,975	511,617
Accumulated deficit	(440,711)	(274,443)
Total stockholders’ equity	75,272	237,182
Total liabilities and stockholders’ equity	$365,740	$312,093
The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Year Ended December 31
	2021	2020
Revenue
Ecommerce revenue, net	$538,387	$158,037
Other revenue, net	22,633	6,390
Wholesale vehicle revenue	75,849	31,291
Total revenue	636,869	195,718
Cost of sales	588,081	183,537
Gross profit	48,788	12,181
Operating expenses:
Selling, general and administrative expenses	220,055	83,896
Depreciation and amortization	5,586	4,536
Total operating expenses	225,641	88,432
Loss from operations	(176,853)	(76,251)
Change in fair value of financial instruments	18,893	24,751
Interest and other expense, net	(8,082)	(7,646)
Net loss before income taxes	$(166,042)	$(59,146)
Provision for income taxes	226	—
Net loss and comprehensive loss attributable to common stockholders	$(166,268)	$(59,146)
Net loss and comprehensive loss per share attributable to common stockholders, basic and diluted	$(2.13)	$(3.12)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	78,114,142	18,933,980
The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
(in thousands, except share and per share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	255,237,101	$223,631	37,432,555	$3	$34,997	$(215,297)	$(180,297)
Retroactive application of recapitalization	(255,237,101)	(223,631)	(6,037,592)	—	223,631	—	223,631
Adjusted balance, beginning of period	—	—	31,394,963	3	258,628	(215,297)	43,334
Issuance of common stock upon exercise of vested options	—	—	1,127,190	—	1,234	—	1,234
Repurchase of shares related to early exercised options	—	—	(7,793)	—	—	—	—
Vesting of early exercised options	—	—	—	—	1,046	—	1,046
Stock-based compensation	—	—	—	—	2,945	—	2,945
Shift series C warrant redemption	—	—	226,535	—	1,102	—	1,102
Lithia warrants redemption	—	—	9,312,736	1	13,204	—	13,205
Merger and PIPE financing	—	—	40,053,338	4	240,404	—	240,408
Non-cash bonuses in satisfaction of loans to related parties (see Note 10)	—	—	—	—	247	—	247
Warrant exchange	—	—	1,797,213	—	(7,193)	—	(7,193)
Net loss and comprehensive loss	—	—	—	—	—	(59,146)	(59,146)
Balance at December 31, 2020	—	$—	83,904,182	$8	$511,617	$(274,443)	$237,182
Warrant exchange	—	—	125,160	—	(497)	—	(497)
Purchase of Capped Calls (see Note 8)	—	—	—	—	(28,391)	—	(28,391)
Cancellation of Escrow Shares (see Note 2)	—	—	(3,000,109)	—	6,337	—	6,337
Issuance of common stock upon exercise of vested options	—	—	363,011	—	506	—	506
Repurchase of shares related to early exercised options	—	—	(22,933)	—	—	—	—
Vesting of early exercised options	—	—	—	—	436	—	436
Stock-based compensation	—	—	—	—	25,967	—	25,967
Net loss and comprehensive loss	—	—	—	—	—	(166,268)	(166,268)
Balance at December 31, 2021	—	$—	81,369,311	$8	$515,975	$(440,711)	$75,272

The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(166,268)	$(59,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,253	4,536
Stock-based compensation expense	25,130	2,614
Change in fair value of financial instruments	(18,893)	(24,751)
Non-cash bonuses in satisfaction of loans to related parties	—	247
Contra-revenue associated with milestones	637	637
Amortization of debt discounts	2,741	7,030
Changes in operating assets and liabilities:
Accounts receivable	(11,658)	(6,587)
Inventory	(73,657)	(30,888)
Prepaid expenses and other current assets	(1,914)	(3,579)
Other non-current assets	(1,186)	(228)
Accounts payable	4,359	8,094
Accrued expenses and other current liabilities	22,375	15,484
Other non-current liabilities	1,035	685
Net cash, cash equivalents, and restricted cash used in operating activities	(211,046)	(85,852)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(7,524)	(984)
Capitalized website internal-use software costs	(6,619)	(3,895)
Net cash, cash equivalents, and restricted cash used in investing activities	(14,143)	(4,879)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from flooring line of credit facilities	329,981	96,355
Repayment of flooring line of credit facilities	(261,217)	(98,613)
Payment of debt issuance costs	(88)	—
Proceeds from Delayed Draw Term Loan	—	12,500
Repayment of delayed draw term loans	—	(25,000)
Proceeds from SBA PPP Loans	—	6,055
Repayment of SBA PPP loans	—	(6,055)
Net Contributions from Merger and PIPE financing	—	300,900
Proceeds from Convertible Notes, net (Note 7)	143,768	—
Premiums paid for Capped Call Transactions (Note 8)	(28,391)	—
Exchange of warrants for cash	(497)	(7,193)
Proceeds from stock option exercises, including from early exercised options	506	2,753
Repurchase of shares related to early exercised options	(73)	(6)
Net cash, cash equivalents, and restricted cash provided by financing activities	183,989	281,696
Net increase (decrease) in cash, cash equivalents and restricted cash	(41,200)	190,965
Cash, cash equivalents and restricted cash, beginning of period	235,541	44,576
Cash, cash equivalents and restricted cash, end of period	$194,341	$235,541

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$4,230	$871
Cash paid for income taxes	$102	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital expenditures in accounts payable	$141	$—
Reclassification of Escrow Shares to additional paid-in capital	$6,337	$—
Vesting of early exercised options	$436	$1,046
Stock-based compensation capitalized to internal-use software	$841	$331
The accompanying notes are an integral part of these consolidated financial statements.
64

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. DESCRIPTION OF THE BUSINESS
Shift Technologies, Inc., which, together with its subsidiaries we refer to as Shift, we, us, our, SFT, or the Company, conducts its business through its wholly owned subsidiaries Shift Platform, Inc., Shift Operations, LLC, and their subsidiaries. Shift Platform, Inc., formerly known as Shift Technologies, Inc. (“Legacy Shift”) was incorporated in the State of Delaware on December 9, 2013.
The Company is headquartered in San Francisco, California and operates hubs to purchase, recondition and/or sell vehicles in major cities in California, Oregon, Washington, and Texas. The Company is also acquiring inventory in the Houston and Las Vegas markets. Shift operates an innovative platform to make car purchases, car sales and ownership simple. Shift’s innovative platform, which includes proprietary pricing technology, provides consumers with a digital purchase and selling experience, and includes offerings throughout the sales cycle, including vehicle pickup and delivery at a customer’s location.
The Company currently is organized into two reportable segments: Retail and Wholesale. The Retail segment represents retail sales of used vehicles through the Company’s ecommerce platform and fees earned on sales of value-added products associated with those vehicles sales such as vehicle service contracts, guaranteed asset protection waiver coverage, prepaid maintenance plans, and appearance protection plans. The Wholesale segment represents sales of used vehicles through wholesale auctions or directly to a wholesaler (“DTW”).
Insurance Acquisition Corp. Merger
On October 13, 2020, Insurance Acquisition Corp. (“IAC”), an entity listed on the Nasdaq Capital Market under the trade symbol “INSU”, acquired Legacy Shift by the merger of IAC Merger Sub, Inc., a direct wholly owned subsidiary of IAC, with and into Legacy Shift, with Legacy Shift continuing as the surviving entity and a wholly owned subsidiary of IAC (the “Merger”). The public company resulting from the merger was renamed Shift Technologies, Inc. Upon the consummation of the Merger, Shift received approximately $300.9 million, net of fees and expenses. See Note 3 - Merger for additional details regarding this transaction.
COVID-19
In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease (“COVID-19”) as a pandemic, and the Company expects its operations in all locations to be affected as the pandemic progresses. The Company saw a slowing of vehicle sales immediately following the shelter in place ordinances in March; however, within five weeks, weekly sales volume rebounded nearly to pre-COVID-19 volumes. The Company has adjusted certain aspects of its operations to protect its employees and customers while still meeting customers’ needs for vital technology, including implementing contactless purchase and delivery processes and applying long-term antimicrobial surface and air protection systems for its entire inventory.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), was signed into law in response to the COVID-19 pandemic. The CARES Act includes several significant income tax relief provisions as well as the deferral of the employer portion of the social security payroll tax. The income tax benefits include a favorable increase in the interest expense limitation under section 163(j), allowing a five-year net operating loss (“NOL”) carryback provision for certain NOLs, and increasing the amount of NOLs corporations may use to offset income for taxable years beginning before 2021. The Company has evaluated the income tax impacts of the CARES Act and does not expect that the income tax relief provisions of the CARES Act will significantly impact the Company, since it has had taxable losses since inception. In addition, the Company has adopted the deferral of the employer portion of the social security payroll tax. The deferral was effective from the enactment date through December 31, 2020. As of December 31, 2021, the Company had repaid $0.6 million of the $1.3 million originally deferred. As required, the remaining deferred amount will be paid by December 31, 2022.
65

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany accounts and transactions have been eliminated. In the opinion of management, the consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions for the reporting period and as of the date of the financial statements. These estimates and assumptions affect the reported amounts of assets, liabilities, the disclosure of contingent liabilities and the reported amounts of revenue and expense. Actual results could differ from these estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of 3 months or less to be cash equivalents. As of December 31, 2021 and 2020, cash and cash equivalents consisted of bank deposits, money market placements and demand deposits with third-party payment platforms.
Restricted Cash
Restricted cash includes amounts required by the Ally FLOC (See Note 7 - Borrowings), letters of credit required in conjunction with lease agreements and collateral related to state licensing requirements. As of December 31, 2021 and 2020, the restricted cash balance was $11.7 million and $1.6 million, respectively.
Accounts Receivable, Net
Accounts receivable are primarily due from auction facilities and partner financial institutions that provide financing to our customers, and are recorded net of any allowance for doubtful accounts. The allowance for doubtful accounts is estimated based upon historical experience, current economic conditions and other factors and is evaluated periodically. As of December 31, 2021 and 2020, the allowance for doubtful accounts was $0.3 million and $46 thousand, respectively. Write-offs were immaterial during the years ended December 31, 2021 and 2020.
Concentrations of Credit Risk and Other Uncertainties
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents were deposited in accounts at two financial institutions, and account balances may at times exceed federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held.
Credit risk with respect to accounts receivable is generally not significant due to diversity of the Company’s customers. The Company routinely assesses the creditworthiness of its customers. The Company generally has not experienced any material losses related to receivables from individual customers, or groups of customers during the years ended December 31, 2021 and 2020. The Company does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company’s accounts receivable.
As of December 31, 2021, receivables from one retail lending institution accounted for 24% of the Company's accounts receivable balance. As of December 31, 2020, receivables from three entities accounted for 58% of the Company’s accounts receivable balance. For the years ended December 31, 2021 and 2020, no customers accounted for more than 10% of the Company’s revenue.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Inventory
Inventory consists of used vehicles, primarily acquired through auction and individual sellers, as well as some vehicles sourced locally through the trade-in program of an OEM. Inventory is stated at the lower of cost or net realizable value. Acquisition costs and vehicle reconditioning costs, including parts, applied labor, unapplied labor, inbound transportation costs and other incremental costs, are allocated to inventory via specific identification
At December 31, 2021 and 2020, inventory was stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price less costs to complete, dispose and transport the vehicles. Estimated selling price is derived from historical data and trends, such as sales price and average days to sell similar vehicles, along with independent market resources. Each reporting period the Company recognizes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value through cost of sales in the accompanying consolidated statements of operations and comprehensive loss. For the years ended December 31, 2021 and 2020, the Company charged $2.5 million and $0.5 million to cost of sales to reduce the carrying value of inventory to net realizable value.
Property and Equipment, Net
Property and equipment consists of equipment, furniture, fixtures and leasehold improvements and is recorded at cost less of accumulated depreciation. Major replacements and improvements are capitalized, while general repairs and maintenance are expensed as incurred.
Depreciation is computed using the straight-line method over the estimated useful life of the related assets:

Equipment	3 to 5 years
Furniture and fixtures	3 years
Leasehold improvements	Lesser of useful life or lease term
Software Development Costs, Net
The Company capitalizes costs associated with customized internal-use software systems that have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and ready for its intended purpose. Amortization is computed using the straight-line method, generally over three years.
Impairment of Long-Lived Assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying value exceeds the fair value of such assets. The Company recognized no impairment losses during the years ended December 31, 2021 and 2020.
Deferred Borrowing Costs
Deferred borrowing costs associated with long-term debt facilities are recorded as a reduction to long term debt and amortized into interest expense over the expected term of the related facility. Deferred borrowing costs associated with revolving facilities and lines of credit are recorded as a long-term assets on the consolidated balance sheet and amortized over the expected term of the related facility. Any unamortized deferred borrowing costs upon extinguishment of debt facilities are written off to interest expense on the consolidated statements of operations and comprehensive loss. See Note 7 -Borrowings and Note 10 - Related Party Transactions for further discussion regarding the deferred borrowing costs.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, which prescribes a five-step model that includes: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied.
The Company recognizes revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Control passes to the customer at the time of delivery or pick-up. The Company may collect sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale as required. These taxes are accounted for on a net basis and are not included in revenues or cost of sales. The Company has provided cash or non-cash payments to a related party customer, including in the form of equity (see Note 10 - Related Party Transactions). In such cases the Company accounts for such payments under the guidance for consideration payable to a customer and considers whether such amount should be reflected as contra-revenue.
The Company recognizes revenue at a point in time as described below.
Ecommerce Revenue
The Company sells used vehicles to its retail customers through its platform. The price for used vehicles is the stand-alone selling price as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the price of a used vehicle, which is included in the transaction price as non-cash consideration at the stated trade-in value within the contract. The Company satisfies its performance obligation and recognizes revenue for used vehicle sales at a point in time when the vehicles are delivered to or picked up by the customer. The revenue recognized by the Company is the amount equal to the stand-alone selling price, including any service fees, less any discounts and an estimate for returns. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers.
The Company receives payment for vehicle sales directly from the customer at the time of sale or, if the customer uses financing, from third-party financial institutions within a short period of time following the sale. Any payments received prior to the delivery or pick-up of used vehicles are recorded as deferred revenue within accrued expenses and other current liabilities on the consolidated balance sheets until delivery or pick-up occurs, typically within 7 days.
The Company’s return policy allows customers to initiate a return during the first seven days or 200 miles after delivery (whichever comes first). Ecommerce vehicle revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. The reserve for estimated returns is presented gross on the consolidated balance sheets, with an asset recorded in prepaid expenses and other current assets and a refund liability recorded in accrued expenses and other current liabilities. The impact of the returns reserve is immaterial.
Other Revenue
The Company provides buyers on its platform with options for financing, insurance, and extended warranties, as well as other value-added products such as vehicle service contracts, gap waiver protection and wheel and tire coverage. All such services are provided by unrelated third-party vendors and the Company has agreements with each of these vendors giving the Company the right to offer such services on its platform.
When a buyer selects a service from these providers, the Company earns a commission based on the actual price paid or financed. The Company concluded that it is an agent for these transactions because it does not control the products before they are transferred to the customer. Accordingly, the Company recognizes commission revenue at the time of sale.
In the event that a customer prematurely cancels certain finance and insurance products, the Company may be obligated to return all or part of its commission. Other revenue is recognized net of a reserve for cancellations, which is estimated using historical experience and trends. The reserve for estimated cancellations at December 31, 2021 and 2020 was $2.3 million and $0.8 million, respectively, and is presented in accrued expenses and other current liabilities on the consolidated balance sheets.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Wholesale Vehicle Revenue
The Company sells vehicles through wholesale auctions. These vehicles sold to wholesalers are primarily acquired from customers who trade-in their existing vehicles and such vehicles do not meet the Company’s quality standards to list and sell through its website. The Company satisfies its performance obligation and recognizes revenue for wholesale vehicle sales at a point in time when the vehicle is sold at auction or directly to a wholesaler. The transaction price is typically due and collected within one week of the date of the sale.
In December 2018, the Company agreed to sell cars to Lithia Motors, Inc. under a one-sided marketplace ("OSM") program whereby the Company acquires cars primarily from consumers in Oxnard, California and re-sells them to Lithia. The Company recognizes revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs. Payment is normally made within two weeks of delivery.
Costs to obtain and fulfill a contract
The Company elected, as a practical expedient, to expense sales commissions when incurred because the amortization period would have been less than one year. These costs are recorded within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss.
Cost of Sales
Cost of sales includes the cost to acquire used vehicles and direct and indirect vehicle reconditioning costs associated with preparing the vehicles for resale. Vehicle reconditioning costs include parts, labor, inbound transportation costs and other incremental costs. These costs include inbound shipping costs of purchased vehicles, mechanical inspection, vehicle preparation supplies and repair costs necessary for reconditioning the vehicle for resale. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.
Shipping and Handling
The Company’s logistics costs related to transporting its used vehicle inventory primarily includes third-party transportation fees. The portion of these costs related to inbound transportation from the point of acquisition to the relevant reconditioning facility is included in cost of sales when the related used vehicle is sold. Logistics costs not included in cost of sales are accounted for as costs to fulfill contracts with customers and are included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss and were $8.1 million and $1.9 million during the years ended December 31, 2021 and 2020, respectively, excluding compensation and benefits.
Selling, General and Administrative Expenses
Selling, general and administrative expenses primarily include compensation and benefits, advertising, facilities costs, technology expenses and other administrative expense. Selling, general and administrative expenses excludes costs to recondition vehicles and inbound transportation, which are included in costs of sales, as well as payroll and stock-based compensation costs capitalized to website and internal-use software development costs. For the years ended December 31, 2021 and 2020, advertising expense was $49.8 million and $21.6 million, respectively. Advertising costs are expensed as incurred.
Stock-Based Compensation Expense
Stock-based compensation expense related to awards to employees are measured at the grant date based on the fair value of the award. The fair value of the award is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. The Company elects to account for forfeitures as they occur by reversing compensation cost when awards are forfeited. Exercises of option awards are settled by issuing new shares.
See Note 9 - Stock-Based Compensation Plans for additional information on stock-based compensation.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Convertible Preferred Stock Warrant Liability
Warrants for shares that were contingently redeemable were classified as liabilities in the consolidated balance sheets. At initial recognition, the Company classifies these warrants as liabilities on the balance sheets at their estimated fair value. The preferred warrants are subject to remeasurement at each balance sheet date, with changes in fair value recognized in change in fair value of financial instruments on the consolidated statements of operations and comprehensive loss. All outstanding convertible preferred stock warrants were settled prior to the Merger. See Note 3 - Merger for additional information these warrants.
Common Stock Warrant
Prior to the Merger on October 13, 2020, all outstanding common stock warrants issued by Legacy Shift were settled. As a result of the Merger the Company assumed IAC’s 7,745,000 outstanding common stock warrants. In December 2020, the Company issued a tender offer to repurchase these warrants in exchange for 0.25 shares of Class A common stock and $1.00 in cash each. See Note 3 - Merger and Note 8 - Stockholders' Equity for additional information.
Interest and Other Income
Interest and other income is comprised of bank interest and other miscellaneous items.
Interest Expense
Interest expense includes interest incurred from the Convertible Notes and the flooring line of credit facilities, as well as the amortization of deferred borrowing costs, debt discounts and other miscellaneous items.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.
The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. During the years ended December 31, 2021 and December 31, 2020, all liability-classified financial instruments that were remeasured on a recurring basis were valued using Level 3 inputs. The determination of the fair value of the Lithia warrants subject to remeasurement was based on the Black-Scholes valuation model, which requires significant estimates including the expected volatility of our common stock, expected dividend yield, option term and risk-free rate.
The fair value of the Escrow Shares was determined using a Monte Carlo valuation model, which requires significant estimates including the expected volatility of our common stock. The liability arising from the Escrow Shares was included in financial instruments liability in the consolidated balance sheets as of December 31, 2020. On October 13, 2021, the Escrow Shares were remeasured at fair value using a Monte Carlo valuation model and reclassified to additional paid-in capital on the consolidated balance sheets. The expected annual volatility of our common stock was estimated to be 61.24% and 60.93% as of October 13, 2021 and December 31, 2020, respectively, based on the historical volatility of comparable publicly traded companies.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The table below illustrates the changes in the fair value of the Company’s Level 3 financial instruments liability:

(in thousands)	2021	2020
Balance as of January 1,	$25,230	$4,810
Remeasurement of Lithia warrants	—	9,496
Exercise of Series C and Lithia Warrants prior to the Merger	—	(14,306)
Issuance of Escrow Shares in connection with the Merger	—	59,477
Remeasurement of Escrow Shares liability	(18,893)	(34,247)
Reclassification of Escrow Shares liability to additional paid-in capital	$(6,337)	—
Balance as of December 31	$—	$25,230
All Legacy Shift warrants outstanding prior to the merger were exercised and settled via net share settlement. The number of shares issued upon the exercise of the warrants was reduced in lieu of cash payment for the exercise price of the warrants. There were no warrants outstanding at December 31, 2021.
Income Taxes
The Company accounts for income taxes using the asset and liability method. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of December 31, 2021 and 2020, respectively, the Company recorded a full valuation allowance on its deferred tax assets.
Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.
Net Loss Per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. Under the two-class method, net loss is attributed to common stockholders and participating securities based on their participation rights. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Under the two-class method, the net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the Company’s convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For periods in which the Company reports net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
Comprehensive Loss
During the years ended December 31, 2021 and 2020, the Company did not have any other comprehensive income or loss and, therefore, the net loss and comprehensive loss were the same for both periods presented.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Correction of Immaterial Errors
During the year ended December 31, 2021, the company recorded a charge of $3.1 million related to certain sales tax amounts (including penalties and interest) which should have been recorded in prior periods from 2018 through the periods ended June 30, 2021. This out of period charge represents the Company’s best estimate of the probable amount due to the applicable taxing authorities and includes sales tax amounts collected from customers that were remitted to the incorrect jurisdiction as well as additional sales tax amounts in certain jurisdictions that were not correctly determined at the time of the customer transaction. The Company is currently working with the applicable jurisdictions to resolve the outstanding balances. We have determined that the impact of this out of period charge is quantitatively and qualitatively immaterial to all prior periods, the year ended December 31, 2021 and to trends in the Company’s financial results. The correction of $3.1 million was recorded as an increase to selling, general, and administrative expenses on the condensed consolidated statement of comprehensive loss in the year ended December 31, 2021.
As a result of the errors described above, selling, general and administrative expenses and net loss are understated by $0.7 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively. Accumulated deficit is understated and stockholder's equity is overstated by $1.8 million as of December 31, 2020.
Recently Issued Accounting Standards
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU 2016-02 under the private company transition guidance beginning January 1, 2022. As of the transition date, the Company recognized right of use assets and operating lease liabilities related to its lease portfolio of $27.9 million and $28.6 million, respectively. The Company elected the package of practical expedients permitted under the transition guidance which allows the carry forward of the historical lease identification, lease classification and initial direct costs of existing leases. In addition, the Company elected the practical expedient to not separate lease and non-lease components for real estate leases. Further, the Company made an accounting policy election to adopt the short-term lease exception, which allows the Company to not record leases with an initial term of 12 months or less on the balance sheet.
In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU 2016-13 under the private company transition guidance beginning January 1, 2023, and is currently evaluating the impact on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for the Company for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022, with early adoption permitted. The Company is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.
Recently Adopted Accounting Standards
In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible debt by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU also simplify the guidance in ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity. Early adoption is permitted for fiscal years beginning after December 15, 2020. The Company early-adopted the ASU on January 1, 2021. There was no impact to the Company's consolidated financial statements on the date of adoption.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
3. MERGER
On October 13, 2020, Legacy Shift and IAC consummated the Merger, with Legacy Shift surviving the Merger as a wholly-owned subsidiary of IAC, which was renamed “Shift Technologies, Inc.” Immediately prior to the closing of the Merger, all shares of outstanding redeemable convertible preferred stock of Legacy Shift were automatically converted into shares of Legacy Shift common stock, and all outstanding warrants for Legacy Shift shares were exercised. Upon the consummation of the Merger, each share of Legacy Shift common stock issued and outstanding was canceled and converted into the right to receive 0.1073 shares (the “Exchange Ratio”) of Class A common stock of IAC, including the contingently cancellable Escrow Shares described below.
Upon the closing of the Merger, IAC's certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 501,000,000 shares, of which 500,000,000 shares were designated Class A common stock, $0.0001 par value per share; and 1,000,000 shares designated preferred stock, $0.0001 par value per share. As of the Closing Date, there were 82,106,969 shares of the Company’s Class A common stock issued and outstanding and warrants to purchase 7,745,000 shares of the Company’s Class A common stock outstanding. There was no Class B common stock and no preferred stock outstanding as the Closing Date.
In connection with the execution of the merger agreement, IAC entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and IAC agreed to sell to the Subscribers, an aggregate of 18,900,000 shares of common stock (the “PIPE Shares”), for a purchase price of $10 per share and an aggregate purchase price of $189.0 million, in a private placement pursuant to the subscription agreements (the “PIPE”). The PIPE investment closed simultaneously with the consummation of the Merger.
The Merger is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, IAC was treated as the “acquired” company for financial reporting purposes (See Note 1 - Description of the Business). Accordingly, for accounting purposes, the Merger was treated as the equivalent of Shift issuing stock for the net assets of IAC, accompanied by a recapitalization. The net assets of IAC of $0.1 million are stated at historical cost, with no goodwill or other intangible assets recorded.
Prior to the Merger, Legacy Shift and IAC filed separate standalone federal, state and local income tax returns. As a result of the Merger, structured as a reverse acquisition for tax purposes, IAC was renamed Shift Technologies, Inc., and became the parent of the consolidated filing group, with Legacy Shift as a subsidiary.
The following table reconciles the elements of the Merger to the consolidated statement of cash flows and the consolidated statement of stockholders’ equity for the year ended December 31, 2020:

Recapitalization
Cash - IAC’s trust and cash	$153,019
Cash - PIPE	189,000
Less: transaction costs and advisory fees paid	(41,119)
Net contributions from merger and PIPE financing	$300,900
Less: Escrow Shares liability	(59,477)
Less: accrued transaction costs	(1,015)
Merger and PIPE financing	$240,408

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Escrow Shares
In connection with the closing of the Merger, 6,000,218 shares of the Company’s common stock (the “Escrow Shares”) were deposited into an escrow account, with each former Legacy Shift stockholder listed as beneficiary in proportion to their percentage ownership of Legacy Shift common shares immediately prior to the Merger. The Escrow Shares will be released to the beneficiaries if the following conditions are achieved following October 13, 2020, the date of the closing of the Merger:
i.if at any time during the 12 months following the closing, the closing share price of the Company’s common stock is greater than $12.00 over any 20 trading days within any 30 trading day period, 50% of the Escrow Shares will be released; and
ii. if at any time during the 30 months following the closing, the closing share price of the Company’s common stock is greater than $15.00 over any 20 trading days within any 30 trading day period, 50% of the Escrow Shares will be released.
iii.If, during the 30 months following the closing, there is a change of control (as defined in the Merger Agreement) that will result in the holders of the Company’s common stock receiving a per share price equal to or in excess of $10 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common stock after the date of the Merger), then all remaining Escrow Shares shall be released to the Legacy Shift stockholders effective as of immediately prior to the consummation of such change of control.
The Escrow Shares are legally outstanding and the beneficiaries retain all voting, dividend and distribution rights applicable to the Company’s common stock while the shares are in escrow. If the conditions for the release of the Escrow Shares are not met, the shares and any dividends or distributions arising therefrom shall be returned to the Company. The Escrow Shares are not considered outstanding for accounting purposes, and as such are excluded from the calculation of basic net loss per share (see Note 13).
The Escrow Shares meet the accounting definition of a derivative financial instrument. Prior to the cancellation of the first tranche on October 13, 2021, as the number of Escrow Shares that would have ultimately been released was partially dependent on variables (namely, the occurrence of a change in control) that are not valuation inputs to a “fixed for fixed” option or forward contract, the Escrow Shares were not considered to be indexed to the Company’s common stock and were therefore classified as a liability. The Company’s obligation to release the Escrow Shares upon achievement of the milestones was initially recorded to financial instruments liability on the consolidated balance sheets at fair value as of the date of the Merger. Subsequent changes in the fair value of the liability were recorded to change in fair value of financial instruments on the consolidated statements of operations and comprehensive loss.
As of the first anniversary of the Merger on October 13, 2021, the first tranche of 3,000,109 Escrow Shares had failed to satisfy the $12.00 stock performance hurdle. As a result, the shares were returned to the Company for cancellation.
Following the return of the first tranche of the Escrow Shares to the Company on October 13, 2021, the Escrow Shares met the "fixed for fixed" option or forward contract criteria for equity classification. As such, changes in fair value of the Escrow Shares through October 13, 2021 were recorded in change in fair value of financial instruments on the consolidated statements of operations and comprehensive loss. The fair value of the shares on October 13, 2021 of $6.3 million was reclassified from financial instruments liability to additional paid-in capital on the consolidated balance sheets.
During the years ended December 31, 2021 and 2020, the Company recognized gains related to the change in fair value of the Escrow Shares of $18.9 million and $34.2 million, respectively, which are included in change in fair value of financial instruments on the consolidated statements of operations and comprehensive loss.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
4. PROPERTY AND EQUIPMENT, NET
Property and equipment, net consists of the following (in thousands):

	As of December 31, 2021	As of December 31, 2020
Equipment	$8,753	$2,132
Furniture and fixtures	252	158
Leasehold improvements	1,258	1,408
Total property and equipment	10,263	3,698
Less: accumulated depreciation	(2,323)	(1,575)
Property and equipment, net	$7,940	$2,123
Depreciation expense related to property and equipment was $1.8 million and $1.0 million for the years ended December 31, 2021 and 2020, respectively. Depreciation expense related to reconditioning facilities of $0.7 million and immaterial, respectively, is included in cost of sales with the remainder included in depreciation and amortization on the consolidated statements of operations and comprehensive loss.
5. CAPITALIZED WEBSITE AND INTERNAL-USE SOFTWARE COSTS, NET
Capitalized website and internal use software costs, net consists of the following (in thousands):

	As of December 31, 2021	As of December 31, 2020
Capitalized website domain costs – nonamortizable	$385	$385
Capitalized website and internal-use software development costs – amortizable	24,433	17,308
Less: accumulated amortization	(15,556)	(11,151)
Capitalized website and internal-use software development costs, net	$9,262	$6,542
Amortization of capitalized software development costs is included in depreciation and amortization in the consolidated statements of operations and comprehensive loss. Amortization of capitalized software development costs amounted to $4.4 million and $3.6 million for the years ended December 31, 2021 and 2020, respectively.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of the following (in thousands):

	As of December 31, 2021	As of December 31, 2020
Liability for vehicles acquired under OEM program	$3,550	$11,461
Accrued payroll related costs	15,890	4,155
Provision for DMV refunds	1,170	1,093
Accrued sales taxes	13,787	1,503
Common stock subject to repurchase liability, current	142	524
Interest payable	910	18
Other accrued expenses	8,495	3,532
Total accrued expenses and other current liabilities	$43,944	$22,286
In November 2019, the Company entered into an arrangement with an original equipment manufacturer (“OEM”) to sell vehicles sourced locally through the trade-in program of the OEM on the Company’s platform. Under the terms of the arrangement, the Company has the option to provisionally accept any trade-ins based on information provided by the OEM. The Company transports any accepted vehicles to one of its inspection, reconditioning and storage centers where Shift inspects the vehicle and makes a final purchasing decision regarding the vehicle. Any rejected vehicles are sent to wholesale auction facilities at Shift’s expense, at which point Shift has no further obligations to the automaker for the rejected vehicle. The Company records inventory received under the arrangement with the OEM equal to the amount of the liability due to the OEM to acquire such vehicles. The liability due to the OEM provider for such acquired vehicles is equal to the OEM’s original acquisition price. The final price paid to the OEM upon sale of the vehicle includes an additional amount equal to 50% of the excess of the sales price over the original acquisition price.
Interest payable in the table above as of December 31, 2020 has been reclassified to be shown separately from other accrued expenses to conform to the presentation as of December 31, 2021.
7. BORROWINGS
Convertible Notes
On May 27, 2021, the Company completed a private offering of its 4.75% Convertible Senior Notes due 2026 (the “Notes”). The aggregate principal amount of the Notes sold in the offering was $150.0 million. The Notes are the Company’s senior unsecured obligations and will rank equally in right of payment with the Company’s future senior unsecured indebtedness, senior in right of payment to the Company’s future indebtedness that is expressly subordinated to the Notes and effectively subordinated to the Company’s future secured indebtedness, to the extent of the value of the collateral securing that indebtedness.
The Notes accrue interest payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2021, at a rate of 4.75% per year. The Notes will mature on May 15, 2026, unless earlier converted, redeemed or repurchased by the Company.
The Notes are convertible into shares of the Company’s Class A common stock at an initial conversion rate of 118.6556 shares of the Company’s Class A common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $8.43 per share of the Company’s Class A common stock). The initial conversion price represents a premium of approximately 27.50% over the last reported sale price of the Company’s Class A common stock on May 24, 2021, which was $6.61 per share. The conversion rate will be subject to adjustment upon the occurrence of certain events prior to the maturity date. The Company will increase the conversion rate on a sliding scale to up to a maximum of 151.2859 per $1,000 principal amount for a holder who elects to convert its notes in connection with certain corporate events or the Company’s delivery of a notice of redemption, as the case may be, in certain circumstances.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Noteholders may convert their notes at their option only in the following circumstances:
1.during any calendar quarter commencing after the calendar quarter ending on June 30, 2021, if the last reported sale price per share of our Class A common stock exceeds 130% of the conversion price for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter;
2.during the 5 consecutive business days immediately after any 10 consecutive trading day period (such 10 consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of our Class A common stock on such trading day and the conversion rate on such trading day;
3.upon the occurrence of certain corporate events or distributions on our Class A common stock;
4.if we call such notes for redemption; and
5.at any time from, and including, November 15, 2025 until the close of business on the second scheduled trading day immediately before the maturity date.
Conversions of the Notes will be settled in cash, shares of the Company's Class A common stock or a combination thereof, at the Company's election.
The Notes will be redeemable, in whole or in part (subject to a partial redemption limitation), at the Company’s option at any time, and from time to time, on or after May 20, 2024 and on or before the 40th scheduled trading day immediately before the Maturity Date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if (i) the last reported sale price per share of the Company’s Class A common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (2) the trading day immediately before the date the Company sends such notice; and (ii) a registration statement covering the resale of the shares of the Company’s Class A common stock, if any, issuable upon conversion of the Notes in connection with such optional redemption is effective and available for use and is expected, as of the date the redemption notice is sent, to remain effective and available during the period from, and including the date the redemption notice is sent to, and including, the business day immediately before the related redemption date, unless the Company elects cash settlement in respect of the conversions in connection with such optional redemption.
In addition, calling any Note for redemption will constitute a make-whole fundamental change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption and on or prior to the business day immediately before the related redemption date. If the Company elects to redeem less than all of the outstanding Notes, at least $50.0 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of the date the Company sends the related redemption notice.
Unamortized deferred borrowing costs at December 31, 2021 were $5.7 million, and are included as a reduction to convertible notes, net on the consolidated balance sheets. For the year ended December 31, 2021, the Company recorded $4.2 million of contractual interest expense and $0.7 million of deferred borrowing cost amortization to interest and other expense, net on the consolidated statements of operations and comprehensive loss. The effective interest rate of the Notes is 5.73%.
The fair value of the Notes (Level 1) at December 31, 2021 was $120.0 million.
The Company used a portion of the net proceeds from the sale of the notes to pay the cost of the capped call transactions (see Note 8 - Stockholders' Equity), and intends to use the remaining proceeds for working capital and general corporate purposes.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Ally Flooring Line of Credit
On December 9, 2021, the Company entered into a $100.0 million flooring line of credit facility with Ally Bank to finance its used vehicle inventory (the “Ally FLOC”), which is secured by substantially all of the Company’s assets. Borrowings under the Ally FLOC bear interest at the Prime Rate (as defined in the agreement) plus 1.50%. As of December 31, 2021, the Prime Rate was 3.25%. and the weighted average interest rate on borrowings outstanding under the Ally FLOC was 4.75%. As of December 31, 2021, the Company had an outstanding balance under the facility of $83.3 million and unused capacity of $16.7 million.
Under the Ally FLOC, repayment of amounts drawn for the purchase of a vehicle should generally be made as soon as practicable after selling or otherwise disposing of the vehicles. Outstanding balances related to vehicles held in inventory for more than 180 days require monthly principal payments equal to 10% of the original principal amount of that vehicle until the remaining outstanding balance is 50% (or less) of the original principal balance. Prepayments may be made without incurring a premium or penalty. Additionally, the Company is permitted to make prepayments to the lender to be held as principal payments and subsequently reborrow such amounts.
The Ally FLOC requires the Company to maintain unrestricted cash and cash equivalents of not less than 20% of the total credit line, and to maintain an additional restricted cash balance equal to 10% of the total credit line. Additionally, the Ally FLOC requires the Company to maintain at least 10% equity in the Company’s total inventory balance. As of December 31, 2021, the Company was in compliance with all covenants related to the Ally FLOC.
Additionally, the Company is required to pay an availability fee each calendar quarter if the average outstanding balance for such quarter is less than 50% of the average total credit line for such quarter. The Company was required to pay an upfront commitment fee upon execution of the Ally FLOC.
US Bank Flooring Line of Credit
On October 11, 2018, the Company entered into a flooring line of credit facility (“FLOC”) with U.S. Bank National Association (“US Bank”), with the proceeds from such arrangement available to finance the purchase of vehicles. The FLOC initially allowed for a $30.0 million commitment of advances, whereby the Company may borrow, prepay, repay and reborrow the advances. Advances were able to be prepaid in part or in full at any time without charge, penalty or premium. The terms of the facility allowed the Company to request a one-time increase in the commitment by an amount equal to $20.0 million, provided that certain conditions in the facility agreement were met. The expiration date of the facility was initially September 30, 2019. Advances under the facility accrued interest at LIBOR plus 2.00%. The obligations under the facility were secured by substantially all of the Company’s inventory, both currently owned or acquired thereafter. Repayment of obligations under the facility were guaranteed by Lithia. Upon expiration of the facility, Lithia guaranteed the provision of the flooring line of credit through October 11, 2021 if the Company was unable to secure an extension of the flooring line of credit facility with US Bank. With the signing of the flooring line of credit with US Bank, the Company entered into the commercial agreement for Milestone 1 and the related warrants were issued. Refer to Note 10 - Related Party Transactions for further details regarding the guarantee of the flooring line of credit, the commercial agreement and the warrants.
The loan and security agreement contained a financial covenant that required the Company to maintain a total balance of unrestricted cash and the amount of principal available to be drawn (together, the “Borrower’s Liquidity”) equal to or exceeding four times the decrease, if any, of the cash and cash equivalents balance on the determination date compared with the balance three months prior (together calculated with the Borrower’s Liquidity, the “Liquidity Covenant”). The loan and security agreement set forth negative covenants that restricted indebtedness, liens, investments, sales of assets, fundamental changes, distributions and other matters.
Subsequent amendments extended the expiration date to October 11, 2021 and increased the amount available under the FLOC to $50.0 million. The amendments also required the Company to pay a fee of 0.40% per annum on unused availability under the FLOC, and reduced the Liquidity Covenant to one times the three-month cash burn amount.
The FLOC was subject to customary subjective acceleration clauses, effective upon a material adverse change in the Company’s business or financial condition, or a material impairment in the Company’s ability to repay the borrowing.
As of December 31, 2020, the Company had an outstanding balance under the facility of $14.0 million. The FLOC expired on October 11, 2021 and was repaid in full.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Delayed Draw Term Loan Agreement
Concurrent with the initial closing of the Series D Convertible Preferred Stock, the Company also entered into the Delayed Draw Term Loan Agreement (“DDTL”) with Lithia, whereby Lithia agreed to make up to two term loans (“Term Loan A” and “Term Loan B”) from November 29, 2019, to June 12, 2020 (extended by amendment to July 31, 2020), with a maximum principal amount of $12.5 million per term loan. Interest accrued on the outstanding principal amount of each Term Loan at a rate equal to LIBOR plus 0.50% The terms of the DDTL included various restrictive covenants, events of default, and security interests in the Company's assets.
In December 2019, the Company drew down on Term Loan A in the amount of $12.5 million. In July 2020, the Company drew down $12.5 million to fund Term Loan B. The DDTL, including both Term Loans A and B, was repaid in full in November 2020.
SBA PPP Loan
On April 22, 2020, the Company, through Shift Platform Inc. (then named Shift Technologies, Inc.), and its wholly owned subsidiary, Shift Operations LLC, obtained loans under the Paycheck Protection Program (the “PPP Loans”) with an outstanding principal amount of $6.1 million. The PPP Loans were made through Newtek Small Business Finance (the “Lender”), and the Company entered into two U.S. Small Business Administration Paycheck Protection Program Notes (the “Agreements”) with the Lender evidencing the PPP Loans. Interest accrued on the outstanding principal balances of the PPP Loans at a fixed rate of 1.00%, which was deferred for the first nine months of the term of the PPP Loans.
In conjunction with closing of the Merger in October 2020, the Company repaid the outstanding balance and accrued interest on the PPP Loans in full.
8. STOCKHOLDERS' EQUITY
Capped Call Transactions
On May 27, 2021, in connection with the issuance of the Notes (see Note 7 - Borrowings), the Company consummated privately negotiated capped call transactions (the “Capped Call Transactions”) with certain of the initial purchasers, their respective affiliates and other counterparties (the "Capped Call Counterparties"). The Capped Call Transactions initially cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of the Company’s Class A common shares underlying the Notes. The Capped Call Transactions are expected generally to reduce the potential dilution to holders of the Company’s Class A common stock upon conversion of the Notes and/or offset the potential cash payments that the Company could be required to make in excess of the principal amount of any converted Notes upon conversion thereof, with such reduction and/or offset subject to a cap. The Capped Call Transactions are settled from time to time upon the conversion of the Notes, with a final expiration date of May 15, 2026. The Capped Call Transactions are settled in the same proportion of cash and stock as the converted Notes. The proportion of cash and stock used to settle the Notes is at the discretion of the Company.
The cap price of the Capped Call Transactions was initially approximately $14.8725 per share, which represents a premium of approximately 125% above the last reported sale price per share of Class A common stock on NASDAQ on May 24, 2021, and is subject to certain adjustments under the terms of the Capped Call Transactions.
The Capped Call Transactions are separate transactions entered into by the Company with the Capped Call Counterparties, are not part of the terms of the Notes and will not change any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.
The Company used approximately $28.4 million of the net proceeds from the offering of the Notes to pay the cost of the Capped Call Transactions. The Capped Call Transactions do not meet the criteria for separate accounting as a derivative as they are indexed to the Company's stock. The premiums paid for the Capped Call Transactions have been included as a net reduction to additional paid-in capital on the consolidated balance sheets.
The settlement amount of the Capped Call Transactions at December 31, 2021 was zero. The settlement amount shall be greater than zero if the volume weighted average price ("VWAP") of the Company's Class A common stock is above $8.43 at any time over the 40 consecutive trading days immediately prior to settlement.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Warrant Exchange
On December 24, 2020, the Company announced the preliminary results of its offer to exchange (“Offer”) 0.25 shares of Class A common stock and $1.00 in cash, without interest, for each of the 7,532,500 outstanding publicly traded warrants to purchase the Class A common stock of the Company, formerly known as Insurance Acquisition Corp. (“IAC”), in connection with the initial public offering of IAC’s securities on March 22, 2019, which entitle such warrant holders to purchase one share of Class A common stock at an exercise price of $11.50, subject to adjustments (the “Public Warrants”), upon the terms and subject to the conditions set forth in the Company’s Tender Offer Statement on Schedule TO originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 5, 2020, as amended. The Offer to exchange expired on December 23, 2020. On December 28, 2020, the Company issued an aggregate of 1,744,088 shares of Class A common stock and $7.0 million in cash in exchange for the Public Warrants validly tendered and accepted for exchange in accordance with the Offer.
Pursuant to the terms of the Offer, on December 28, 2020, the Company issued an aggregate of 53,125 shares of Class A common stock and $0.2 million in cash to the holders of 212,500 privately placed warrants, at the same exchange ratio offered to the Public Warrant holders in the Offer (the "Private Exchange").
In connection with the Offer and the Private Exchange, the Company issued an aggregate of 1,797,213 shares of Class A common stock, representing approximately 2.1% of the shares of Class A Common Stock outstanding after such issuances. The Company subsequently issued 125,160 additional shares of Class A common stock and distributed $0.5 million in cash on January 14, 2021 in exchange for all remaining Public Warrants that were outstanding at December 31, 2020. There were no warrants outstanding at December 31, 2021.
9. STOCK-BASED COMPENSATION PLANS
The Company’s 2014 Stock Option Plan (the “2014 Plan”) provided for the grant of restricted stock awards and incentive and non-qualified options and to purchase common stock to officers, employees, directors, and consultants. Options granted to employees and non-employees generally vest ratably over four to five years, with a maximum contractual term of 10 years. Outstanding awards under the 2014 Plan continue to be subject to the terms and conditions of the 2014 Plan. The number of shares authorized for issuance under the 2014 Plan was reduced to the number of shares subject to awards outstanding under the 2014 Plan immediately after the Merger. As a result, no further awards will be made under the 2014 Plan. Shares reserved for awards that are subsequently expired or forfeited will no longer be returned to the pool of shares authorized for issuance under the 2014 Plan.
Each Legacy Shift option from the 2014 Plan that was outstanding immediately prior to the Merger, whether vested or unvested, was converted into an option to purchase a number of shares of post-Merger common stock (each such option, a "Converted Option") equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy Shift common stock subject to such Legacy Shift option immediately prior to the Merger and (ii) the equity award exchange ratio. The per share exercise price for each share of post-Merger common stock issuable upon exercise of the Converted Option is equal to the exercise price per Legacy Shift share of each Legacy Shift option immediately before the Merger, with certain adjustments necessary to preserve ISO classification of awards for income tax purposes. The mechanism of conversion resulted in the fair value of each Converted Option award equaling the fair value of the corresponding Legacy Shift option award immediately prior to the consummation of the Merger. Except as specifically provided in the Merger Agreement, following the Merger, each Converted Option continues to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy Shift option immediately prior to the consummation of the Merger. All stock option activity was retroactively restated to reflect the Converted Options. No stock options were granted during the year ended December 31, 2021.
At the Company's special meeting of stockholders held on October 13, 2020, the stockholders approved the 2020 Omnibus Equity Compensation Plan (the "2020 Plan"). The 2020 Plan provides for the grant of incentive and non-qualified stock option, restricted stock units ("RSUs"), restricted share awards, stock appreciation awards, and cash-based awards to employees, directors, and consultants of the Company. Awards under the 2020 Plan expire no more than 10 years from the date of grant. In addition, the shares authorized for the 2020 Plan may be increased on an annual basis via an evergreen refresh mechanism for a period of up to 10 years, beginning with the fiscal year that began January 1, 2021, in an amount equal up to 2% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year. The 2020 Plan became effective immediately upon the closing of the Merger.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of December 31, 2021, a total of 13,128,713 shares of common stock are reserved for issuance under the 2014 and 2020 Plans and 17,348 shares are available for future grants under the 2020 Plan. On January 1, 2022, 1,632,176 additional shares were authorized for issuance under the 2020 Plan’s evergreen refresh mechanism and added to the pool of shares available to be issued to settle future share-based compensation awards.
Activity related to employee and non-employee stock options issued under the 2014 Plan is set forth below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (000’s)
Outstanding as of December 31, 2020	2,354,836	$1.80	8.40	$15,230
Exercised	(363,011)	1.39
Forfeited	(315,387)	2.89
Cancelled (expired)	(78,645)	4.18
Outstanding as of December 31, 2021	1,597,793	$1.59	7.47	$3,574
Vested and expected to vest as of December 31, 2021	1,597,793	$1.59	7.47	$3,574
Exercisable as of December 31, 2021	1,597,793	$1.59	7.47	$3,574
The weighted-average grant date fair value of options granted during the year ended December 31, 2020 was $3.19. The total intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was $2.1 million and $4.8 million, respectively.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Activity related to employee and non-employee RSU awards issued under the 2020 Plan is set forth below:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (000’s)
Unvested as of December 31, 2020	—	$—	—	$—
Granted	12,148,033	6.53
Vested	(1,779,595)	8.26
Forfeited	(634,461)	7.69
Unvested as of December 31, 2021	9,733,977	$6.14	2.21	$33,193
Vested and unreleased	1,779,595
Outstanding as of December 31, 2021	11,513,572
The total vesting date fair value of RSUs vested was $14.2 million for year ended December 31, 2021. All RSUs that were vested and unreleased as of December 31, 2021 were released on February 24, 2022.
The RSUs granted during the year ended December 31, 2021 include 2,054,166 RSUs that vest if the closing price of the Company's common stock exceeds thresholds ranging from $23 to $28 during the grantee's vesting period. The grant date fair values of awards with market-based vesting conditions were determined using a Monte Carlo valuation model, which requires significant estimates including the expected volatility of our common stock. The weighted-average grant date fair value for these RSUs was $2.74.
Stock-Based Compensation Expense
For the years ended December 31, 2021 and 2020, the Company recorded stock-based compensation expense to selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss of $25.1 million and $2.6 million, respectively. In addition, the Company capitalized stock-based compensation costs for the year ended December 31, 2021 and 2020 of $0.8 million and $0.3 million, respectively, to capitalized website and internal use software costs, net.
As of December 31, 2021, there was $50.9 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 2.55 years.
Significant Assumptions in Estimating Option Fair Value
The Black-Scholes model for employee and non-employee stock options incorporates the following assumptions:
Fair Value of Common Stock — A public trading market for our common stock was established in connection with the completion of the Merger. As such, it is no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.
Prior to the Merger, the fair value of the common stock underlying the stock option awards was determined by the board of directors (“the Board”). Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying shares.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Volatility — The expected stock price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its common stock.
Risk-free Interest Rate — The risk-free interest rates are based on US Treasury yields in effect at the grant date for notes with comparable terms as the awards.
Expected Term — The expected term of options granted to employees and non-employees is based on the expected life of the stock options, giving consideration to the contractual terms and vesting schedules.
Dividend Yield — The expected dividend yield assumption is based on the Company’s current expectations about its anticipated dividend policy.
The range of assumptions used in the Black-Scholes model for stock options granted during the year ended December 31, 2020 are as follows:

Year ended December 31, 2020

Expected volatility	52.22% - 57.49%
Risk-free interest rate	0.28% - 0.62%
Expected term (years)	4.99 - 6.07
Dividend yield	0%
Common Stock Subject to Repurchase Related to Early Exercised Options
The Company typically allows employees to exercise options prior to vesting. Upon termination of an employee's service, the Company has the right to repurchase any non-vested but issued common shares at the original purchase price. Such an exercise is not substantive for accounting purposes. The consideration received for an exercise of an option is considered to be a deposit of the exercise price, and the related dollar amount is recorded as a liability. The liability is reclassified to additional paid-in capital as the award vests.
As of December 31, 2021 and December 31, 2020, the Company has recorded a liability of $0.2 million and $0.7 million relating to 59,639 and 199,528 options that were exercised but not vested, respectively.
10. RELATED PARTY TRANSACTIONS
Sales with Related Party
The Company operates a one-sided marketplace (“OSM”) program whereby the Company acquires cars primarily from consumers in Oxnard, California and sells them directly and solely to Lithia. The Company invoices Lithia based on the purchase price of the car plus an agreed upon margin. During the years ended December 31, 2021 and 2020, the Company recognized approximately $16.8 million and $5.4 million, respectively, of sales from the OSM agreement with Lithia.
Accounts Receivable from Related Party
As of December 31, 2021 and December 31, 2020, the Company had $2.1 million and $0.6 million in outstanding accounts receivable from Lithia, which is comprised of $2.0 million and $0.5 million, respectively, in vehicle sales and $0.1 million and $0.1 million, respectively, in commissions based on the number of loan contracts booked with US bank. The Company operates under Lithia’s master agreement with US Bank where the collections pass through Lithia.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Warrant and Commercial Agreements
In September 2018, the Company entered into a warrant agreement (the “Warrant Agreement”) and a commercial agreement for Milestone 1 with Lithia and granted Lithia a warrant to purchase 86,661,588 shares of Legacy Shift common stock at an exercise price of $0.01 per share (the “Warrant Shares”). The Warrant Shares were scheduled to vest and become exercisable in six separate tranches of 14,443,598 shares each. Vesting and exercisability was dependent upon the achievement of the Milestones, as defined below. While the Warrant Agreement establishes general vesting terms for each of the six Milestones, each of the six Milestones contains substantive service or performance requirements, and were non-binding as neither the Company nor Lithia were obligated to perform until the commercial agreement associated with each Milestone was executed.
Two tranches of 14,443,598 Warrant Shares were scheduled to vest and become immediately exercisable upon the achievement of each of Milestone 1 and Milestone 2. The remaining four tranches of 14,443,598 Warrant Shares were scheduled to vest and become exercisable on January 12, 2020 (the “Vesting Cliff Date”), provided that Milestone 3, Milestone 4, Milestone 5 and Milestone 6 were achieved prior to such date. If such Milestone had not been achieved by the Vesting Cliff Date, such 14,443,598 Warrant Shares would vest and become immediately exercisable upon the achievement of such Milestone. With respect to any unvested Warrant Shares that had not vested by June 12, 2020 (the “Vesting Termination Date”), the Warrant would automatically terminate. All Warrant Shares became vested prior to the Vesting Termination Date and were exercised prior to the Merger.
•Milestone 1 — the Company, with Lithia’s assistance, enters into acceptable credit facilities with access to asset-based used vehicle floorplan financing.
•Milestone 2 — the Company and Lithia enter into a data sharing commercial agreement whereby Lithia agrees to transfer certain historical transaction and inventory data to the Company.
•Milestone 3 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least one of its locations for the Company’s use as a storage/reconditioning/retail delivery center.
•Milestone 4 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least three of its locations for the Company’s use as a storage/reconditioning/retail delivery center.
•Milestone 5 — the Company and Lithia enter a commercial agreement whereby Lithia agrees to use commercially reasonable best efforts to help the Company secure and maintain access to finance and insurance products on par with a typical Lithia store.
•Milestone 6 — the Company and Lithia entering into a commercial agreement where Lithia will purchase mutually-agreed upon vehicles from the Company in a minimum of three existing Lithia markets.
2018 Milestones
The commercial agreement agreed to with Lithia in September 2018 was entered into concurrently with arrangements that provide for Lithia’s guarantee of the flooring line of credit for a three-year period and the provision by Lithia for the delayed draw facility, see Note 7 - Borrowings. The Company determined that there was significant value in the terms received related to both the guarantee and delayed draw facility, for which the Company transferred the warrants identified in Milestone 1 as compensation. Accordingly, upon entering into the arrangements, the Company measured the fair value of the guarantee received at $9.1 million and the fair value of the delayed draw facility at $5.7 million.
The fair value of the guarantee is treated as a deferred borrowing cost associated with the flooring line of credit and is included within deferred borrowing costs on the consolidated balance sheets and is being amortized over the three-year guarantee period, which resulted in $2.1 million and $3.0 million of interest expense for the years ended December 31, 2021 and 2020, respectively. The deferred loan commitment cost was amortized over the four-year loan commitment period and the remaining balance was written off when the DDTL was repaid on November 10, 2020. Amortization of the deferred loan commitment cost associated with the delayed draw facility resulted in total interest expense during the year ended December 31, 2020 of $4.0 million.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The warrants issued with Milestone 1 were determined to be liability classified, subject to remeasurement, and were recorded as a non-current liability on the consolidated balance sheets as of March 31, 2020. The warrants were exercised in connection with the Merger closing on October 13, 2020. The Company recognized a remeasurement loss of $9.5 million for the year ended December 31, 2020.
2019 Milestones
In connection with the negotiations related to Milestone 5, Lithia facilitated an agreement with Automotive Warranty Services (“AWS”) to sell and market AWS’s service plans, whereby the Company receives commission rates from AWS of comparable terms to those received by Lithia. In substance the Company paid Lithia, in the form of Warrant Shares, to make an upfront payment to Company’s customers on behalf of the Company as the Company achieved favorable pricing from AWS. The benefits of this agreement were guaranteed by Lithia for an initial term of five years commencing on the signing date of the agreement. Such arrangement was the first of a number of agreements to be entered into under the terms of Milestone 5, see further discussion below. The estimated fair value of the in substance upfront payment to AWS was $2.8 million with an offsetting entry recorded to additional paid-in capital, representing a capital transaction with a related party.
Milestone 5 was met in October 2019 and the Company recorded the warrants to additional paid-in capital based on a fair value of $4.3 million. Milestone 5 was achieved after a mutual signed agreement was entered into evidencing that Lithia provided commercially best efforts to help the Company secure and maintain access to four finance and insurance products on par with a typical Lithia store. The fair value of the in substance upfront payment, other than the $2.8 million for AWS discussed above, was $0.4 million and was recorded to other non-current assets on the consolidated balance sheets. The combined asset recorded of $3.2 million is subject to amortization over a five-year period expected period of benefit. During the years ended December 31, 2021 and 2020, the Company amortized $0.6 million and $0.6 million, respectively of the asset as a reduction to finance and insurance sales, which is recorded within other revenue, net on the consolidated statements of operations and comprehensive loss. As of December 31, 2021 and December 31, 2020, the remaining asset, net of amortization, was $1.2 million and $1.9 million, respectively.
Lease Agreements
On November 1, 2018 and July 10, 2019, pursuant to Milestone 3 and 4, the Company and Lithia, entered into license and services agreements that govern the Company’s access to and utilization of reconditioning, offices and parking spaces at the Concord and Portland facilities of Lithia, respectively. Both agreements expired on October 12, 2021. During the years ended December 31, 2021 and 2020, total costs related to these agreements were approximately $0.1 million and $0.1 million, respectively. The lease costs were expensed to selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss.
Flooring Line of Credit Guarantee
In February 2019, the Company entered into a guarantee agreement with Lithia. The interest rate is 1.50% per annum based on a daily outstanding flooring line of credit and is payable monthly to Lithia. For the years ended December 31, 2021 and 2020, the Company recorded $78 thousand and $0.2 million, respectively, of interest and $2.1 million and $3.0 million, respectively, of deferred borrowing cost amortization to interest and other expense, net on the consolidated statements of operations and comprehensive loss. The guarantee expired conterminously with the US Bank FLOC on October 11, 2021.
Delayed Draw Term Loan Agreement
The Company drew down $12.5 million on December 27, 2019, in accordance with the DDTL agreement. On July 2, 2020, an additional $12.5 million was drawn down. On November 10, 2020 the outstanding amount of $25.0 million was repaid. For the year ended December 31, 2020, the Company recorded $0.3 million of interest and $4.0 million of deferred borrowing cost amortization to interest and other expense, net on the consolidated statements of operations and comprehensive loss. See Note 7 - Borrowings for further discussion regarding the DDTL.
Accounts Payable Due to Related Party
As of December 31, 2021 and December 31, 2020 payables and accruals to Lithia consisted of other miscellaneous expenses of $0.2 million and $0.5 million, respectively.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Loan to Employees
On July 30, 2018 and April 4, 2019, the Company received partial recourse promissory notes for $0.2 million and $0.1 million, respectively, as loans to an employee. The notes bear interest of 2.87% and 2.59%, respectively, per year, compounded annually. The principal balance together with all accrued but unpaid interest shall be due and payable in full upon the earliest of the day before the ninth anniversary of the promissory note or earlier if the employee ceases to provide services to the Company subject to the terms of the promissory note. Concurrently, the Company entered into a stock pledge agreement whereby the employee granted security interest to the Company for all existing and new shares earned by the employee from the Company. The proceeds from loan the of $0.2 million were used to exercise the employee’s options and no cash was paid to the employee. The Company treated the loan as an off-balance sheet transaction. The proceeds from the loan of $0.1 million was partially paid to the employee and partially used to pay off taxes resulting from exercise of options in 2018.
On January 14, 2019, the Company received a promissory note in exchange for a $0.1 million loan to another employee. The note bears an interest of 2.72% per year, compounded annually. Each of these promissory notes was satisfied prior to the closing of the Merger via the issuance of bonuses to the employees.
11. COMMITMENTS AND CONTINGENCIES
Lease Agreements
The Company is a tenant under various operating leases with third parties, including leases of office facilities and vehicle inspection, reconditioning and storage locations. These lease agreements are under non-cancelable leases and expire at various dates, ranging from 2022 and extending through 2029.
The Company records rent expense on a straight-line basis over the term of the lease. Rent expense was $9.3 million and $5.6 million for the years ended December 31, 2021 and 2020, respectively. Future minimum lease payments under non-cancellable operating leases in effect as of December 31, 2021, were as follows (in thousands):

Year ended December 31,	Minimum Lease Commitments
2022	$8,294
2023	8,111
2024	5,041
2025	4,349
2026	4,191
Thereafter	7,937
Total minimum lease payments	$37,923
As of December 31, 2021, the total minimum lease payments presented above excludes approximately $45.1 million of minimum lease payments for leases executed but not yet commenced.
Litigation
The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Other than the matter discussed below, Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
On May 7, 2021, we were named in a lawsuit filed in the U.S. District Court for the Southern District of New York (Stifel, Nicolaus & Company, Inc. v. Shift Technologies, Inc. 21-cv-04135) by a former financial advisor, Stifel, Nicolaus & Company, Inc. (“Stifel”), claiming that we are required to pay the former financial advisor certain compensation as a result of the Merger. In addition, the complaint seeks punitive damages as a result of alleged unjust enrichment for the amount of the benefits allegedly conferred on Shift by Stifel. The Company believes it has meritorious defenses against the claim, and the probable incurred losses related to the claim are immaterial as of December 31, 2021. Based on such information as is available to us, the range of additional reasonably possible losses related to the claim does not exceed $4.0 million, excluding any punitive damages which the Company cannot currently estimate. The Company believes the claim is without merit and intends to defend itself vigorously. In that regard, on September 13, 2021, the Company moved to dismiss the complaint as a matter of law; however, there can be no assurances that the Company will be successful in its defense.
12. SEGMENT INFORMATION
The Company currently is organized into two reportable segments: Retail and Wholesale. The Retail segment represents retail sales of used vehicles through the Company’s ecommerce platform and fees earned on sales of value-added products associated with those vehicles sales such as vehicle service contracts, guaranteed asset protection waiver coverage, prepaid maintenance plans, and appearance protection plans. The Wholesale segment represents sales of used vehicles through wholesale auctions or directly to a wholesaler (“DTW”).
No operating segments have been aggregated to form the reportable segments. The Company determined its operating segments based on how the chief operating decision maker (“CODM”) or decision-making group, reviews the Company’s operating results in assessing performance and allocating resources. The CODM is the Company's Chief Executive Officer. The CODM reviews revenue and gross profit for each of the reportable segments. Gross profit is defined as revenue less cost of sales incurred by the segment. The CODM does not evaluate operating segments using asset information as these are managed on an enterprise wide group basis. Accordingly, the Company does not report segment asset information. During the years ended December 31, 2021 and 2020, the Company did not have sales to customers outside the United States. As of December 31, 2021 and 2020, the Company did not have any assets located outside of the United States.
Information about the Company’s reportable segments are as follows (in thousands):

	Year ended December 31, 2021
	Retail	Wholesale	Consolidated
Revenue from external customers	$561,020	$75,849	$636,869
Segment gross profit	47,896	892	48,788

	Year ended December 31, 2020
	Retail	Wholesale	Consolidated
Revenue from external customers	$164,427	$31,291	$195,718
Segment gross profit	10,513	1,668	12,181
The reconciliation between reportable segment gross profit to net loss and comprehensive loss attributable to common stockholders is as follows (in thousands):

	Years ended December 31,
	2021	2020
Segment gross profit	$48,788	$12,181
Selling, general and administrative expenses	(220,055)	(83,896)
Depreciation and amortization	(5,586)	(4,536)
Change in fair value of financial instruments	18,893	24,751
Interest and other expense, net	(8,082)	(7,646)
Net loss before income taxes	$(166,042)	$(59,146)

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
13. NET LOSS PER SHARE
The following table sets forth the computation of net loss and comprehensive loss per share attributable to common stockholders, basic and diluted:

	Years ended December 31,
(in thousands, except share and per share amounts)	2021	2020
Net loss and comprehensive loss attributable to common stockholders	$(166,268)	$(59,146)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	78,114,142	18,933,980
Net loss and comprehensive loss per share attributable to common stockholders, basic and diluted	$(2.13)	$(3.12)
The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive:

	As of December 31,
	2021	2020
Escrow Shares	3,000,109	6,000,218
Convertible Notes	17,798,340	—
Stock options	1,597,793	2,354,836
Restricted stock units	11,513,572	—
Contingently repurchasable early exercise shares	59,639	199,528
Warrants	—	124,253
Total	33,969,453	8,678,835
14. INCOME TAXES
Net loss before income taxes was $166.0 million and $59.1 million for the years ended December 31, 2021 and 2020, respectively. The Company had income tax expense of $0.2 million for the year ended December 31, 2021 and no income tax expense for the year ended December 31, 2020.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The following table presents a reconciliation of the statutory federal rate and our effective tax rate (in thousands):

	Years ended December 31,
	2021	2020
Provision for income taxes at federal statutory rates	$(34,869)	$(12,420)
State taxes, net of federal benefit	(9,618)	(9,401)
Permanent differences	1,406	(15,647)
Change in valuation allowance	42,278	37,578
Other	1,029	(110)
Total	$226	$—
Significant components of the Company’s deferred tax assets and liabilities for federal, state and foreign income taxes are as follows at December 31, 2021 and 2020, in thousands:

	Years ended December 31,
	2021	2020
Deferred tax assets:
Accruals, reserves, and other	$16,777	$5,689
Depreciation	804	981
Federal net operating loss carryover	91,632	68,025
State net operating loss carryover	29,420	22,737
Total gross deferred tax assets	138,633	97,432
Less: valuation allowance	(138,633)	(96,355)
Net deferred tax assets	—	1,077

Deferred tax liabilities:
Prepaid assets	—	(1,077)
Total gross deferred tax liabilities	—	(1,077)
Net deferred taxes	$—	$—
As of December 31, 2021, the Company had U.S. federal net operating loss carryforwards of approximately $436.3 million, which may be available to offset future federal income and expire at various years beginning with 2033. As of December 31, 2021, the Company also had state net operating loss carryforwards of approximately $436.2 million, which may be available to offset future state income tax and expire at various years beginning with 2033.
The Company has evaluated the positive and negative evidence bearing upon the deferred tax assets and whether they will be realized. Based on the Company’s history of operating losses, the Company has concluded that it is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of December 31, 2021 and 2020 of $138.6 million and $96.4 million, respectively.
The Company has not performed a Section 382 study to determine whether it had experienced a change in ownership and, if so, whether the tax attributes (net operating losses or credits) were impaired. Under Section 382 of the Internal Revenue Code of 1986, as amended, the Company’s ability to utilize net operating loss or other tax attributes, such as research tax credits, in any taxable year may be limited if the Company has experienced an “ownership change.” Generally, a Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in the stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock within a specified testing period. Similar rules may apply under state tax laws.
As of December 31, 2021 and 2020, the Company does not have any unrecognized tax benefits.

SHIFT TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2021 and 2020, the Company had not accrued interest or penalties related to uncertain tax positions and for the years ended December 31, 2021 and 2020 no amounts have been recognized in the Company’s statements of operations and comprehensive loss.
The Company is subject to taxation in the United States and other state jurisdictions. The material jurisdictions in which the Company is subject to potential examination include the United States, California, Oregon and Virginia. The tax years from fiscal year 2015 and onward remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which the Company is subject. The Company is not currently under examination by any taxing authority. The following table presents the Company’s NOLs by jurisdiction as of December 31, 2021 and 2020:

	December 31,
	2021	2020
Federal	$436,344	$323,927
California	397,270	309,517
Oregon	32,733	12,404
Virginia	3,301	7,949
Other	2,876	0
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2022. In addition, the CARES Act allows NOLs incurred in 2019, 2020, and 2021 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company has evaluated the impact of the CARES Act and determined that the NOL carryback provision of the CARES Act would not result in a material cash benefit since the company has had taxable losses since inception.

15. EMPLOYEE BENEFIT PLANS
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. The Company did not make any matching contributions for the years ended December 31, 2021 and 2020.

16. SUBSEQUENT EVENTS
On March 14, 2022, the Company entered into an asset purchase agreement with Fair Financial Corp. ("Fair") and certain of Fair’s affiliates and an affiliate of SoftBank Group Corp. ("SoftBank"), pursuant to which the Company agreed to acquire certain automotive dealer marketplace assets, subject to the terms and conditions of the purchase agreement. The consideration for the assets will consist of cash in the amount of $15.0 million and an amount of shares of the Company’s common stock equal to 2.5% of the issued and outstanding shares of the Company’s stock as of immediately prior to the closing of the transactions contemplated by the purchase agreement. The Company plans to finance the acquisition through the issuance of new debt financing that has already been committed, as described below.
In connection with the acquisition, the Company entered into a commitment letter with SoftBank pursuant to which SoftBank has committed to purchase in a private placement $20.0 million of senior unsecured notes (the “Notes”). The Notes will accrue interest payable quarterly in arrears at a rate of 6.00% per year. The Notes will mature three years from the date of issuance, unless earlier redeemed or repurchased by the Company.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES
None.
ITEM 9A. CONTROLS AND PROCEDURES
1. Disclosure Controls and Procedures

We maintain disclosure controls and procedures (Disclosure Controls) within the meaning of Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Disclosure Controls are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act, such as this Annual Report on Form 10-K, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. Our Disclosure Controls are also designed to ensure that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating our Disclosure Controls, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily applied its judgment in evaluating and implementing possible controls and procedures.

As of the end of the period covered by this Annual Report on Form 10-K, we evaluated the effectiveness of the design and operation of our Disclosure Controls, which was done under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer. Based on the evaluation of our Disclosure Controls, our Chief Executive Officer and Chief Financial Officer have concluded that, as of December 31, 2021, our Disclosure Controls were not effective due to material weaknesses in the Company's internal control over financial reporting as disclosed below. The certifications of our Chief Executive Officer and Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act have been filed as Exhibits 31.1 and 31.2 to this report.

2. Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a‑15(f) and 15d‑15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2021 using the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013). Based on that evaluation, management believes that our internal control over financial reporting was not effective as of December 31, 2021.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2020, during the preparation of our consolidated financial statements for the year ended December 31, 2020, we identified a material weakness in our internal control over financial reporting related to lack of a process to demonstrate commitment to attracting, developing, and retaining competent individuals in alignment with objectives. This material weakness impacted the effectiveness of our control environment, and our entity level controls. It resulted in the Company not maintaining a complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of US GAAP commensurate with its financial reporting requirements and the complexity of the Company’s operations and transactions. Remediation efforts undertaken by the Company in 2021 identified an additional material weakness related to insufficient selection and development of Information Technology General Controls (ITGCs) to support the achievement of objectives.

These material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that may not be detected.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements or prevent or detect all error and fraud. Any control system, no matter how well designed and operated, is based upon certain assumptions, and can provide only reasonable, not absolute, assurance that its objectives will be met. Further, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the Company have been detected. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

This Annual Report on Form 10-K does not include an attestation report of internal controls from our independent registered public accounting firm due to our status as an emerging growth company under the JOBS Act.

3. Plan to Remediate Material Weaknesses

The Company is devoting significant time, attention, and resources to remediating the above material weaknesses. Throughout the year ended December 31, 2021, the Company has executed or continues to execute the following steps intended to remediate the material weaknesses described above and strengthen our internal control:

•The Company hired experienced finance and accounting executives in the positions of Chief Financial Officer, Chief Accounting Officer, Director of SEC Reporting, and Director of Internal Audit.
•The Company has invested in increased headcount and training for the accounting function.
•In early 2021, the Company engaged external consultants to assist the Company in designing, implementing, and monitoring an appropriate system of internal control, including ITGCs.
•In 2021, the Company undertook several initiatives to strengthen our ITGC environment, including but not limited to:
•Implementing additional training to ensure a clear understanding of risk assessment, controls and monitoring activities related to automated processes and systems and ITGCs related to financial reporting.
•Implementing improved IT policies, procedures and control activities for key systems which impact our financial reporting.
•Increasing the amount of resources dedicated to monitoring ITGCs related to financial reporting, including addition of personnel with the appropriate level of knowledge, experience and training to ensure compliance with policies and procedures.

The material weaknesses will not be considered remediated, however, until the accounting executives hired in 2021 have been in their roles for a sufficient period of time, and we have concluded, through testing, that applicable controls are designed and operating effectively.

We plan to continue to devote significant time and attention to remediate the above material weaknesses as soon as reasonably practicable. As we continue to evaluate our controls, we will make the changes described above as well as any others needed to enhance our control environment and remediate the material weaknesses. We believe these actions will be sufficient to remediate the identified material weaknesses and strengthen our internal control over financial reporting; however, there can be no guarantee that such remediation will be sufficient. We will continue to evaluate the effectiveness of our controls and will make any further changes management determines appropriate.

4. Changes in Internal Control over Financial Reporting

Except for the changes in connection with our implementation of the remediation plan discussed above, there were no changes in our internal control over financial reporting that occurred during the quarter ended December 31, 2021, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. OTHER INFORMATION
None.
Item 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS
None.

Part III

Item 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE
The information required by this Item will be included in the Company's 2022 Proxy Statement to be filed with the SEC within 120 days after December 31, 2021.

Item 11. EXECUTIVE COMPENSATION
The information required by this Item will be included in the Company's 2022 Proxy Statement to be filed with the SEC within 120 days after December 31, 2021.

Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The information required by this Item will be included in the Company's 2022 Proxy Statement to be filed with the SEC within 120 days after December 31, 2021.

Item 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
The information required by this Item will be included in the Company's 2022 Proxy Statement to be filed with the SEC within 120 days after December 31, 2021.

Item 14. PRINCIPAL ACCOUNTING FEES AND SERVICES
The information required by this Item will be included in the Company's 2022 Proxy Statement to be filed with the SEC within 120 days after December 31, 2021.

Part IV

Item 15. EXHIBIT AND FINANCIAL STATEMENT SCHEDULES
(a) Documents filed as part of this report
(1) All financial statements
(2) Financial Statement Schedules
All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and accompanying notes included in this Form 10-K.
(3) Exhibits required by Item 601 of Regulation S-K

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated June 29, 2020, by and among Insurance Acquisition Corp., IAC Merger Sub, Inc., and Shift Technologies, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 29, 2020, File No. 001-38839).+
2.2	First Amendment to Agreement and Plan of Merger, dated August 19, 2020, by and among Insurance Acquisition Corp., IAC Merger Sub, Inc., and Shift Technologies, Inc. (incorporated by reference to Exhibit 2.2 to the Amendment No. 5 to Form S-4 filed on September 23, 2020, File No. 333-239896, which is included as Annex A).+
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on October 14, 2020).
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on October 14, 2020).
4.1	Stockholders Letter Agreement, dated October 13, 2020, by and among the Company and certain former stockholders of Shift identified on the signature pages thereto (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on October 14, 2020).
4.2	Sponsor Letter Agreement, dated October 13, 2020, by and among the Company, Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on October 14, 2020).
4.3	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (Incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K filed on March 18, 2021).
4.4	Indenture, dated as of May 27, 2021, among Shift Technologies, Inc., as issued, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on June 2, 2021).
10.1	Loan Commitment Agreement, dated March 19, 2019, by and between the Company and Insurance Acquisition Sponsor, LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on March 25, 2019).
10.2	Form of Promissory Note between the Company and Insurance Acquisition Sponsor, LLC (included in Exhibit 10.7) (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on March 25, 2019).
10.3	Promissory Note issued by the Company to Cohen & Company, LLC, dated May 21, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 21, 2020).
10.4	Voting Agreement dated as of July 1, 2020, by and among the Company, certain stockholders of the Company, Insurance Acquisition Sponsor, LLC, Dioptra Advisors, LLC, Shift Technologies, Inc. and the Shift Technologies, Inc. stockholders identified on the signature pages thereto (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed on July 17, 2020).
10.5	Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on October 14, 2020).*
10.6	Promissory Note issued by the Company to Cohen & Company, LLC, dated May 21, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 21, 2020).
10.7	Voting Agreement dated as of July 1, 2020, by and among the Company, certain stockholders of the Company, Insurance Acquisition Sponsor, LLC, Dioptra Advisors, LLC, Shift Technologies, Inc. and the Shift Technologies, Inc. stockholders identified on the signature pages thereto (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed on July 17, 2020).
10.8	Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on October 14, 2020).*
10.9	Offer Letter by and between Sean Foy and Shift Technologies, Inc., dated October 16, 2018, as amended by that certain Side Letter by and between Sean Foy and Shift Technologies, Inc., dated October 16, 2018 (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 filed on July 17, 2020).*
10.10	Offer Letter by and between Cindy Hanford and Shift Technologies, Inc., dated October 4, 2019 (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed on July 17, 2020).*
10.11	Offer Letter by and between Toby Russell and Shift Technologies, Inc., dated October 22, 2015 (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed on July 17, 2020).*
10.12	Amended and Restated Shift Technologies 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed on July 17, 2020).*
10.13	Employment Agreement, dated October 13, 2020, by and between the Company and George Arison (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed on October 14, 2020).*
10.14	Employment Agreement, dated October 13, 2020, by and between the Company and Tobias Russell (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed on October 14, 2020).*
10.15	Form of RSU Agreement (Tobias Russell) (incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed on October 14, 2020).*
10.16
One-Sided Marketplace Agreement (Fresno), dated July 1, 2019, by and among Lithia Motors, Inc., Shift Operations LLC, and Shift Technologies, Inc. (incorporated by reference to Exhibit 10.20 to Amendment No. 1 to the Registration Statement on Form S-4 filed on August 19, 2020).(1)

10.17	Form of RSU Agreement (George Arison) (incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed on October 14, 2020).*
10.18	Amended and Restated Delayed Draw Term Loan Agreement, dated October 18, 2019, by and among Shift Technologies, Inc., Shift Operations LLC, Shift Finance, LLC, and Lithia Motors, Inc. (incorporated by reference to Exhibit 10.22 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).
10.19	Loan and Security Agreement, dated October 11, 2018, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).
10.20	Amendment Number 1 to Loan and Security Agreement, dated February 14, 2019, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.24 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).
10.21	Amendment Number 2 to Loan and Security Agreement, dated September 24, 2019, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.25 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).
10.22	Amendment Number 3 to Loan and Security Agreement, dated November 29, 2019, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.26 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).
10.23	Amendment Number 4 to Loan and Security Agreement, dated April 17, 2020, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.27 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).
10.24	Form of RSU Agreement (Cindy Hanford) (incorporated by reference to Exhibit 10.28 to the Current Report on Form 8-K filed on October 14, 2020).*
10.25	Letter Agreement, dated October 7, 2020, by and between the Company and Sean Foy (incorporated by reference to Exhibit 10.29 to the Current Report on Form 8-K filed on October 14, 2020).*
10.26	Letter Agreement, dated October 7, 2020, by and between the Company and Tobias Russell (incorporated by reference to Exhibit 10.30 to the Current Report on Form 8-K filed on October 14, 2020).*
10.27	Employment Agreement, dated October 13, 2020, by and between the Company and Cindy Hanford (incorporated by reference to Exhibit 10.31 to the Current Report on Form 8-K filed on October 14, 2020).*
10.28	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 29, 2020).
10.29	Amended and Restated Registration Rights Agreement, dated October 13, 2020, by and among Insurance Acquisition Sponsor, LLC, Dioptra Advisors, LLC, Cantor Fitzgerald & Co. and certain initial stockholders of IAC identified on the signature pages thereto (incorporated by reference to Exhibit 10.33 to the Current Report on Form 8-K filed on October 14, 2020).
10.30	Form of Executive RSU Agreement under the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 3, 2021).*
10.31	Amendment Number 5 to Loan and Security Agreement, dated September 29, 2020, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.35 to the Annual Report on Form 10-K filed on March 19, 2021).
10.32	Amendment Number 6 to Loan and Security Agreement, dated December 21, 2020, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-K filed on March 19, 2021).
10.33	Employment Agreement, dated October 13, 2020, by and between the Company and Karan Gupta (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 14, 2021).*
10.34	Form of Executive RSU Agreement under the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 3, 2021).
10.35	Employment Agreement, dated as of March 15, 2021, between the Company and Oded Shein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 15, 2021).*
10.36	Amendment No. 1 to the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 6, 2021).
10.37	RSU Award Agreement dated as of April 5, 2021 by and between Shift Technologies, Inc. and George Arison (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed on May 14, 2021).*
10.38	RSU Award Agreement dated as of April 5, 2021 by and between Shift Technologies, Inc. and Toby Russell (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q filed on May 14, 2021).*
10.39	Amendment No. 1 dated as of April 5, 2021 to RSU Award Agreement dated as of February 2, 2021 by and between Shift Technologies, Inc. and George Arison (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on April 6, 2021).*
10.40	Amendment No. 1 dated as of April 5, 2021 to RSU Award Agreement dated as of February 2, 2021 by and between Shift Technologies, Inc. and Toby Russell (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on April 6, 2021).*
10.41	Registration Rights Agreement, dated as of May 27, 2021, by and among Shift Technologies, Inc. and the initial purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Current Report of Form 8-K filed on June 1, 2021)
10.42
Employment Agreement, dated as of September 27, 2021, by and among Shift Technologies, Inc. and Jeff Clementz (incorporated by reference to Exhibit 10.1 to the Current Report of Form 8-K filed on September 30, 2021) *

10.43	Transition and Separation Agreement, dated as of November 4, 2021, by and among Shift Technologies, Inc. and Toby Russell (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on November 12, 2021)*
10.44	Inventory Financing and Security Agreement, dated as of December 9, 2021, by and among Shift Technologies, Inc., Shift Operations LLC, Ally Bank and Ally Financial Inc. (filed herewith)[1]
10.45	Severance Plan, dated as of January 6, 2022, by and among Shift Technologies, Inc. and Key Management Employees (filed herewith)
10.46	Retention Bonus Agreement, dated as of January 10, 2022, by and among Shift Technologies, Inc. and Sean Foy (filed herewith)*
10.47	First Amendment to the Employment Agreement, dated as of January 27, 2022, by and among Shift Platform, Inc. and Oded Shein (filed herewith)*
10.48	First Amendment to the Employment Agreement, dated as of February 24, 2022, by and among Shift Technologies, Inc., Shift Platform, Inc. and George Arison (filed herewith)*
10.49	First Amendment to the Employment Agreement, dated as of February 24, 2022, by and among Shift Platform, Inc. and Jeff Clementz (filed herewith)*
10.50
Asset Purchase Agreement, dated as of March [14], 2022, by and among Shift Technologies, Inc., Fair Financial Corp., Fair IP, LLC, and, solely for purposes of Article IV, Article IX and Article X thereof, Cayman Project 2 Limited (Incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed on March 15, 2022).

10.51	Commitment Letter, dated March 14, 2022, by and between Shift Technologies, Inc. and SoftBank Group Corp (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on March 15, 2022).
14.1	Form of Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).
16.1	Letter from Grant Thornton LLP to the Securities and Exchange Commission dated November 16, 2020 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed on November 16, 2020).
21.1	Subsidiaries of the Registrant (filed herewith).
23.1	Consent of Deloitte & Touche LLP, independent public accounting firm of Shift (filed herewith).
31.1	Certification of Principal Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith)
31.2	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith)
32.1	Certification of Principal Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (filed herewith)
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
____________
(1)Portions of the exhibit have been omitted pursuant to Rule 406.
†The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.
*Indicates management contract or compensatory plan or arrangement.

Item 16. FORM 10-K SUMMARY
None.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHIFT TECHNOLOGIES, INC.
/s/ Oded Shein
Oded Shein
Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1934, as amended, this Annual Report on Form 10-K has been signed below by the following persons in the capacities and on the dates indicated.

/s/ George Arison	Chief Executive Officer and	March 16, 2022
George Arison	Chairman of the board of directors and Chief Executive Officer
/s/ Oded Shein	Chief Financial Officer	March 16, 2022
Oded Shein	(Principal Financial Officer and Principal Accounting Officer)
/s/ Toby Russell	Director	March 16, 2022
Toby Russell
/s/ Victoria McInnis	Director	March 16, 2022
Victoria McInnis
/s/ Kellyn Smith Kenny	Director	March 16, 2022
Kellyn Smith Kenny
/s/ Jason Krikorian	Director	March 16, 2022
Jason Krikorian
/s/ Emily Melton	Director	March 16, 2022
Emily Melton
/s/ Adam Nash	Director	March 16, 2022
Adam Nash
/s/ Manish Patel	Director	March 16, 2022
Manish Patel